SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential,For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ DefinitiveProxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

PEPCO HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Proxy Statement and

2002 Annual Report to Shareholders

Dear Fellow Shareholder,

We are pleased to provide you with the first annual report for Pepco Holdings, Inc. (PHI), which was created in connection with the August 1, 2002, merger of Pepco and Conectiv. With the successful completion of this merger, we took a big step toward our vision of becoming the premier energy delivery and services company in the mid-Atlantic region. The integration of our two predecessor companies into a cohesive whole is proceeding well and we believe provides a good foundation for PHI to continue offering an attractive investment, characterized by steady growth and dividends supported by stable earnings.

Results of Operations

PHI’s 2002 consolidated earnings were $210.5 million, or $1.61 per share, on operating revenue of $4.3 billion. If one were to exclude the impact of $17.5 million, or $.13 per share in expenses resulting primarily from severance costs, earnings per share would have been $1.74. These results reflect continued strong performances from our core regulated delivery business, supplemented by earnings from several profitable energy-related, competitive businesses.

For those of you who like to look at year-to-year comparisons, we regret that comparisons between 2001 and 2002 based on the numbers contained in this report will not be meaningful. That’s because purchase accounting rules require us to include Conectiv’s results for the last five months of 2002, but exclude them from 2001 results.

Our Strategy is Sound

Our business strategy has sometimes been called “Dare to be Dull.” That’s not a bad bumper-sticker description. In 2002, about 70 percent of our earnings were derived from regulated distribution utility operations—obviously our core business.

Our delivery business has sound fundamentals including low operating risk, favorable cash flow, energy supplies that have been secured for the duration of the transition to competition in the jurisdictions we serve, and a proven record of cost containment. These factors produce a stable and predictable earnings stream that solidly supports a reasonable dividend.

Letter to Shareholders	Cover Page

Notice of 2003 Annual Meeting and Proxy Statement	1

2002 Annual Report to Shareholders	B-1

• Management’s Discussion and Analysis	B-3

• Consolidated Financial Statements	B-37

Board of Directors and Officers	B-82

Investor Information	B-83

Complementing the core delivery business are several profitable, energy-related competitive businesses that we believe offer the potential for enhanced earnings growth with manageable risks.

Power Delivery Highlights

We are pleased to report that power delivery’s kilowatt-hour sales increased about 4 percent in 2002 compared with 2001, due to more favorable weather conditions and growth. Conectiv’s gas dekatherm sales increased about 1 percent. As we had anticipated, customer migration continued to affect Pepco’s earnings as the number of customers choosing alternative suppliers increased, with the loss of load leveling off at about 40 percent. We expect the impact on load to remain near this level for the foreseeable future.

To decrease restoration times and keep customers apprised of restoration progress, our power delivery organizations have installed state-of-the-art outage management systems. These systems were put to the test during periods of severe weather last year and performed successfully. Other reliability improvements within the Conectiv Power Delivery service territory performed well during the hotter than normal summer weather.

Both of our power delivery organizations continued to show improvement in their overall customer satisfaction scores in surveys conducted last year. Of particular note, Pepco tied for second place in the East Region in the J.D. Power and Associates 2002 Electric Utility Residential Customer Satisfaction Studysm.

Competitive Energy Highlights

Conectiv Energy performed well in 2002 despite industry turmoil and unfavorable market conditions. The business’s power plants, characterized by operating flexibility and low capital requirements, had their fifth consecutive year of profitable performance due in large part to a focused asset optimization strategy. While there are risks associated with the business, Conectiv Energy uses well-acknowledged, generally conservative means to protect and enhance the value of its assets, including selling the majority of its future generation up to three years in advance.

Conectiv Energy’s power plant expansion project at its Hay Road, Delaware, complex was completed on budget and ahead of schedule. At its Bethlehem, Pennsylvania, power complex, substantial progress is being made and three of eight turbines were brought online in December. Future power plant investments are being adjusted to reflect economic assessments of the merchant sector.

Pepco Energy Services achieved its second year of profitability, despite experiencing the effects of the economic slowdown and uncertainty about the short-term direction of economic activity. In 2002, Pepco Energy Services more than doubled its competitive retail electricity load and emerged as one of the largest competitive retail electricity providers in our region.

In October 2002, Pepco Energy Services began a renewable resources or “green” electricity marketing campaign for Pepco customers in the District of Columbia and in Maryland. At the end of the year, they had 9,518 customers who were buying electricity generated by some form of renewable product such as wind power. This represents about 22 percent of Pepco Energy Services’ mass-market electricity customer base and accounts for about 33 megawatts of customer load.

ii

Other Non-Regulated Activities

In 2002, Potomac Capital Investment Corp. (PCI) recorded the best net income performance in its 18-year operating history. PCI manages a portfolio of investment grade, energy-related assets and concluded the year with higher leasing revenue and substantial interest cost savings.

Experienced Management Team

PHI’s leadership is an experienced and diverse team with a proven record. We carefully managed the transition to customer choice, divested our generating plants at an optimum moment and accomplished the merger of Pepco and Conectiv.

Demonstrating integrity and responsibility in all that we do remains core to our value system. We believe our corporate governance practices reflect that commitment and in many ways they have been ahead of the curve. Our board is made up primarily of non-management directors, its key committees are made up entirely of non-management directors and non-management directors meet regularly without management directors present. Our directors do not have retirement pension plans and we have a mandatory retirement age for board members. Our strong internal accounting controls and conflicts of interest policies are closely monitored by a seasoned and independently-minded internal audit team.

In a survey conducted late last year, employees overwhelmingly rated PHI as an ethical workplace that is worthy of public trust. We also were pleased that the survey confirms that the workforce is proud of their company and is committed to the success of the organization.

Environmental stewardship continues to be among PHI’s highest corporate priorities and is integral to our corporate values. The company is dedicated to conducting its business with respect and care for the environment and, we believe, will achieve excellence through proactive environmental management.

Vote the Proxy

We encourage you to read Management’s Discussion and Analysis contained in the PHI Annual Report that is included as Annex B to this Annual Report for further details on Pepco Holdings’ financial results. In addition, we ask that you take the time to complete and return the proxy that is included with your proxy material. Or, as part of the enhanced shareholder services that we now offer, you may vote online at proxyvote.com or by phone by following the instructions on your proxy card.

We want to thank you for your confidence in Pepco Holdings, Inc. We look forward to a prosperous year as we progress toward our goal of being the premier energy delivery and services company in the mid-Atlantic region.

Sincerely,

John M. Derrick, Jr.	Dennis R. Wraase
Chairman and Chief	President and Chief
Executive Officer	Operating Officer

March 6, 2003

iii

701 Ninth Street, N.W.

Washington, D.C. 20068

Notice of Annual Meeting of Shareholders

March 6, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pepco Holdings, Inc. will be held at 10:00 a.m. on Friday, April 25, 2003, at the J. W. Marriott Hotel, Capitol Ballroom, 1331 Pennsylvania Avenue, N.W., Washington, D.C. for the following purposes:

1.	To elect four directors to serve for a term of three years;

2.	To consider and vote on a shareholder proposal to require the election of all directors annually, if the proposal is brought before the meeting;

3.	To transact such other business as may properly be brought before the meeting.

The holders of the Common Stock of the Company of record at the close of business on Monday, February 24, 2003, will be entitled to vote on each of the above matters.

By order of the Board of Directors,

ELLEN SHERIFF ROGERS

Vice President and Secretary

IMPORTANT

You are cordially invited to attend the meeting in person.

Even if you plan to be present, you are urged to vote your shares promptly. To vote your shares, use the Internet or call the toll-free telephone number as described in the instructions on your proxy card, or complete, sign, date and return your proxy card in the envelope provided.

If you attend the meeting, you may vote either in person or by proxy.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

TO VOTE YOUR SHARES, USE THE INTERNET

OR CALL THE TOLL-FREE TELEPHONE NUMBER

AS DESCRIBED IN THE INSTRUCTIONS ON YOUR PROXY CARD,

OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED.

THANK YOU FOR ACTING PROMPTLY.

PROXY STATEMENT

Annual Meeting of Shareholders

Pepco Holdings, Inc.

March 6, 2003

This Proxy Statement is being furnished by the Board of Directors of Pepco Holdings, Inc. (the “Company” or “Pepco Holdings”) in connection with its solicitation of proxies to vote on the matters to be submitted to a vote of shareholders at the 2003 Annual Meeting. The package of materials that is being first mailed to shareholders of record on or about March 11, 2003, consists of this Proxy Statement, including the Company’s 2002 Annual Report in Annex B, the Notice of Annual Meeting, and a proxy card.

The Company is a holding company formed in connection with the merger of Potomac Electric Power Company (“Pepco”) and Conectiv. As a result of the merger, which occurred on August 1, 2002, Pepco and Conectiv each have become wholly owned subsidiaries of the Company. The address of the Company’s principal executive offices is 701 Ninth Street, N.W., Washington, D.C. 20068.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m. on Friday, April 25, 2003, at the J. W. Marriott Hotel, Capitol Ballroom, 1331 Pennsylvania Avenue, N.W., Washington, D.C. Admission to the meeting will be limited to Company shareholders or their authorized proxies. Admission tickets are not required.

What matters will be voted on at the Annual Meeting?

1.	The election of four directors for three-year terms.

The Board recommends a vote FOR each of the four candidates nominated by the Board of Directors and identified in Item 1 in this Proxy Statement.

2.	A shareholder proposal set forth in Item 2 in this Proxy Statement to require the election of all directors annually, if the proposal is introduced at the meeting by the shareholder proponent.

The Board recommends a vote AGAINST this proposal.

How do I vote?

If you own your shares in your own name, you can either attend the Annual Meeting and vote in person or you can vote by proxy without attending the meeting. You can vote by proxy in any of three ways:

•	Via Internet: Go to www.proxyvote.com and follow the instructions. You will need to enter the 12-digit Control Number printed on your proxy card. At this Web site, you also can elect to access future proxy statements and annual reports via the Internet.

•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the 12-digit Control Number printed on your proxy card.

•	In Writing: Complete, sign, date and return the enclosed proxy card in the postage-paid envelope that has been provided.

The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. Eastern time on April 24, 2003. Your signed proxy card or the proxy you grant via the Internet or by telephone will be voted in accordance with your instructions. If you return your signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish to vote, your shares will be voted FOR the election of each of the Board of Director’s director nominees and AGAINST the shareholder proposal.

If you hold shares through a brokerage firm, bank or other financial intermediary, you will receive directions on how to direct the voting of your shares from that intermediary, which may include voting instructions given via the Internet or by telephone.

Who is eligible to vote?

All shareholders of record at the close of business on February 24, 2003 (the “record date”) are entitled to vote at the Annual Meeting. As of the close of business on the record date 170,068,931 shares of Pepco Holdings common stock, par value $.01 per share (the “Common Stock”), were outstanding. Each shareholder on the record date is entitled to one vote for each share owned by such shareholder on each matter submitted to the vote of shareholders at the Annual Meeting.

What is the quorum requirement?

In order to hold the Annual Meeting, the holders of a majority of the outstanding shares of Common Stock must be present at the meeting either in person or by proxy.

What shares are included on the enclosed proxy card?

The number of shares printed on the enclosed proxy card indicates the number of shares of Common Stock that, as of the record date, you held of record, plus any shares held for your account under the Pepco Holdings Dividend Reinvestment Plan. The proxy cards of employees and former employees of Conectiv or its subsidiaries who participate in the Conectiv Savings and Investment Plan, the Conectiv PAYSOP/ESOP or the Atlantic Electric 401(k) Savings and Investment Plan-B also may include shares of Common Stock held through the respective plans. See “How is stock in the 401(k) plan for employees voted?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card (other than because you are a participant in one of Pepco’s 401(k) savings plans and receive a separate voting instruction card), it is because your shares are registered in different names or with different addresses. You must sign, date and return each proxy card that you receive (or enter voting instructions for the shares represented by each proxy card via the Internet or by telephone) in order for all of your shares to be voted at the Annual Meeting. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address.

How is stock in the 401(k) plan for employees voted?

If you are a current or former employee who is a participant in one of the Pepco 401(k) savings plans, you will receive with your proxy material a separate voting instruction card showing the number of shares of Common Stock held for your account under the plan as of the record date. To instruct the plan trustee on how to vote these shares, you must complete, date, sign and return the voting instruction card, along with your proxy card for any other shares that you hold of record or held for your account under the Pepco Holdings Dividend Reinvestment Plan. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares in proportion to the voting instructions given by all of the other participants in the Pepco plans.

If you are a current or former employee who is a participant in the Conectiv Savings and Investment Plan, the Conectiv PAYSOP/ESOP or the Atlantic Electric 401(k) Savings and Investment Plan-B, the enclosed proxy card also will indicate the number of shares of Common Stock held for your account under the respective plans as of the record date. By completing, dating, signing and returning this proxy card, you will be providing the plan trustee with instructions on how to vote the shares held for your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares in proportion to the voting instructions given by the other participants in the respective plan.

Can I change my vote after I have returned my proxy card or have voted via the Internet or by telephone?

You may revoke your proxy, regardless of the manner in which it was submitted, by:

•	sending a written statement to that effect to the Secretary of the Company before your proxy is voted;
•	submitting a properly signed proxy dated a later date;
•	submitting a later dated proxy via the Internet or by telephone; or
•	voting in person at the Annual Meeting.

How can I obtain more information about the Company?

The Company’s 2002 Annual Report to Shareholders is included as Annex B after page A-2 of this Proxy Statement. You may also visit the Company’s website at www.pepcoholdings.com.

1.     ELECTION OF DIRECTORS

Twelve directors currently constitute the entire Board of Directors of the Company. The Board of Directors is divided into three classes, each consisting of four directors. Directors of each class are elected to serve three- year terms. At the Annual Meeting, four directors are to be elected, each to hold office for a three-year term that expires at the 2006 Annual Meeting, and until his or her successor is elected and qualified.

The Board of Directors recommends a vote FOR each of the four nominees listed on the following page.

What vote is required to elect the directors?

Directors are elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of votes will be elected as directors.

What happens if a nominee is unable to serve as a director?

Each nominee identified in this Proxy Statement has confirmed that he or she is willing and able to serve as a director. However, should any of the nominees, prior to the Annual Meeting, become unavailable to serve as a director for any reason, the Board of Directors either may reduce the number of directors to be elected or select another nominee. If another nominee is selected, all proxies will be voted for that nominee.

NOMINEES FOR ELECTION AS DIRECTORS

For Terms Expiring in 2006

Terence C. Golden, age 58, is Chairman of Bailey Capital Corporation in Washington, D.C. Bailey Capital Corporation is a private investment company. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and a director of Host Marriott Corporation. He continues to serve as a director of Host Marriott Corporation. Mr. Golden was a director of Potomac Electric Power Company (“Pepco”) from 1998 until August 1, 2002. He has been a director of the Company since August 1, 2002. He is also a director of American Classic Voyages, Inc., Cousins Properties, Inc. and the Morris & Gwendolyn Cafritz Foundation.

George F. MacCormack, age 59, has been Group Vice President, DuPont, Wilmington, Delaware, since 1999. He was previously Vice President and General Manager (1998), White Pigments & Mineral Products Strategic Business Unit and Vice President and General Manager (1995), Specialty Chemicals Strategic Business Unit for DuPont. Mr. MacCormack was a director of Conectiv from 2000 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Floretta D. McKenzie, age 67, is the Founder and Chairwoman of The McKenzie Group, Inc., a District of Columbia based educational consulting firm. Until 2001, Dr. McKenzie was also Chief Executive Officer of The McKenzie Group, Inc. Dr. McKenzie was a director of Pepco from 1988 until August 1, 2002. She has been a director of the Company since August 1, 2002. Dr. McKenzie is a director of Marriott International, Inc.

Lawrence C. Nussdorf, age 56, since 1998 has been President and Chief Operating Officer of Clark Enterprises, Inc., a privately held investment and holding company based in Bethesda, Maryland, whose interests include The Clark Construction Group, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. Mr. Nussdorf was a director of Pepco from 2001 until August 1, 2002. He has been a director of the Company since August 1, 2002.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 2004

John M. Derrick, Jr., age 62, has been Chairman of the Board and Chief Executive Officer of the Company since August 1, 2002. Since May 1999, he has been Chairman of the Board of Pepco and from October 1997 until August 1, 2002 he was Chief Executive Officer of Pepco. He is also Chairman of the Board and Chief Executive Officer of Conectiv. Mr. Derrick has been a director of Pepco since 1994 and Conectiv since August 1, 2002. Mr. Derrick is also a director of Washington Real Estate Investment Trust.

Richard B. McGlynn, age 64, is an attorney. From 1995-2000, he was Vice President and General Counsel of United Water Resources, Inc., Harrington Park, New Jersey and from 1992-1995, he was a partner in the law firm LeBoeuf, Lamb, Leiby & MacRae. Mr. McGlynn was a director of Conectiv from 1998 until August 1, 2002. He was a director of Atlantic Energy, Inc. from 1986 to 1998. He has been a director of the Company since August 1, 2002.

Judith A. McHale, age 56, since 1995 has been President and Chief Operating Officer of Discovery Communications, Inc. (DCI), parent company of cable television’s Discovery Channel, which is based in Silver Spring, Maryland. Ms. McHale was a director of Pepco from 1998 until August 1, 2002. She has been a director of the Company since August 1, 2002. She is a director of Host Marriott Corporation, John Hancock Financial Services, Inc. and Polo Ralph Lauren Corporation.

Peter F. O’Malley, age 63, since 1989, has been of counsel to O’Malley, Miles, Nylen & Gilmore, P.A., a law firm headquartered in Calverton, Maryland. Mr. O’Malley currently serves as the President of Aberdeen Creek Corp., a privately held company engaged in investment, business consulting and development activities. He was a director of Pepco from 1982 until August 1, 2002. He has been a director of the Company since August 1, 2002. Mr. O’Malley is a director of FTI Consulting, Legg Mason, Inc. and Legg Mason Trust Co.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 2005

Edmund B. Cronin, Jr., age 65, since 2000 has been Chairman of the Board, and since 1995 has been President and Chief Executive Officer of Washington Real Estate Investment Trust, based in Rockville, Maryland, which owns income-producing real estate in the mid-Atlantic region. Mr. Cronin was a director of Pepco from 1998 until August 1, 2002. He has been a director of the Company since August 1, 2002.

Pauline A. Schneider, age 59, joined the Washington office of the law firm of Hunton & Williams in 1985 and has been a partner there since 1987. From October 2000 to October 2002, Ms. Schneider served as Chair of the Board of MedStar Health, Inc., a community-based healthcare organization that includes seven major hospitals in the Washington, D.C./Baltimore area. Also, between 1998 and 2002, she chaired the Board of The Access Group, Inc., a not for profit student loan provider headquartered in Wilmington, Delaware. She continues her service on both boards. Ms. Schneider was a director of Pepco from 2001 until August 1, 2002. She has been a director of the Company since August 1, 2002.

Dennis R. Wraase, age 58, is President and Chief Operating Officer of the Company. He is also Chief Executive Officer of Pepco and was President and Chief Operating Officer of Pepco from January 2001 through August 1, 2002. He was President and Chief Financial Officer of Pepco from May 2000 until January 2001. From 1999 to 2000, he was Executive Vice President and Chief Financial Officer, and from 1996 until 1999, he was Senior Vice President and Chief Financial Officer of Pepco. Mr. Wraase has been a director of Pepco since 1998 and Conectiv since August 1, 2002. He has been a director of the Company since 2001.

A. Thomas Young, age 64, is retired Executive Vice President of Lockheed Martin Corporation. From 1990 until 1995, he was President and Chief Operating Officer of Martin Marietta Corporation. Mr. Young was a director of Pepco from 1995 until August 1, 2002. He has been a director of the Company since August 1, 2002. He is a director of Goodrich Corporation and Science Applications International Corporation.

What are the Committees of the Board? How often did the Board and each Committee of the Board meet in 2002?

Each member of the current Board of Directors was elected on August 1, 2002, coinciding with the merger of Pepco and Conectiv. From the date of the merger through the end of 2002, the Board of Directors held three meetings. The Board has four standing committees.

The Audit Committee held one meeting in 2002. The Audit Committee represents and assists the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and its independent public accountant with respect to the accounting and control functions and financial statement presentation. A more detailed description of the Audit Committee’s duties and responsibilities is set forth in the Audit Committee Report on page 24 of the Proxy Statement and in the Audit Committee Charter included as Annex A to this Proxy Statement. Committee members are Directors Cronin (Chairman), Golden, MacCormack, McGlynn, Nussdorf and Schneider. No member of the Audit Committee is an employee of the Company or any of its subsidiaries.

The Corporate Governance Committee held two meetings in 2002. The Committee’s duties and responsibilities include making recommendations to the Board regarding the governance of the Company and the Board, helping to ensure that the Company is properly managed to protect and enhance shareholder value and to meet the Company’s obligations to shareholders, customers, the industry and under the law. The Committee is responsible for making recommendations to the Board regarding Board structure, practices and policies, including Board committee chairmanships and assignments and the compensation of Board members, assessing Board performance and effectiveness, and ensuring that processes are in place with regard to corporate strategy, management development and management succession, business plans and corporate and government affairs. The Committee evaluates annually the performance of the Company’s Chairman and its Chief Executive Officer and reports its appraisal to the Board. The Committee also is responsible for ensuring that the technology and systems used by the Company are adequate to properly run the business and for it to remain competitive. The Committee reviews and recommends to the Board candidates for nomination for election as directors. Committee members are Directors Cronin, MacCormack, McHale, McKenzie, O’Malley (Chairman), Schneider and Young. No member of the Corporate Governance Committee is an employee of the Company or any of its subsidiaries.

The Executive Committee held three meetings in 2002. The Committee has, and may exercise when the Board is not in session, all the powers of the Board in the management of the property, business and affairs of the Company, except as otherwise provided by law. The Committee does not hold regularly scheduled meetings. Committee members are Directors Derrick, McKenzie (Chairman), McGlynn and Wraase.

The Human Resources Committee held two meetings in 2002. The Committee exercises the powers of the Board with respect to the Company’s annual salary administration program for all exempt employees. The Committee makes specific salary recommendations to the Board for the five most highly compensated officers and the heads of the major subsidiaries. The Committee approves the salaries of the Vice Presidents of the Company and administers the Company’s Executive incentive compensation programs and establishes the structure of compensation and amounts of awards under the Long-Term Incentive Plan. The Committee also makes recommendations to the Board concerning the Company’s retirement and other benefit plans and oversees corporate workforce diversity issues. Committee members are Directors Golden, McGlynn, McHale, McKenzie, Nussdorf, O’Malley and Young (Chairman). No member of the Human Resources Committee is an employee of the Company or any of its subsidiaries.

In 2002, each director attended more than 75% of the aggregate number of meetings held by the Board and each Committee of which he or she was a member.

What are the directors paid for their services?

Each of the Company’s directors who is not an employee of the Company or any of its subsidiaries is paid an annual retainer of $30,000, plus a fee of $1,250 for each Board and Committee meeting attended. Each director who chairs a Board committee is paid an additional retainer of $3,500.

Under the Company’s Stock Compensation Plan for Directors, one-half of the $30,000 annual retainer is paid, at the election of the director, either (i) in shares of Common Stock or (ii) in Common Stock equivalents under the Company’s Deferred Compensation Plan. Common Stock equivalents correspond in value to the market price of the Common Stock, but have no voting rights. When a dividend is paid on the Common Stock, the Common Stock equivalent balance is credited with additional Common Stock equivalents based on the number of shares that could be purchased with the cash amount of the dividend at the then current market price. The balance of the annual retainer and meeting fees is paid to the director in cash or, at the election of the director, can be deferred through voluntary participation in the Deferred Compensation Plan. A director can elect to have these optional deferrals credited to the director’s account either in the form of Common Stock equivalents or an account that earns additional credits equal to the prevailing prime interest rate, the return on a specified group of funds or a combination of both. Balances under the Deferred Compensation Plan, including Common Stock equivalent balances, are paid out in cash, in either a lump sum or installments, commencing at a time selected by the director.

Under the Company’s Long-Term Incentive Plan, each non-employee director is entitled to a grant, on May 1 of each year, of an option to purchase 1,000 shares of Common Stock. The Board of Directors has determined that these grants will not be made.

The Company also provides directors with travel accident insurance for Company-related travel and directors’ and officers’ liability insurance coverage and reimburses directors for travel, hotel and other out-of-pocket expenses incurred in connection with their performance of their duties as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2003, for each director, the five executive officers named in the Summary Compensation Table on page 13 and all directors and executive officers as a group (i) the number of shares of Common Stock beneficially owned, (ii) the number of shares of Common Stock that could be purchased through the exercise of stock options then-currently exercisable or that are scheduled to become exercisable within 60 days thereafter, and (iii) the total beneficial ownership. The Common Stock is the Company’s only class of equity securities. Each of the individuals listed, and all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of Common Stock. The following table also sets forth, as of February 12, 2003, the number and percentage of shares of Common Stock owned by all persons known by the Company to own beneficially 5% or more of the Common Stock.

Name of Beneficial Owner	Shares of Common Stock Owned(1)	Common Stock Acquirable Within 60 Days	Total Beneficial Ownership(2)
Edmund B. Cronin, Jr.	1,227	3,500	4,727
John M. Derrick, Jr. (3)	91,432	288,235	379,667
Terence C. Golden	1,942	2,500	4,442
George F. MacCormack	1,282	0	1,282
Richard B. McGlynn	5,745	0	5,745
Judith A. McHale	8,482	2,500	10,982
Floretta D. McKenzie	4,093	3,500	7,593
Lawrence C. Nussdorf	1,000	750	1,750
Peter F. O’Malley	1,828	3,500	5,328
Pauline A. Schneider	2,248	750	2,998
Thomas S. Shaw	92,136	0	92,136
William T. Torgerson	29,858	69,093	98,951
Andrew W. Williams	32,571	44,159	76,730
Dennis R. Wraase	45,532	93,843	139,375
A. Thomas Young	1,000	3,500	4,500
All Directors and Executive Officers as a Group (23 Individuals)	411,262	626,407	1,037,669

Name and Address of Beneficial Owner	Shares of Common Stock Owned(4)	Percent of Common Stock Outstanding
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	13,723,286	8.1%

(1)	Includes shares held under the Company’s Dividend Reinvestment Plan and Employee Savings Plans. Also includes shares awarded under the Company’s Long-Term Incentive Plan that will vest over time if the executive officer has the right to vote the shares. Unless otherwise noted, each beneficial holder has sole voting power.
(2)	Consists of the sum of the two preceding columns.
(3)	Includes 36,815 shares owned by Mr. Derrick’s spouse. Mr. Derrick disclaims beneficial ownership of these shares. Also includes 5,664 shares held in a trust of which Mr. Derrick is Trustee for the benefit of an adult child and 888 shares held in a trust of which Mr. Derrick is Trustee for the benefit of a minor grandchild.
(4)

According to a Schedule 13G, dated February 12, 2003, filed with the Securities and Exchange Commission, jointly by Franklin Resources, Inc. and Charles B. Johnson and Rupert H. Johnson, Jr., each a principal shareholder of Franklin Resources, Inc., the Common Stock is beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect advisory subsidiaries of Franklin Resources, Inc. Sole power to vote or to direct the voting of the Common

Stock and to dispose or to direct the disposition of the Common Stock is as follows: Templeton Global Advisors Limited: 7,039,440; Franklin Advisers, Inc.: 6,673,700; Templeton/Franklin Investment Services, Inc.: 6,890; and Fiduciary Trust Company International: 3,256.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of a public company and any beneficial owners of more than 10% of any class of the Company’s equity securities to file with the Securities and Exchange Commission reports of holdings in the Company’s equity securities. The rules of the SEC require the Company to disclose any late filing of these reports and any known failure to file these reports. To the best of the Company’s knowledge, all of the filings required to be made by the Company’s directors and executive officers were made on a timely basis in 2002. To the Company’s knowledge, there are no 10% beneficial owners of Common Stock.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for each of the last three fiscal years ended December 31, for the Chief Executive Officer and the four other most highly compensated executive officers of the Company determined on the basis of aggregate salary and bonus (collectively, the “Named Executive Officers”). The information presented in the table for the period August 1, 2002 to December 31, 2002, reflects compensation paid by the Company or its subsidiaries, and for periods prior to August 1, 2002 reflects compensation paid by Pepco, in the cases of Messrs. Derrick, Wraase, Torgerson and Williams, and by Conectiv or its subsidiaries, in the case of Mr. Shaw.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Incentive Plan Awards			All Other Compen- sation(10)
Name and Principal Position	Year	Salary	Bonus(5)	Other Annual Compen- sation(6)	Restricted Stock(7)	Options(8)	Incentive Plan Payouts(9)
John M. Derrick, Jr. Chairman and Chief Executive Officer	2002 2001 2000	$727,000 640,000 541,667	$493,997 204,329 255,171	$31,509 26,701 22,630	$545,752 0 0	119,900 119,900 119,900	$90,513 635,097 137,165	$33,824 61,480 57,528

Dennis R. Wraase President and Chief Operating Officer	2002 2001 2000	$455,333 423,333 366,667	$257,833 135.156 172,731	$7,063 6,142 5,341	$205,915 0 0	48,000 48,000 48,000	$58,946 283,186 95,924	$22,673 38,688 36,390

Thomas S. Shaw Executive Vice President	2002 2001 2000	$442,000 425,000 354,700	$226,083 142,375 122,500	$0 0 0	$1,760,916 245,000 150,000	68,333 68,800 51,900	$0 0 0	$1,043,422 60,935 10,606

William T. Torgerson Executive Vice President and General Counsel	2002 2001 2000	$349,000 336,667 298,667	$158,097 107,486 140,697	$5,932 5,158 4,485	$141,382 0 0	39,000 30,000 30,000	$57,394 220,938 93,527	$18,488 31,508 30,014

Andrew W. Williams Senior Vice President and Chief Financial Officer	2002 2001 2000	$292,000 266,667 237,333	$132,276 85,137 91,202	$0 0 0	$121,193 0 0	30,000 30,000 10,300	$31,800 80,666 50,285	$13,206 24,490 23,598

(5)	Bonus. For Mr. Shaw, amounts shown for 2001 and 2000 do not include the portion of the bonus deferred and reported in the restricted stock column for those years, see footnote 7 below.
(6)	Other Annual Compensation. Amounts in this column for each year represent above-market earnings earned by the executive on deferred compensation under the Pepco Deferred Compensation Plan assuming retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of Pepco. In the event of a change in control and termination of the participant’s employment, a lump sum payment will be made equal to the net present value of the expected payments at age 65 discounted using the Pension Benefit Guaranty Corporation immediate payment interest rate plus one-half of one percent. Payments to the executives are funded by Pepco-owned life insurance policies held in trust. Pepco has purchased such policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to Pepco under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Pepco funds.
(7)

Restricted Stock.    Amounts in this column for 2002 represent the dollar value on the grant date of restricted shares of Common Stock awarded to each of Messrs. Derrick, Wraase, Torgerson and Williams under the Merger Success Integration Program implemented under the Company’s Long-Term Incentive Plan. The dollar value is calculated by multiplying the number of restricted shares by the market price of the Common

Stock on the grant date. These restricted shares vest over a three-year period as follows: 20% on August 1, 2003, 30% on August 1, 2004, and the remaining 50% on August 1, 2005. In calculating the dollar value, the market price of the Common Stock has not been adjusted to reflect that the shares are restricted. Dividends are paid on the restricted shares. Dollar amounts shown are for executives who received restricted shares of Common Stock in the years indicated.

For Mr. Shaw, amounts in this column for 2002 represent the dollar value on the grant date of restricted shares of Common Stock awarded under the Merger Success Integration Program as well as 65,000 restricted shares of Conectiv common stock granted to him under the Conectiv Long-Term Incentive Plan. The 65,000 shares were converted in connection with the merger into 83,333 shares of restricted Common Stock issued under the Company’s Long-Term Incentive Plan. These shares vest over a three-year period: 23% on January 1, 2004, 23% on January 1, 2005, and the remaining 54% on January 1, 2006. The market value of these 83,333 non-vested restricted shares of Common Stock at December 31, 2002 was $1,615,827. Under the Conectiv Executive Incentive Plan, Mr. Shaw was required to defer for at least three years receipt of 20% of his bonus in 2001 and 2000 in the form of restricted stock units purchased under Conectiv’s Management Stock Purchase Program at a 20% discount to the then-current market price of the Conectiv common stock. For Mr. Shaw, the amounts shown for 2001 and 2000 reflect the dollar value of these restricted stock units calculated by multiplying the number of restricted stock units purchased by the market price of the Conectiv common stock on the purchase date. These restricted stock units vested as of the date of the merger and were canceled in exchange for cash.

The number and aggregate market value of all restricted shares of Common Stock held by each of the Named Executive Officers at December 31, 2002 were: 27,654 with a market value of $536,211 for Mr. Derrick, 10,434 shares with a market value of $202,315 for Mr. Wraase, 92,048 shares with a market value of $1,784,811 for Mr. Shaw, 7,164 shares with a market value of $138,910 for Mr. Torgerson and 6,141 shares with a market value of $119,074 for Mr. Williams.

(8)	Options. Amounts in this column for each of the former Pepco executives represent the stock options granted under the Pepco Long-Term Incentive Plan. At the time of the merger, these options were exchanged on a one-for-one basis for Company stock options granted under the Company’s Long-Term Incentive Plan. In 2002, prior to the merger, Mr. Shaw was awarded 53,300 Conectiv stock options. At the time of the merger, these options were exchanged on a 1 for 1.28205 basis for 68,333 Company stock options granted under the Company’s Long-Term Incentive Plan.

In addition to the options granted in 2002, at the date of the merger, Mr. Shaw held options to purchase 316,700 shares of Conectiv common stock, including options awarded to Mr. Shaw in 2001 (68,800) and 2000 (51,900). These options vested as of the date of the merger and were canceled in exchange for a cash payment.

(9)	Incentive Plan Payouts. Amounts in this column for the former Pepco executives represent the value of vested Common Stock under Pepco’s Performance Restricted Stock Program, a component of the Company’s Long-Term Incentive Plan. The amounts shown for 2002 consist of 33 1/3% of Common Stock award from the one-year performance cycle ended December 31, 1999 (the “One-Year 1999 Cycle”), 33 1/3% of the Common Stock award from the eight-month performance cycle ended December 31, 1999 (the “Eight-Month 1999 Cycle”), and 100% of the Common Stock award from the three-year cycle ended December 31, 2002 that vested on January 1, 2003. The amounts shown for 2001 consist of 33 1/3% of the Common Stock award from the One-Year 1999 Cycle, 33 1/3% of the Common Stock award from the Eight-Month 1999 Cycle and 100% of the Common Stock from the three-year cycle ended December 31, 2001 that vested on January 1, 2002. The amounts shown for 2000 consist of 33 1/3% of the Common Stock award from the One-Year 1999 Cycle, 33 1/3% of the Common Stock award from the Eight-Month 1999 Cycle and 50% of the Common Stock award from the performance cycle ended December 31, 1998 that vested on January 1, 2001. The value of the vested Common Stock was calculated by multiplying the number of vested shares by the market price of the Common Stock on the day proceeding the vesting date.

(10)	All Other Compensation. Amounts in this column for 2002 consist of (i) Pepco’s contributions to the Pepco Savings Plan for Exempt Employees of $8,500, $8,500, $8,616 and $4,436 for Messrs. Derrick, Wraase, Torgerson and Williams, respectively, and Conectiv’s contribution to the Savings and Investment Plan of $3,315 for Mr. Shaw, (ii) Company, or prior to the merger, Pepco, in the cases of Messrs. Derrick, Wraase, Torgerson and Williams, or, prior to the merger, Conectiv, in the case of Mr. Shaw, contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Pepco Savings Plan for Exempt Employees and, in the case of Mr. Shaw, the Conectiv Savings and Investment Plan of $19,558, $11,116, $6,494, $7,455 and $7,377 for Messrs. Derrick, Wraase, Shaw, Torgerson and Williams, respectively, and, Conectiv’s matching contribution to the Conectiv Deferred Compensation Plan of $30,801 for Mr. Shaw, and (iii) the term life insurance portion of life insurance written on a split-dollar basis of $5,766, $3,057, $2,417 and $1,393 paid by Pepco for Messrs. Derrick, Wraase, Torgerson and Williams, respectively, and $2,812 in term life insurance premiums paid by Conectiv and the Company for Mr. Shaw. The split-dollar life insurance contract provides death benefits to the executive’s beneficiaries of approximately three times the executive’s annual salary. The split-dollar program is designed so that, if the assumptions made as to mortality experience, policy return and other factors are realized, Pepco will recover all plan costs, including a factor for the use of Pepco’s funds. This program was eliminated as of December 31, 2002. All future insurance coverage will be offered as term life insurance.

In 2002, Mr. Shaw received, in connection with the merger, a payment of $1,000,000 in accordance to the terms of his employment contract with the Company. See “Employment Agreements.”

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year(11)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Fair Value(12)
John M. Derrick, Jr.	119,900	(13)	31.0%	$22.57	December 31, 2011	$444,829
Dennis R. Wraase	48,000	(13)	12.4%	$22.57	December 31, 2011	$178,080
Thomas S. Shaw	68,333	(14)	11.0%	$19.03	December 31, 2011	$308,865
William T. Torgerson	39,000	(13)	10.1%	$22.57	December 31, 2011	$144,690
Andrew W. Williams	30,000	(13)	7.8%	$22.57	December 31, 2011	$111,300

(11)	The percentages shown reflect, in the case of Messrs. Derrick, Wraase, Torgerson and Williams, the percentage of the total options granted to Pepco employees in 2002, and, in the case of Mr. Shaw, the percentage of the total options granted to Conectiv employees in 2002. The only options granted by the Company in 2002 were options issued in connection with the merger in exchange for previously granted Pepco and Conectiv stock options.
(12)	The values in this column were determined based on the Black-Scholes option pricing model and are calculated at the time of grant. The following assumptions were used in the calculation: (a) expected price volatility – 27.43%, (b) options will be exercised in the eighth year, (c) an interest rate based upon the corresponding yield of a government bond maturing ten years from the date of grant, (d) expected dividend yield at date of grant and, (e) no adjustments for nontransferability. The fact that the Company used the Black-Scholes model does not necessarily mean that the Company believes or acknowledges that the model can accurately determine the value of options. The ultimate value of the option, if any, will depend on the future market price of the Company’s Common Stock and the optionee’s individual investment decisions, neither of which can be predicted with any degree of certainty.
(13)	Represents stock options granted in 2002 under the Pepco Long-Term Incentive Plan that, at the time of the merger, were exchanged on a one-for-one basis for Company stock options granted under the Company’s Long-Term Incentive Plan. The exercise price of the options is equal to the market price of the Pepco common stock on the grant date (January 2, 2002). The options become exercisable at the rate of 25% per year beginning on January 1, 2003.
(14)	In accordance with the Merger Agreement between Pepco and Conectiv, the 53,300 Conectiv options awarded to Mr. Shaw in 2002 were converted into options for Company Common Stock on a 1 for 1.28205 basis at the time of the merger. The number of options shown for Mr. Shaw reflects the conversion. The exercise price of Mr. Shaw’s options is equal to the market price of Conectiv’s common stock on the grant date (January 2, 2002), as adjusted by the terms of the Merger Agreement. Fifty percent of these options will become exercisable on January 1, 2004. The remaining options will become exercisable on January 1, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at End of Fiscal Year		Value of Unexercised In-the-Money Options at End of Fiscal Year(15)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John M. Derrick, Jr.	0	0	198,310	269,775	0	0
Dennis R. Wraase	0	0	57,843	108,000	0	0
Thomas S. Shaw	0	0	0	68,333	0	$24,600
William T. Torgerson	0	0	44,343	76,500	0	0
Andrew W. Williams	0	0	26,584	57,650	0	0

(15)	Value of Unexercised In-the-Money Options at End of Fiscal Year. The value of unexercised in-the-money options at December 31, 2002 is calculated by multiplying the number of shares by the amount by which the fair market value of the Common Stock on the last trading day of 2002, as reported by the New York Stock Exchange, exceeds the option exercise price. For Messrs. Derrick, Wraase, Torgerson and Williams, the closing price of the Common Stock on the last trading day of 2002 was less than the option exercise prices, making the value of the unexercised in-the-money options zero.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

Name	Performance or Other Period Until Maturation or Payout	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
John M. Derrick, Jr.	2003-2005 2003 2004	0 0 0	47,500 13,828 13,827	95,000 20,741 20,740

Dennis R. Wraase	2003-2005 2003 2004	0 0 0	24,400 5,218 5,217	48,800 7,826 7,825

Thomas S. Shaw	2003-2005 2003 2004	0 0 0	19,600 4 358 4,357	39,200 6,537 6,536

William T. Torgerson	2003-2005 2003 2004	0 0 0	12,900 4,300 4,300	25,800 6,450 6,450

Andrew W. Williams	2003-2005 2003 2004	0 0 0	11,100 3,700 3,700	22,200 5,550 5,550

The preceding table sets forth the performance award opportunities granted to the Named Executive Officers in 2002 in accordance with the Performance Restricted Stock Program and the Merger Integration Success Program established under the Company’s Long-Term Incentive Plan. The awards are shown for three performance periods. For the first, performance criteria are selected and measured over a three-year period. Depending on the extent to which the performance criteria are satisfied, the executive will earn some or all of the maximum award of shares of Common Stock. For the 2003 through 2005 performance cycle established in 2002, the sole performance measure is the Company’s total shareholder return compared to other companies in a peer group comprised of 20 gas and electric distribution companies. However, if, during the course of a performance period, a significant event occurs, as determined in the sole discretion of the Board of Directors, which the Board expects to have a substantial effect on total shareholder performance during the period, the Board may revise such measures. Under the Performance Restricted Stock Program, the participant is eligible to earn a number of shares of Common Stock ranging from 0% to 200% of the target performance award to the extent that the performance objectives are achieved.

For the second and third performance periods, the executive may earn some or all of the maximum award of shares of Common Stock based on the extent to which operating efficiencies and expense reduction goals are attained through December 31, 2003 and December 31, 2004, respectively.

In all cases, the shares of Common Stock earned by a participant will vest immediately on the date that the performance award is earned.

PEPCO PENSION PLAN TABLE

Average Annual Salary in Final Three Years of Employment	Annual Retirement Benefits
	Years in Plan
	15	20	25	30	35	40
$250,000	$66,000	$88,000	$109,000	$131,000	$153,000	$175,000
$350,000	$92,000	$123,000	$153,000	$184,000	$214,000	$245,000
$450,000	$118,000	$158,000	$197,000	$236,000	$276,000	$315,000
$550,000	$144,000	$193,000	$241,000	$289,000	$337,000	$385,000
$650,000	$171,000	$228,000	$284,000	$341,000	$398,000	$455,000
$750,000	$197,000	$263,000	$328,000	$394,000	$459,000	$525,000
$850,000	$223,000	$298,000	$372,000	$446,000	$521,000	$595,000
$950,000	$249,000	$333,000	$416,000	$499,000	$582,000	$665,000
$1,050,000	$276,000	$368,000	$459,000	$551,000	$643,000	$735,000
$1,150,000	$302,000	$403,000	$503,000	$604,000	$740,000	$805,000

The Pepco Holdings Retirement Plan consists of the Pepco General Retirement Plan and the Conectiv Retirement Plan.

The Pepco General Retirement Plan provides participating employees with at least five years of service with retirement benefits based on the participant’s average salary (the term “salary” being equal to the amounts contained in the Salary column of the Summary Compensation Table) for the final three years of employment and the number of years of credited service under the Plan at the time of retirement. Normal retirement under this Plan is age 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under provisions of the Internal Revenue Code and by salary deferrals under Pepco’s deferred compensation plans (other than the participant’s pre-tax contributions made under the Savings Plan). If an executive’s retirement benefits under the Plan are reduced by any such limitations, Pepco will pay a supplemental retirement benefit to the eligible executive that is designed to maintain total retirement benefits at the formula level of the Plan. In addition, for executives who retire at age 59 or older, their retirement benefit will be calculated by adding the average of the highest three annual incentive awards in the last five consecutive years to their average salary over the final three years of their employment. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation used to determine retirement benefits (including supplemental benefits) for the officers named in the Summary Compensation Table who are participants in the Plan are as follows: Mr. Derrick, age 62, 40 years of credited service and $954,055; Mr. Wraase, age 58, 33 years of credited service and $603,684; Mr. Torgerson, age 58, 33 years of credited service and $463,538; and Mr. Williams, age 53, 28 years of credited service and $368,205. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

Mr. Shaw participates in the Conectiv Retirement Plan and the Conectiv Supplemental Executive Retirement Plan. The Conectiv Retirement Plan is a Cash Balance Pension Plan, but also includes certain “grandfathered” rights under the Delmarva Retirement Plan that apply to employees, including Mr. Shaw, who had attained either 20 years of service or age 50 on or before January 1, 1999. The Conectiv Supplemental Executive Retirement Plan provides supplemental retirement benefits to which the participating executives would be entitled in the absence of federal tax law limitations on the benefits payable under the Conectiv Retirement Plan.

Under the Cash Balance Pension Plan, a record-keeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s total pay, including base pay, overtime and bonuses, depending on the participant’s age at the end of the plan year. For Mr. Shaw, the percentage currently is 10%. These accounts also receive interest credits equal to prevailing U.S. Treasury Bill rates during the year. In addition, some of the annuity benefits earned by participants under the former Delmarva Retirement Plan are fully protected as of December 31, 1998, and were converted to an equivalent cash amount and included in each participant’s initial cash balance account. Benefits generally become vested after five years of service. When a participant terminates employment, the amount credited to his or her account is converted into an annuity or paid in a lump sum. There is no Social Security offset under the Conectiv Retirement Plan. The estimated retirement benefits, including supplemental retirement benefits, payable to Mr. Shaw under the Conectiv Retirement Plan, calculated based on the cash balance formula and including the Delmarva Retirement Plan credit, if he were to retire at normal retirement age of 65, expressed in the form of a lump sum payment, would be $5,174,000.

Under the Conectiv Retirement Plan’s grandfathering provisions, employees who participated in the Delmarva Retirement Plan and who met age and service requirements as of January 1, 1999, are assured a minimum retirement benefit calculated for all years of service up to the earlier of December 31, 2008 or retirement according to their original benefit formula under the applicable plan. There is no Social Security offset under the Delmarva Retirement Plan. This benefit will be compared to the cash balance account and the employee will receive whichever is greater. The benefit is payable in the form of various annuity options or a lump sum. On December 31, 2008, the participant’s grandfathered benefit under the Delmarva Retirement Plan will be frozen, and all future benefit accruals will be under the Cash Balance Pension Plan.

Mr. Shaw was a participant in the Delmarva Retirement Plan. His annual benefits under the plan, as supplemented by the Conectiv Supplemental Executive Retirement Plan, at age 65 are illustrated in the table below. Mr. Shaw’s current age, years of credited service and earnings used to determine retirement benefits are as follows: age 55, 31 years of credited service and $680,323. Earnings consist of base salary and bonus as shown in Salary and Bonus columns of the Summary Compensation Table.

DELMARVA PENSION PLAN TABLE

Average Annual Earnings for the 5 Consecutive Years of Earnings that result in the Highest Average	Annual Retirement Benefits
	Years in Plan
	15	20	25	30	35	40
$300,000	$72,000	$96,000	$120,000	$144,000	$168,000	$192,000
$400,000	$96,000	$128,000	$160,000	$192,000	$224,000	$256,000
$500,000	$120,000	$160,000	$200,000	$240,000	$280,000	$320,000
$600,000	$144,000	$192,000	$240,000	$288,000	$336,000	$384,000
$700,000	$168,000	$224,000	$280,000	$336,000	$392,000	$448,000
$800,000	$192,000	$256,000	$320,000	$384,000	$448,000	$512,000
$900,000	$216,000	$288,000	$360,000	$432,000	$504,000	$576,000

EMPLOYMENT AGREEMENTS

Messrs. Derrick, Wraase, Shaw, Torgerson and Williams each have employment agreements with the Company. Mr. Derrick’s agreement provides for his employment until his normal retirement date, April 1, 2005. Mr. Wraase’s and Mr. Torgerson’s agreements each provide for employment through August 1, 2007, and automatically extend until April 1, 2009 for Mr. Wraase and June 1, 2009 for Mr. Torgerson, unless either the Company or the executive gives notice that it shall not be extended. Mr. Shaw’s agreement provides for his employment through August 1, 2007. Mr. Williams’ agreement provides for his employment through August 1, 2005, and automatically extends for successive periods of three years thereafter, unless either the Company or Mr. Williams has given notice that it shall not be so extended. Each of the employment agreements provides that the executive (i) will receive an annual salary in an amount not less than his base salary in effect as of August 1, 2002, and incentive compensation as determined by the Board of Directors and (ii) will be entitled to participate in retirement plans, fringe benefit plans, supplemental benefit plans and other plans and programs, on the same basis as other senior executives of the Company.

Under each of the employment agreements, the executive is entitled to certain benefits if his employment is terminated prior to the expiration of the initial term of the agreement (or, if applicable, as extended) either (i) by the Company other than for cause, death or disability or (ii) by the executive if his base salary is reduced, he is not in good faith considered for incentive awards, the Company fails to provide him with retirement benefits and other benefits provided to similarly situated executives, he is required to relocate by more than 50 miles from Washington, D.C. (or, in the case of Mr. Shaw, he is required to relocate by more than 50 miles from Wilmington, Delaware, except that he may be required to locate to the Washington, D.C. area), or he is demoted from a senior management position. These benefits include: (i) a lump sum payment in cash equal to three times (a) the sum of the executive’s highest annual base salary rate in effect during the three-year period preceding termination and (b) the higher of (1) the annual target bonus for the year in which the termination of employment occurs or (2) the highest annual bonus received by the executive in any of the three preceding calendar years and (ii) the executive’s annual bonus for the year preceding termination of employment, if not yet paid, and a pro rata portion of the executive’s annual bonus for the year in which the executive’s employment terminates. In addition, any outstanding shares of restricted stock will become immediately vested, and the executive will be entitled to receive unpaid salary through the date of termination and certain supplemental retirement benefits under existing plans of the Company. Each of the agreements also provides that the executive is entitled to receive a gross-up payment equal to the amount of any federal excise taxes imposed upon compensation payable upon termination of employment and the additional taxes that result from such payment. Mr. Shaw received a one-time lump sum payment of $1 million on September 1, 2002 in consideration for his agreement not to terminate his employment and receive severance under his Conectiv change in control severance agreement. In addition, on August 1, 2003, 2004 and 2005, Mr. Shaw will be credited with one additional year of service and be deemed one year older than his actual age for purposes of determining his benefits under the Company’s supplemental retirement plans.

Under his employment agreement, Mr. Derrick also is entitled to receive, after he ceases to be employed by the Company (other than due to a termination of his employment by the Company for cause), the following benefits: (1)(A) a monthly supplemental retirement benefit equal to 1/12 of 65% of the sum of (y) his annual base salary at the time of termination and (z) the highest annual bonus received by him during the three calendar years preceding the calendar year in which the termination occurs (B) less the monthly benefits he is entitled to under all defined benefit retirement and supplemental retirement plans of the Company and its subsidiaries (upon Mr. Derrick’s death, his surviving spouse would receive 75% of the amount determined under (A) above less monthly retirement benefits the surviving spouse receives under all such retirement plans), (2) financial services for tax preparation and planning until age 70, at the same level as is received by the Company’s then chief executive officer, (3) until age 70, office space in Washington, D.C. at an annual rent not to exceed $100,000, secretarial services, and a parking space at the Company’s headquarters building and (4) for two years after termination of employment, the Company will reimburse Mr. Derrick for the expenses associated with participation in the civic and trade organization in which he is a participant at the time his employment terminates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pauline Schneider, a director of the Company, is a partner in the law firm of Hunton & Williams. Hunton & Williams rendered legal services to subsidiaries of the Company in 2002 and is expected to render services to the Company’s subsidiaries in 2003.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Committee’s responsibilities include review of the performance of elected officers and other executives (except for the Chief Executive Officer whose performance is evaluated by the Corporate Governance Committee) in the context of the administration of the Company’s executive compensation programs. The Committee recommends to the Board of Directors specific executive salaries for the five most highly compensated officers and the heads of the major subsidiaries. The Committee also approves the salaries of the Vice Presidents of the Company, establishes performance guidelines under the Executive Incentive Compensation Plan, recommends to the Board of Directors awards for the five most highly compensated officers and the heads of the major subsidiaries pursuant to that Plan, approves payments to the Company Vice Presidents made pursuant to that Plan and establishes the structure of compensation and amounts of awards under the Long-Term Incentive Plan which was approved by the shareholders in 2001 and became effective August 1, 2002 (the “Long-Term Incentive Plan”). The Committee reviews other elements of compensation and benefits and makes recommendations to the Board as appropriate. In order to carry out these responsibilities the Committee employs its own compensation consultant and receives input from the Chief Executive Officer and management, as it deems appropriate.

Officer Compensation Philosophy

The Company’s compensation programs are designed to provide a strong and direct link between compensation and executive performance and short- and long-term Company performance. The objective of the Company’s executive compensation is to attract and retain key executives with a program that compensates executive officers competitively with other companies in the industry and rewards executives for achieving levels of operational excellence and financial results which result in growth in shareholder value. To be competitive, the Company’s compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of utility companies reflecting the relative size of the Company.

The compensation program for executives consists of base salary, annual incentive and long-term incentive components. The combination of these three elements is intended to balance short- and long-term business performance goals and align officer financial rewards with Company operating results and shareholder return. Total compensation for any specific year may be above the median in the event performance exceeds goals, or below the median if performance falls short of goals.

Annual incentive awards are earned based on the Company’s financial and operational plans and results, including annual earnings. Long-term incentive awards are in the form of restricted shares of Company Common Stock (“Restricted Stock”) that are earned at the end of three-year performance periods to the extent pre-established goals relating to total shareholder returns are met. The Committee discontinued stock options for executives as a form of long term incentive compensation. The executive compensation program is structured so that between 38 and 65 percent of the total compensation opportunity is in the form of incentive compensation.

Under Section 162(m) of the Internal Revenue Code, a public company is prohibited from deducting for federal income tax purposes compensation in excess of $1 million paid to any of the company’s five highest paid executive officers, except if the compensation in excess of $1 million qualifies as “performance-based compensation.” The Company’s Long-Term Incentive Plan has been designed to allow the Human Resources Committee to grant options and performance-based restricted stock that will qualify as performance-based compensation. However, the Committee and the Board of Directors retain the discretion under the Long-Term Incentive Plan to design compensation arrangements that do not qualify as “performance-based compensation” within the meaning of Section 162(m) if either determines that such compensation arrangements are in the best interests of the Company. In this regard, the restricted stock awards made in 2002 will not qualify as performance-based compensation in the years in which the awards vest because vesting occurs solely on the basis of the continued employment of the executive, rather than performance. The annual bonuses paid by the Company in 2002 under the Executive Incentive Compensation Plan did not qualify as performance-based compensation because the plan has not been approved by stockholders.

Executive Salaries

The Committee determines base salary for executives based upon competitive pay practices as outlined above. Executive salaries correspond to approximately the median of utility companies of comparable size. Mr. Derrick, Chief Executive Officer, was awarded a 6.6% salary increase effective January 1, 2003, which was based on his performance, the Company’s progress in completing the merger and the increase in scope and size of the Company.

Executive Incentive Compensation Plan

Cash bonus awards for 2002 for former executives of Pepco, including the President and Chief Executive Officer, were made under the Pepco Executive Incentive Compensation Plan. These awards were based on the Company’s progress in achieving the following corporate goals: (1) earnings relative to corporate plan, (2) operating and maintenance expense control, and (3) system reliability.

Application of the bonus formula for executives subject to utility earnings goals resulted in an incentive award level of 100.25% of the target award level (compared to a maximum of 180% of the target), based on meeting the targeted utility earnings and cost containment objectives and exceeding the reliability goals. Under the bonus guidelines, the earnings goal for the Chief Executive Officer was based on 1) the Company’s consolidated earnings which exceeded target, 2) meeting the cost containment objectives and 3) exceeding the reliability goal. The cash bonus paid to the Chief Executive Officer for 2002 was based on the achievement of 113.25% of the target award level.

For 2002, cash bonus awards to former Conectiv executives were made under the Conectiv Executive Incentive Compensation Plan and were based on attainment of an earnings goal for Conectiv. Application of the bonus formula resulted in an incentive award level of 102.9% of the target level.

For 2003, the Committee established the Pepco Holdings, Inc. (PHI) Executive Incentive Compensation Plan. All executives of PHI, including the CEO, may receive cash bonuses based upon the Company’s progress in achieving plan goals. Awards for the CEO are based on a combination of the following corporate goals: (1) earnings, (2) cost containment and (3) electric system reliability. Awards for other participants may be solely based on corporate performance, or a combination of corporate performance, business unit performance and individual performance. Awards under the Plan will not be made until January 2004.

Long-Term Incentive Plan

In 1999, the Board of Directors of Pepco adopted a Performance Restricted Stock Program which is administered by the Committee. This Program provided for awards of restricted stock based on the Company’s total shareholder return as compared to a peer index (S&P Midcap Electric Utilities Index). The target award was based on the year-end 1999 market price of Pepco’s common stock and each participant’s salary at that date. In January 2002, awards under the Program formula were made for the performance period 2000 to 2002. For the three-year performance cycle, total shareholder return was in the 42nd percentile for the 23 companies comprising the Index which resulted in a performance award level of 48.9% of target. The Chief Executive Officer was awarded 48.9% of his target award potential. For an executive to obtain the target award the Company must be above the 60th percentile of the peer group. Amounts awarded under the Program are shown in the Summary Compensation Table.

The Committee implemented a retention and performance plan related to the merger of Pepco and Conectiv effective August 1, 2002. The Merger Integration Success Program adopted under the Company’s Long-Term Incentive Plan has two components; (1) Restricted Stock grants vesting over 3 years (20% in year 1, 30% in year 2, and 50% in year 3) and (2) Performance Restricted Stock which vests in two equal installments depending on the extent to which operating efficiencies and expense reduction goals are attained through December 31, 2003 and December 31, 2004, respectively. Awards made under this Program are provided in the table titled “Long Term Incentive Plan—Awards in Last Fiscal Year.” Target award levels for the Chief Executive Officer and other PHI executives were based on a survey of similar plans implemented by companies in similar circumstances.

HUMAN RESOURCES COMMITTEE

A. Thomas Young, Chairman

Terence C. Golden

Richard B. McGlynn

Judith A. McHale

Floretta D. McKenzie

Lawrence C. Nussdorf

Peter F. O’Malley

FIVE-YEAR PERFORMANCE GRAPH 1998-2002

The following chart compares the Company’s five year cumulative total return to shareholders consisting of the change in stock price and reinvestment of dividends with the five-year cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Dow Jones Utilities Index and the S&P Midcap Electric Utilities Index. Prior to August 1, 2002, the total return is for the common stock of Potomac Electric Power Company. After August 1, 2002, the total return is for the Company’s Common Stock.

	1997	1998	1999	2000	2001	2002
Pepco Holdings	$100.00	$108.68	$101.19	$116.56	$112.13	$101.01
S&P 500	$100.00	$128.52	$155.53	$141.36	$124.63	$97.16
Dow Jones Utilities	$100.00	$118.59	$111.93	$168.96	$124.81	$95.70
S&P Midcap Electric Utilities	$100.00	$112.49	$99.61	$141.18	$126.36	$113.34

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board is responsible for providing independent oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of non-employee directors, and acts under a written charter adopted and approved by the Company’s Board in 2002. Each of the members of the Audit Committee is independent as defined by the New York Stock Exchange listing standards as currently in effect. A copy of the Audit Committee Charter is attached to this Proxy Statement as Annex A.

The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be engaged as the Company’s independent accountants, including the consideration of the replacement or rotation of the independent accounting firm or the engagement partner(s) within such firm, and subsequent to the audit reviewing the services performed by the independent accountant to ensure that the services provided were within the scope of the prior approval. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with the Company’s management, the Company’s internal audit personnel and the independent accountants regarding, the following:

1.	the plan for, and the independent accountants’ report on, the annual audit of the Company’s financial statements;

2.	the Company’s financial statements filed with the SEC, including management’s significant estimates and judgments relating to financial reporting matters;

3.	changes in, and the quality of, the Company’s accounting principles and practices, particularly those considered to be critical, or in the Company’s financial statements;

4.	the internal auditing staff annual audits and recommendations made as a result of those audits;

5.	the Company’s internal auditing, accounting and financial controls and the independent accountant’s views of the Company’s financial and accounting personnel;

6.	significant findings of the independent accountant, including significant transactions outside the normal course of the Company’s business and recommendations with respect to improving internal accounting controls, choice of accounting principles or management systems;

7.	the Company’s Conflict of Interest Policy for Exempt Employees; and

8.	the Company’s risk management activities.

In 2002, the Audit Committee adopted an Audit Committee Charter formulated on the standards set forth in SEC regulations and the New York Stock Exchange listing standards as then in effect. The Board has also adopted a policy prohibiting the independent accountant from providing non-audit related consulting services. The Audit Committee is responsible for approving other permissible non-audit related services.

The Audit Committee is responsible for recommending to the Company’s Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps as a basis for making this recommendation for 2002. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants for 2002, those matters PricewaterhouseCoopers communicated to and discussed with the Audit Committee as required by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers’ independence with PricewaterhouseCoopers and received a letter from PricewaterhouseCoopers concerning independence as required by Independent Standards Board No. 1 (Independence Discussions with Audit Committees). This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers’ relationships with the Company and assisted the Audit Committee in considering PricewaterhouseCoopers’ independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and PricewaterhouseCoopers, the Company’s (or its predecessor’s) audited consolidated balance sheets at December 31, 2002 and 2001, and consolidated statements of income, cash flows and stockholders’ equity for the three years ended December 31, 2002, including the notes thereto. Based on the discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, and the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that these financial statements be included in the Company’s 2002 Annual Report on Form 10-K.

AUDIT COMMITTEE

Edmund B. Cronin, Jr., Chairman

Terence C. Golden

George F. MacCormack

Richard B. McGlynn

Lawrence C. Nussdorf

Pauline A. Schneider

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of the Company’s annual financial Statements for the 2002 fiscal year and the reviews of the financial statements included in the Company’s Forms 10-Q were $1,091,000. This amount includes fees paid by Pepco and Conectiv prior to the merger and Pepco Holdings subsequent to the merger.

Financial Information Systems Design and Implementation Fees

Fees totaling $756,652 were billed by PricewaterhouseCoopers to the Company and its consolidated subsidiaries for professional services rendered for computer systems implementation for the 2002 fiscal year.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers to the Company and its consolidated subsidiaries for all other services other than those covered under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the 2002 fiscal year were $1,465,727. Of this amount, $766,133 was for assistance with merger accounting and debt/equity offerings, $450,994 was for tax and related services and $248,600 was for other audit-related services.

The Audit Committee considered whether the provision of the non-audit services listed under “All Other Fees” above is compatible with maintaining PricewaterhouseCoopers’ independence.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company appointed PricewaterhouseCoopers LLP as independent public accountants for the Company for the year 2002 and, upon recommendation of the Audit Committee, has reappointed the firm for 2003. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

2.     SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who is the record holder of 200 shares of the Company’s Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

“RESOLVED: That the stockholders of Pepco Holdings recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the staggered system which was recently adopted.”

The following statement has been supplied by the shareholder submitting this proposal:

“REASONS: The great majority of New York Stock Exchange listed corporations elect all their directors each year.”

“This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.”

“If you AGREE, please mark your proxy FOR this resolution.”

END OF SUPPORTING STATEMENT

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, WHICH IS SET FORTH AS ITEM 2 ON THE PROXY CARD.

Mrs. Davis has submitted this proposal at each of Pepco’s last thirteen Annual Meetings. In each instance, the proposal was defeated.

The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board believes that the present system which was in place at Pepco since 1987 and Conectiv since 1998, providing for the election of directors for three-year terms on a staggered basis, rather than one-year terms, enhances the continuity and stability in the composition of and in the policies formulated by the Company’s Board of Directors. The Board also believes that this, in turn, permits it to represent more effectively the interests of all shareholders.

What vote is required to adopt the shareholder proposal?

Adoption of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares of the Common Stock present and entitled to vote at a meeting of shareholders at which a quorum is present.

How are the votes counted?

Abstentions will be deemed present and entitled to vote but will not be counted as a vote for or against the shareholder proposal, and therefore will have the same effect as a vote against the proposal. If a broker that holds shares in street name expressly withholds its vote with respect to any such shares, such “broker non-votes” will not be considered present and entitled to vote and, therefore, will not have any effect on the outcome of the vote.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

What is the deadline for submission of shareholder proposals for inclusion in the Company’s Proxy Statement for the 2004 Annual Meeting?

In order to be considered for inclusion in the Proxy Statement for the 2004 Annual Meeting, shareholder proposals must be received by the Company on or before November 6, 2003.

May a shareholder introduce a resolution for a vote at a future annual meeting?

Under the Company’s Bylaws, a shareholder may introduce a resolution for consideration at a future Annual Meeting if the shareholder complies with the advance notice provisions set forth in the Bylaws. These provisions require that for a shareholder properly to bring business before an Annual Meeting, the shareholder must give timely written notice to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was given or made by the Company). The shareholder’s notice must set forth a description of the business desired to be brought before the meeting and the reasons for conducting the business at the annual meeting, the name and record address of the shareholder, the class and number of shares owned beneficially and of record by the shareholder, and any material interest of the shareholder in the proposed business. The Company will publicly announce the date of its 2004 Annual Meeting at a later date.

May a shareholder nominate or recommend an individual for election as a director of the Company?

Under the Company’s Bylaws, a shareholder may nominate an individual for election as a director at a future Annual Meeting by giving written notice of the shareholder’s intention to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was given or made by the Company). The notice provided to the Secretary must set forth the name and record address of the nominating shareholder and the class and number of shares of capital stock of the Company beneficially owned by such shareholder; and, for each nominee, the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock beneficially owned by the nominee, and any other information concerning the nominee that would be required to be included in a proxy statement. The Company will publicly announce the date of its 2004 Annual Meeting at a later date.

A shareholder also may recommend for the consideration of the Corporate Governance Committee one or more candidates to serve as a nominee of the Company for election as a director. Any such recommendations for the 2004 Annual Meeting should be submitted in writing to the Secretary of the Company on or before November 6, 2003, accompanied by the information described in the preceding paragraph.

3.     OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Does the Board of Directors know of any additional matters to be acted upon at the Annual Meeting?

The Board of Directors does not know of any other matter to be brought before the meeting.

If another matter does come before the meeting, how will my proxy be voted?

If any other matter should properly come before the meeting, your signed proxy card, as well as your Internet or telephone vote, gives the designated proxy holders discretionary authority to vote on such matters in accordance with their best judgment.

How are proxies being solicited and who pays for the costs involved?

The Company will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. In addition to the use of the mails, officers, directors and regular employees of the Company may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Why was only a single Proxy Statement mailed to households that have multiple holders of Common Stock?

Under the rules of the Securities and Exchange Commission, a company is permitted to deliver a single proxy statement and annual report to any household at which two or more shareholders reside, if the shareholders at the address of the household have the same last name or the company reasonably believes that the shareholders are members of the same family. In connection with the merger of Pepco and Conectiv, the Company notified prospective shareholders of the Company that, in order to reduce printing and mailing costs, it intended to implement this rule for those shareholders who did not, within 60 days after the completion of the merger, provide the Company with contrary instructions. In accordance with this notification, the Company is sending only one copy of this Proxy Statement to shareholders that share the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders.

Under these Securities and Exchange Commission rules, brokers and banks that hold stock for the account of their customers also are permitted to deliver single copies of proxy statements and annual reports to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of proxy statements and annual reports. If you did not notify your broker or bank of your objection, you were deemed to have consented to the arrangement.

If, in accordance with these rules, your household received only a single copy of this Proxy Statement and Annual Report and you would like to receive a separate copy or you would like to receive separate copies of the Company’s proxy statements and annual reports in the future, please contact the Company’s Shareholder Service Department:

By Telephone:	1-800-527-3726 (toll-free)

In Writing:	PHI Service Company Shareholder Service Department P.O. Box 97256 Washington, D.C. 20090-7256

If you own your shares through a brokerage firm or a bank, your notification should include the name of your brokerage firm or bank and your account number.

If you are a record holder of shares of Common Stock who is receiving multiple copies of the Company’s shareholder communications at your address and you would like to receive only one copy for your household, please contact the Shareholder Service Department at the telephone number or address set forth above. If you own your shares through a brokerage firm or a bank, please contact your broker or bank.

The Letter to Shareholders on the cover page of this document and the Annual Report to Shareholders, including Management’s Discussion and Analysis and the Consolidated Financial Statements, and other shareholder information included in Annex B to this Proxy Statement are not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not be incorporated by reference or deemed to be incorporated by reference into any filing by the Company under either such Act, unless otherwise specifically provided for in such filing.

ANNEX A

AUDIT COMMITTEE CHARTER

Mission Statement

The Audit Committee represents and assists the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and the independent accountant with respect to the accounting and control functions and financial statement presentation.

Committee Composition

The Audit Committee shall consist of no fewer than three, nor more than seven, directors, all of whom are not employees of the Company or any of its affiliates.

The Committee shall meet at least four times annually, or more frequently as circumstances require.

Qualifications and Independence of Committee Members

Members must satisfy the rules governing qualifications and independence of members as promulgated from time to time by the New York Stock Exchange and the Securities and Exchange Commission.

Duties and Responsibilities

1.	Recommend to the Board of Directors the independent accountant to be appointed, which shall be accountable to the Board of Directors and to the Audit Committee.

2.	Before the annual audit begins, review and approve the engagement of the independent accountant, including the scope of the audit, the timing of the audit, and the fees of the independent accountant. In carrying out this responsibility the Audit Committee will consider and make such recommendations as it deems appropriate with regard to replacement or rotation of independent accounting firms or of the engagement partner(s) within such firms.

Subsequent	to the performance of services, review each such service to ensure that the services provided were within the scope of the prior approval.

3.	Review periodically with the independent accountant and management the Company’s policies and procedures with respect to internal auditing, accounting and financial controls.

4.	Review the organization and schedule of annual audits conducted by the Company’s internal auditing staff and review with management and the internal auditors significant recommendations made by the internal auditors and the implementation of those recommendations.

5.	Upon completion of the annual audit, review with the independent accountant and with management:

(a)	The reports or opinions proposed to be rendered in connection therewith.

(b)	The independent accountant’s views of the Company’s financial and accounting personnel.

(c)	The cooperation which the independent accountant received in the course of its review.

(d)	Significant findings of the independent accountant with respect to change in accounting principles and practices, significant transactions outside the normal course of the Company’s business and any recommendations which the independent accountant may have with respect to improving internal accounting controls, choice of accounting principles or management systems.

6.	Evaluate and determine whether consulting services to be obtained by the Company are “audit-related” or “non-audit related” for purposes of applying the Company’s policies with regard to such services.

A-1

7.	Review with the independent accountant and with management the Company’s Conflict of Interest Policy for Exempt Employees.

8.	Report periodically to the Board of Directors regarding the activities of the Audit Committee and make such recommendations and findings concerning any audit or related matter as the Audit Committee deems appropriate.

9.	Require the independent accountant to submit to the Audit Committee at least annually a formal written statement delineating all relationships between the independent accountant and the Company. Evaluate, in consultation with the independent accountant, whether any disclosed relationships or the performance of any professional services other than services provided in connection with the audit function could impair the objectivity or independence of the independent accountant.

10.	Review the Company’s risk management activities.

A-2

ANNEX B

2002 Annual Report

Forward-Looking Statements:    Except for historical statements and discussions, the statements in this annual report constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco Holdings disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to understand further the results and prospects of Pepco Holdings.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	2002 (a)	2001	2000	1999	1998
	(In Millions, except Per Share Data)
Consolidated Operating Results
Total Operating Revenue	$4,324.5	2,400.5	2,989.3	2,443.7	2,194.2
Total Operating Expenses	$3,778.9	2,034.1	2,094.2	1,900.3	1,659.9
Operating Income	$545.6	366.4	895.1	543.4	534.3
Other Expenses	$190.4	105.3	192.7	172.6	180.0
Preferred Stock Dividend Requirements of Subsidiaries	$20.6	14.2	14.7	17.1	17.1
Income Tax Expense	$124.1	83.5	341.2	114.5	122.3
Net Income	$210.5	163.4	346.5	239.2	214.9
Redemption Premium/Expenses on Preferred Stock	$—	—	—	1.0	6.6
Earnings Available for Common Stock	$210.5	163.4	346.5	238.2	208.3

Common Stock Information
Basic Common Shares Outstanding (Average)	131.1	108.5	114.9	118.5	118.5
Diluted Common Shares Outstanding (Average)	131.1	108.8	118.3	122.6	124.2
Cash Dividends Per Share of Common Stock	$1.00	1.165	1.66	1.66	1.66
Year-End Stock Price	$19.39	22.57	24.71	22.94	26.31
Book Value per Common Share	$17.62	17.00	16.82	16.12	15.84

Other Information
Investment in Property, Plant and Equipment	$10,625.0	4,361.9	4,284.7	6,784.3	6,657.8
Net Investment in Property, Plant and Equipment	$6,798.0	2,753.4	2,721.8	4,524.4	4,521.2
Total Assets	$12,861.7	5,285.9	7,027.3	6,910.6	6,574.1

Capitalization
Short-term Debt (b)	$812.7	350.2	211.6	199.5	191.7
Long-term Debt (c)	$5,277.5	1,710.1	2,674.8	2,860.0	2,621.1
Redeemable Preferred Securities (d)	$290.0	125.0	125.0	125.0	125.0
Preferred Stock	$110.7	84.8	90.3	100.0	150.0
Shareholders’ Equity	$2,995.8	1,823.2	1,862.5	1,910.3	1,877.4

Total Capitalization and Short-term Debt	$9,486.7	4,093.3	4,964.2	5,194.8	4,965.2

(a)	As a result of the acquisition of Conectiv that was completed on August 1, 2002, the Company’s 2002 amounts include the operating results of Conectiv and its subsidiaries from August 1, 2002 through December 31, 2002, and therefore are not comparable with the prior years presented. For additional information, refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations “Overview” and “Consolidated Results of Operations—Lack of Comparability of Operating Results with Prior Years” sections, herein.

(b)	Excludes current maturities of long-term debt, capital lease obligations due within one year, and the 2002 balance excludes $158.4 million of Conectiv’s Variable Rate Demand Bonds (which on the accompanying 2002 consolidated balance sheet are included in short-term debt).

(c)	Excludes capital lease obligations. Includes current maturities of long-term debt and the 2002 balance includes the $158.4 million of Variable Rate Demand Bonds (which on the accompanying 2002 consolidated balance sheet are included in short-term debt).

(d)	Company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Pepco Holdings, Inc. (Pepco Holdings or the Company, formerly New RC, Inc.), a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA), was incorporated under the laws of Delaware on February 9, 2001 for the purpose of effecting Potomac Electric Power Company’s (Pepco) acquisition of Conectiv, which was consummated on August 1, 2002. Upon the completion of the merger, Pepco and Conectiv became wholly owned subsidiaries of Pepco Holdings. Additionally, Pepco, through a series of transactions, transferred its ownership interests in its pre-merger subsidiaries Potomac Capital Investment Corporation (PCI) and Pepco Energy Services, Inc. (Pepco Energy Services) to Pepco Holdings and PCI transferred its ownership interests in its pre-merger subsidiary Pepco Communications, Inc. (Pepcom) to Pepco Holdings. These transactions resulted in PCI, Pepco Energy Services, and Pepcom becoming wholly owned subsidiaries of Pepco Holdings. Pepco Holdings manages the operations of its subsidiaries as described below.

Power Delivery

The largest component of Pepco Holdings’ business is power delivery, which is conducted through its subsidiaries Pepco, Delmarva Power & Light Company (DPL), and Atlantic City Electric Company (ACE). Pepco, DPL and ACE are all regulated public utilities in the jurisdictions in which they serve customers. The operations of DPL and ACE collectively are referred to as “Conectiv Power Delivery.”

Pepco

Pepco is engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. As of December 31, 2002, Pepco delivered power to approximately 722,000 customers. Under settlements entered into with regulatory authorities, Pepco is required to provide electricity supply at specified rates (referred to as “default service”) to customers in Maryland until July 2004 and to customers in Washington, D.C. until February 2005. Under a full requirements contract entered into in 2000 in connection with the purchase by Mirant Corporation of substantially all of Pepco’s electricity generation assets, Mirant is obligated to supply Pepco with all of the capacity and energy needed to fulfill these default service obligations at fixed prices that are lower than currently approved tariff rates that Pepco charges for providing such service. If Mirant were to fail to fulfill its supply obligations, Pepco would have to find alternative sources of supply at rates then prevailing.

Conectiv Power Delivery

DPL is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provides gas distribution service in northern Delaware. As of December 31, 2002, DPL delivered electricity to approximately 485,100 customers and gas to approximately 115,400 customers. Under regulatory settlements, DPL is required to provide default service to customers in Maryland until July 2004, to customers in Delaware until May 2006, and to customers in Virginia until January 2004 (which may be extended to July 2007). Conectiv Energy (described below) supplies all of DPL’s default service load requirements under a supply agreement that ends June 30, 2004. Conectiv Energy’s resources for supplying DPL’s default service load include electricity generated by Conectiv Energy’s plants and electricity purchased under long-term agreements. DPL purchases gas supplies for its customers from marketers and producers in the spot market and under short-term and long-term agreements.

ACE is engaged in the generation, transmission, and distribution of electricity in southern New Jersey. As of December 31, 2002, ACE delivered electricity to approximately 514,300 customers. ACE has default service obligations, known as Basic Generation Service (BGS), for approximately 20 percent of the electricity supply to its customers. ACE expects to fulfill these obligations through the generation output from its fossil fuel-fired generating plants and through existing purchase power agreements with non-utility generators (NUG). As discussed in the “Regulatory and Other Matters” section herein, in January 2003, ACE terminated its competitive bidding process to sell these generation assets.

ACE formed Atlantic City Electric Transition Funding LLC (ACE Transition Funding) during 2001. ACE Transition Funding, which is discussed in the “Regulatory and Other Matters” section below, is a wholly owned subsidiary of ACE.

Competitive Energy

This component of the Company’s business is conducted through subsidiaries of Conectiv Energy Holding Company (collectively referred to herein as Conectiv Energy) and Pepco Energy Services. Conectiv Energy Holding Company and Pepco Energy Services are subsidiaries of Pepco Holdings.

Conectiv Energy

Conectiv Energy supplies power to DPL, under a power sales contract, and provides wholesale power and ancillary services to the Pennsylvania/New Jersey/Maryland (PJM) power pool. Conectiv Energy’s generation asset strategy focuses on mid-merit plants with operating flexibility, multi-fuel capability and low capital requirements that can quickly change their output level on an economic basis. Mid-merit plants generally are operated during times when demand for electricity rises and prices are higher. Conectiv Energy also engages in energy trading intended to take advantage of price fluctuations and arbitrage opportunities. While the Company has state of the art risk management procedures in place, extraordinary changes in energy prices could result in significant gains or losses for Conectiv Energy.

As of December 31, 2002, Conectiv Energy owned and operated electric generating plants with 2,600 MW of capacity. In January 2002 Conectiv Energy began construction of a 1,100 MW combined cycle plant with six combustion turbines at a site in Bethlehem, Pennsylvania that is expected to become fully operational in stages adding 360 MW in 2002 and an additional 740 MW of capacity in 2003. In addition, Conectiv Energy has ordered seven combustion turbines which, with additional equipment, could be configured into up to three combined cycle plants with approximately 550 MW of capacity each. Through December 31, 2002 a total of $192.3 million has been paid for these turbines. The total cost to purchase the combustion turbines is approximately $235 million. In August of 2002, as part of the acquisition of Conectiv by Pepco, the book value of these combustion turbines was adjusted down to the then fair market value of $153 million (approximately 35% lower than the purchase cost). Construction of these additional plants is subject to market and other conditions but is currently scheduled to occur in phases to be completed in 2007 and 2008. In light of continuing declines in wholesale energy prices, further analysis of energy markets and projections of future demand for electricity, among other factors, Conectiv Energy is considering all of its options including further delaying delivery of equipment, delaying construction, selling the equipment and canceling equipment orders.

Pepco Energy Services

Pepco Energy Services provides retail electricity and natural gas to residential, commercial, industrial and governmental customers in the District of Columbia and states in the mid-Atlantic region. Pepco Energy Services also provides integrated energy management solutions to commercial, industrial and governmental customers, including energy-efficiency contracting, development and construction of “green power” facilities, equipment operation and maintenance, fuel management, and appliance service agreements. In addition, Pepco Energy

Services owns electricity generation plants with approximately 800 MW of peaking capacity, the output of which is sold in the wholesale market. Pepco Energy Services also purchases and sells electricity and natural gas in the wholesale markets to support its commitments to its retail customers.

Other Non-Regulated

This component of Pepco Holdings’ business is conducted through its subsidiaries PCI and Pepcom.

PCI

PCI manages a portfolio of financial investments and strategic operating businesses that are designed to provide supplemental earnings and cash flow. PCI has been redirecting its investment operations to focus on investments that are related to the energy industry, such as energy leveraged leases. These transactions involve PCI’s purchase and leaseback of utility assets, located outside of the United States, that provide a long-term, stable stream of cash flow and earnings. PCI has reduced its previous concentration of investments in the aircraft industry from 33 aircraft in 1995 to three aircraft currently. PCI also owns a ten-story, 360,000 square foot office building in downtown Washington, D.C., which is leased to Pepco and serves as Pepco Holdings’ and Pepco’s corporate headquarters.

PCI’s utility industry products and services are provided through various operating companies. Its underground electric services company, W.A. Chester, provides high voltage construction and maintenance services to utilities and to other customers throughout the United States. PCI also owns Severn Cable, which provides low voltage electric and telecommunication construction and maintenance services in the Washington, D.C. area.

Pepcom

Pepcom owns a 50% interest in Starpower Communications, LLC (Starpower) a joint venture with RCN Corporation, which provides cable and telecommunication services to households in the Washington, D.C. area.

CRITICAL ACCOUNTING POLICIES

The U.S. Securities and Exchange Commission (SEC) has defined a company’s most critical accounting policies as the ones that are most important to the portrayal of the Company’s financial condition and results of operations, and which require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, Pepco Holdings has identified the critical accounting policies and judgments as addressed below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All intercompany balances and transactions between subsidiaries have been eliminated. Investments in entities in which Pepco Holdings has a 20% to 50% interest are accounted for using the equity method. Under the equity method, investments are initially carried at cost and subsequently adjusted for the Company’s proportionate share of the investees’ undistributed earnings or losses and dividends.

Accounting Policy Choices

Pepco Holdings’ management believes that based on the nature of the businesses that its subsidiaries operate the Company has very little choice regarding the accounting policies it utilizes. For instance, approximately 70% of Pepco Holdings’ business consists of its regulated utility operations, which are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71 “Accounting for the Effects of Certain Types of

Regulation.” However, in the areas that Pepco Holdings is afforded accounting policy choices, management does not believe that the application of different accounting policies than those that it chose would materially impact its financial position or results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, such as Statement of Position 94-6 “Disclosure of Certain Significant Risks and Uncertainties,” requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Examples of estimates used by the Company include the calculation of the allowance for uncollectible accounts, environmental remediation costs and anticipated collections, unbilled revenue, pension assumptions, fair values used in the purchase method of accounting and the resulting goodwill balance. Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

Revenue Recognition

Power Delivery revenues primarily include revenues from the supply and delivery of electricity to the customers of Pepco, DPL, and ACE. Revenues from the supply and delivery of natural gas to DPL’s customers are also included in Power Delivery. Competitive Energy revenues are primarily derived from electricity and natural gas trading activities and strategic generation, which is the sale of electricity, capacity, and ancillary services from deregulated electric generating plants. It also includes revenues from wholesale and retail sales of electricity and natural gas to customers that are supplied by purchases in wholesale markets and revenues from energy management products, and services. Other Non-Regulated revenues are provided by Pepco Holdings’ non-utility subsidiary PCI.

The Power Delivery businesses recognize revenues for the supply and delivery of electricity and gas upon delivery to the customer, including amounts for services rendered, but not yet billed. Conectiv Energy recognizes revenue when delivery is substantially complete for non-trading activities, and on a mark-to-market basis for trading activities. Pepco Energy Services recognizes revenue for its wholesale and retail commodity business upon delivery to customers. Revenues for Pepco Energy Services’ energy efficiency construction business is recognized using the percentage-of-completion method of revenue recognition and revenues from its operation and maintenance and other products and services contracts are recognized when earned. Revenues from the Other Non-Regulated business lines are principally recognized when services are performed or products are delivered; however, revenue from PCI’s utility industry services contracts is recognized using the percentage-of-completion method of revenue recognition, which recognizes revenue as work progresses on the contract.

Accounting For the Effects of Certain Types of Regulation

The requirements of SFAS No. 71 apply to the Power Delivery businesses of Pepco, DPL, and ACE. SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Management’s assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders, and other factors. Should existing facts or circumstances change in the future to indicate that a regulatory asset is not probable of recovery, then the regulatory asset would be charged to earnings.

Accounting for Goodwill and Certain Other Intangibles

Effective January 1, 2002, Pepco Holdings and its subsidiaries adopted the full provisions of SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets apart from goodwill. SFAS 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment at least annually. Additionally, because Pepco Holdings completed the net asset valuation and determination of goodwill process in August 2002, the Company did not test for impairment in 2002 and therefore intends to test for impairment during 2003.

Accounting For Derivatives

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” requires derivative instruments to be measured at fair value. The gain or loss on a derivative that hedges exposure to variable cash flow of a forecasted transaction is initially recorded in other comprehensive income (a separate component of common stockholders’ equity) and is subsequently reclassified into earnings when the forecasted transaction occurs. If a forecasted transaction is no longer probable, the deferred gain or loss in accumulated other comprehensive income is immediately reclassified to earnings. Changes in the fair value of other hedging derivatives result in a change in the value of the asset, liability, or firm commitment being hedged; to the extent the hedge is effective. Any ineffective portion of a hedge is recognized in earnings immediately.

In June 2002, Pepco Holdings entered into several treasury lock transactions in anticipation of the issuance of several series of fixed rate debt commencing in July 2002. These treasury lock transactions, which were designated as qualified cash flow hedges in accordance with the provisions of SFAS 133, were intended to offset the changes in future cash flows attributable to fluctuations in interest rates. Upon the closing of the sale of the debt on September 6, 2002, the net loss on the settlement of the treasury lock transactions of $63.4 million (after tax) was recorded as accumulated other comprehensive loss and began to be amortized into interest expense over the life of the related debt. Additionally, the fair value of the liability of $106.1 million (pre-tax) was paid by Pepco Holdings on September 4, 2002, the hedge settlement date.

Conectiv Energy engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum, coal and electricity). The majority of these hedges relate to the procurement of fuel for its power plants, fixing the cash flows from the plant output, and securing power for electric load service. Conectiv Energy’s hedging activities are conducted using derivative instruments designated as cash flow hedges, which are designed to reduce the variability in future cash flows. Conectiv Energy’s commodity hedging objectives, in accordance with its risk management policy, are primarily the assurance of stable and known cash flows and the fixing of favorable prices and margins when they become available.

Conectiv Bethlehem, LLC (CBI), a subsidiary of Conectiv Energy, entered into an interest rate swap agreement for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has incurred. CBI currently hedges 75% of the interest rate payments for its variable rate debt. CBI formally designated its interest rate swap agreements as a cash flow hedge.

Pepco Energy Services purchases natural gas futures and electricity forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers in future months. Pepco Energy Services accounts for its natural gas futures and electricity forward contracts as cash flow hedges of forecasted transactions.

PCI has entered into interest rate swap agreements for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has issued. PCI currently hedges 100% of its variable rate debt and approximately 24% of its fixed rate debt for the Medium Term Note program. PCI formally designated its interest rate swap agreements as both cash flow hedge and fair value hedge instruments, as appropriate.

On October 25, 2002, the Emerging Issues Task Force (EITF) rescinded Issue No. 98-10 (EITF 98-10) “Accounting for Contracts Involved in Energy Trading and Risk Management Activities.” The Company’s interpretation of EITF 98-10 is consistent with the current rules that are being applied under SFAS No. 133 and therefore management does not believe that rescinding EITF 98-10 will impact its financial position or results of operations.

Energy Trading Activities

In 2002, a pronouncement was issued by the EITF entitled EITF Issue No. 02-3 (EITF 02-3) “Accounting for Contracts Involved in Energy Trading and Risk Management Activities,” which addresses the presentation of revenue and expense associated with “energy trading book” contracts on a gross vs. net basis. Previously the EITF concluded that gross presentation was acceptable, but with the issuance of EITF 02-3 and the subsequent guidance provided by the EITF in June and September 2002, net presentation is required. Conectiv Energy and Pepco Energy Services enter into transactions that are subject to the provisions of this pronouncement and both historically have classified these contracts on a gross basis.

Conectiv Energy and Pepco Energy Services have completed their evaluation of the financial statement reclassification required by EITF 02-3. Beginning with July 2002, all of their trades were recorded net and therefore no reclassification was required for activities after July 2002. Accordingly, since Conectiv Energy’s operating results that are included in Pepco Holdings’ results herein consist only of the post-merger months of August 2002 through December 2002, no revenue or expense reclassifications are required for Conectiv Energy’s portion of Pepco Holdings’ results. However, based on the provisions of EITF 02-3, Pepco Energy Services’ results during the period January 2002 through June 2002 required a reclassification adjustment that reduced its revenues by $22.6 million. Additionally, Pepco Energy Services’ revenues decreased from $643.9 million to $541.5 million, and from $234.9 million to $212.4 million, for the years ended December 31, 2001 and 2000, respectively. There is no impact on Conectiv Energy’s or Pepco Energy Services’ overall financial position or net results of operations as a result of the implementation of EITF 02-3.

Leasing Activities

Pepco Holdings accounts for leases entered into by its subsidiaries in accordance with the provisions of SFAS No. 13, “Accounting for Leases.” Income from investments in direct financing leases and leveraged lease transactions, in which PCI is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct financing leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income including investment tax credits, on leveraged equipment leases, is recognized over the life of the lease at a constant rate of return on the positive net investment. Investments in equipment under operating leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment’s estimated useful life.

Pension and Other Post Employment Benefit Plans

Pepco Holdings has a noncontributory retirement plan (the Plan) that covers substantially all employees of Pepco, DPL, ACE, and certain employees of other Pepco Holdings’ subsidiaries. Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Plan on December 31, 2002. The provisions and benefits of the merged plan for Pepco employees are identical to those of the original Pepco plan and for DPL and ACE employees the provisions and benefits are identical to the original Conectiv plan. In addition to providing pension benefits, Pepco Holdings also provides certain health care and life insurance benefits for eligible employees (OPEBS).

The Company accounts for the Plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and its OPEBS in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement

Benefits Other Than Pensions.” The Company’s financial statement disclosures were prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.”

New Accounting Standards

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143 entitled “Accounting for Asset Retirement Obligations,” which is required to be adopted for financial statements issued for fiscal years beginning after June 15, 2002 (the Company’s first quarter 2003 financial statements). This Statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. The Company has completed its assessment of the provisions of SFAS No. 143 and believes that although the implementation of the Statement will result in certain account reclassifications it will not have a material impact on the Company’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt (an amendment of APB Opinion No. 30).” SFAS No. 4 had required that material gains and losses on extinguishment of debt be classified as an extraordinary item. Under SFAS No. 145, SFAS No. 4 is rescinded effective for fiscal years beginning after May 15, 2002. Due to the rescission of SFAS No. 4, it is less likely that a gain or loss on extinguishment of debt would be classified as an extraordinary item in Pepco Holdings’ Consolidated Statements of Income.

In July 2002, the FASB issued SFAS No. 146, which requires companies to recognize costs associated with exit or disposal activities when the costs are incurred rather than at the date of a commitment to an exit or disposal plan. The primary effect of applying SFAS No. 146 will be on the timing of recognition of costs associated with exit or disposal activities. In many cases, those costs will be recognized as liabilities in periods following a commitment to a plan, not at the date of the commitment. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” which amends FASB Statement No. 123, “Accounting for Stock-Based Compensation,” which is effective for interim periods ending after December 15, 2002 (the Company’s first quarter 2003 financial statements). This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 “Accounting for Stock Based Compensation” to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Pepco Holdings currently accounts for its stock based compensation plan using the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company believes that the implementation of SFAS 148 will not have a material impact on its financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. Additional disclosures are also prescribed for certain guarantee contracts. The initial recognition and initial measurement provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002 (the Company’s first quarter 2003 financial statements). The Company is in the process of assessing the provisions of FIN 45 in order to determine its impact on the Company’s financial position and results of operations.

In January 2003, FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). Pepco Holdings is in the process of assessing the provisions of FIN 46 in order to determine its impact on the Company’s financial position or results of operations.

CONSOLIDATED RESULTS OF OPERATIONS

LACK OF COMPARABILITY OF OPERATING RESULTS WITH PRIOR YEARS

As a result of the merger transaction on August 1, 2002, Pepco Holdings’ accompanying consolidated balance sheet and consolidated statements of shareholders’ equity as of December 31, 2002 include the accounts of Pepco Holdings and its subsidiaries (discussed in Note (1) Organization, herein), after giving effect to the merger transaction and resulting purchase accounting entries discussed in Note (2) Merger Transaction, herein. Since Pepco was the acquiring company, in accordance with the purchase method of accounting, Pepco represents the “predecessor” company. Accordingly, the accompanying consolidated balance sheet as of December 31, 2001, and the consolidated statements of shareholders’ equity as of December 31, 2001, and 2000, respectively, as previously reported by Pepco, include only the consolidated accounts of Pepco and its pre-merger subsidiaries, PCI and Pepco Energy Services.

The accompanying consolidated statements of earnings, consolidated statements of comprehensive income, and consolidated statement of cash flows for the year ended December 31, 2002 include Pepco’s and its pre-merger subsidiaries’ operating results for the full year consolidated with Conectiv and its subsidiaries operating results for the five months of August 1, 2002, the date the merger was consummated, through December 31, 2002. The accompanying consolidated statements of earnings, consolidated statements of comprehensive income, and consolidated statement of cash flows for the years ended December 31, 2001 and 2000, as previously reported by Pepco, include only the consolidated operations of Pepco and its pre-merger subsidiaries.

Accordingly, due to the application of the purchase method of accounting that was used to record the merger transaction, the consolidated balances included in the accompanying consolidated financial statements as of and for the years ended December 31, 2002, 2001, and 2000 are not comparable.

OPERATING REVENUE

Results for 2002 Compared to 2001

Total consolidated operating revenue for the year ended December 31, 2002, was $4,324.5 million compared to $2,400.5 million for 2001. Intercompany revenue has been eliminated for purposes of this analysis. A detail of these amounts is as follows:

	2002	2001	Change
Pepco	$1,533.5	$1,723.5	(190.0)
Conectiv Power Delivery	996.2	—	996.2
Conectiv Energy	850.2	—	850.2
Pepco Energy Services	826.7	541.5	285.2
Other Non-Regulated	117.9	106.2	11.7
Gain on divestiture of generation assets	—	29.3	(29.3)

Total	$4,324.5	$2,400.5

The decrease in Pepco’s operating revenue during 2002 primarily resulted from a decrease of $206.9 million in standard offer service revenue due to increased customer migration to alternate suppliers during 2002. Retail access to a competitive market for generation services was made available to all Maryland customers on July 1, 2000 and to D.C. customers on January 1, 2001. At December 31, 2002, 16% of Pepco’s Maryland customers and 13% of its D.C. customers have chosen alternate suppliers. These customers accounted for 1,175 megawatts of load in Maryland (of Pepco’s total load of 3,369) and 1,140 megawatts of load in D.C. (of Pepco’s total load of 2,326). The decrease in standard offer service revenue was partially offset by a $26.3 million increase in delivery revenue due to higher delivered kilowatt hour sales from more favorable weather than experienced in 2001.

The amounts for Conectiv Power Delivery and Conectiv Energy represented their post-merger operations for the five months of August 2002 through December 2002.

The increase in Pepco Energy Services’ operating revenue during 2002 primarily resulted from growth in its retail commodity business for sales of electricity and natural gas to new customers.

The increase in Other Non-Regulated operating revenue during 2002 was mainly due to higher lease portfolio income derived from new energy leveraged leases entered into in late 2001 and throughout 2002.

The prior year results included a $29.3 million net gain that resulted from the sale of Pepco’s interest in the Conemaugh generating station in January 2001.

Results for 2001 Compared to 2000

Total consolidated operating revenue for the year ended December 31, 2001, was $2,400.5 million compared to $2,989.3 million for 2000. Intercompany revenue has been eliminated for purposes of this analysis. A detail of these amounts is as follows:

	2001	2000	Change
Pepco	$1,723.5	$2,220.6	(497.1)
Conectiv Power Delivery	—	—	—
Conectiv Energy	—	—	—
Pepco Energy Services	541.5	212.4	329.1
Other Non-Regulated	106.2	132.5	(26.3)
Gain on divestiture of generation assets	29.3	423.8	(394.5)

Total	$2,400.5	$2,989.3

The decrease in Pepco’s operating revenue during 2001 resulted from decreases of $466.9 million in standard offer service revenue and $30.2 million in delivery revenue primarily due to increased customer migration to alternative suppliers during 2001. Retail access to competitive markets for generation services was made available to all Maryland customers on July 1, 2000 and to D.C. customers on January 1, 2001. At December 31, 2001, 12% of Pepco’s Maryland customers and 4% of its D.C. customers had chosen alternate suppliers. These customers accounted for 800 megawatts of load in Maryland (of our total load of 3,369) and 1,026 megawatts of load in D.C. (of our total load of 2,326).

The increase in Pepco Energy Services’ operating revenue during 2001 primarily resulted from increases of $283.2 million in commodity revenues and $44.3 million in services revenues due to growth in its retail commodity business.

The decrease in Other Non-Regulated operating revenue during 2001 primarily resulted from the fact that in 2000 PCI recorded a pre-tax gain of approximately $19.7 million ($11.8 million after-tax) from the sale of its 50% interest in the Cove Point liquefied natural gas storage facility.

The gain on divestiture of generation assets of $29.3 million in 2001 resulted from the sale of Pepco’s interest in the Conemaugh generating station in January 2001. The 2001 gain on divestiture also includes certain adjustments resulting from the 2000 Mirant divestiture transaction. The gain of $423.8 million in 2000 resulted from Pepco’s sale of substantially all of its generating assets to Mirant Corp. in December 2000.

OPERATING EXPENSES

Results for 2002 Compared to 2001

Total consolidated operating expenses for the year ended December 31, 2002, were $3,778.9 million compared to $2,034.1 million for 2001. Intercompany expenses have been eliminated for purposes of this analysis. A detail of these amounts is as follows:

	2002	2001	Change
Pepco	$1,219.7	$1,363.7	(144.0)
Conectiv Power Delivery	649.2	—	649.2
Conectiv Energy	1,071.8	—	1,071.8
Pepco Energy Services	809.6	524.1	285.5
Other Non-Regulated	53.7	146.3	(92.6)
Corporate and Other	(25.1)	—	(25.1)

Total	$3,778.9	$2,034.1

The decrease in Pepco’s operating expenses during 2002 resulted primarily from a $179.7 million decrease in fuel and purchased energy expense due to less energy purchased because of increased customer migration. This decrease was partially offset by an increase in other operation and maintenance expense of $13.8 million due mainly to an increase in employee benefits and vacation liability accrual as well as from a general increase in power delivery expenses, an increase in other taxes of $11.7 million due to higher Maryland property and delivery taxes, and an increase of $8.5 million in depreciation expense.

The amounts for Conectiv Power Delivery and Conectiv Energy represented their post-merger operations for the five months of August 2002 through December 2002.

The increase in Pepco Energy Services’ operating expenses during 2002 primarily resulted from growth in its retail commodity business and due to the fact that 2002 reflected a full year of operations from businesses acquired in 2001.

The decrease in Other Non-Regulated operating expenses during 2002 primarily resulted from lower depreciation expense incurred as a result of fewer aircraft on operating leases in 2002 and due to the fact that in 2001 PCI recognized a total of $65.5 million (pre-tax) in impairment write-downs related to its aircraft portfolio and other investments.

“Corporate and Other” primarily includes severance costs of $25.4 million (pre-tax) recorded during 2002 related to Pepco and Conectiv. Additionally, this line item includes unallocated Pepco Holdings’ operating expenses, such as the acquisition financing and the amortization of “purchase accounting” related adjustments to the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002.

Results for 2001 Compared to 2000

Total consolidated operating expenses for the year ended December 31, 2001, were $2,034.1 million compared to $2,094.2 million for 2000. Intercompany expenses have been eliminated for purposes of this analysis. A detail of these amounts is as follows:

	2001	2000	Change
Pepco	$1,363.7	$1,794.8	(431.1)
Conectiv Power Delivery	—	—	—
Conectiv Energy	—	—	—
Pepco Energy Services	524.1	228.9	295.2
Other Non-Regulated	146.3	70.5	75.8

Total	$2,034.1	$2,094.2

The decrease in Pepco’s operating expenses during 2001 primarily resulted from a $180.6 million decrease in fuel and purchased energy expense, a $105.3 million decrease in other operation and maintenance expense, a $84 million decrease in depreciation expense, and a $20.9 million decrease in other taxes. The decreases in these expenses primarily resulted from the fact that in January 2001 Pepco completed its plan to exit the generation business by divesting of its interest in the Conemaugh generating station. Additionally, the remaining decrease in operating expenses in 2001 results from the fact that the 2000 results included an impairment loss recorded on Pepco’s Benning Road and Buzzard Point generating plants of $40.3 million (pre-tax). These plants were subsequently transferred to Pepco Energy Services.

The increase in Pepco Energy Services’ operating expenses during 2001 resulted from growth in its retail commodity business.

The increase in Other Non-Regulated operating expenses during 2001 primarily resulted from a total of $65.5 million (pre-tax) in impairment write-downs recognized by PCI in 2001 related to its aircraft portfolio and other investments.

OTHER INCOME (EXPENSES)

Results for 2002 Compared to 2001

Total consolidated other (expenses) for the year ended December 31, 2002, were ($190.4) million compared to ($105.3) million for 2001. A detail of these amounts is as follows:

	2002	2001	Change
Pepco	$(71.6)	$(48.8)	22.8
Conectiv Power Delivery	(25.9)	—	25.9
Conectiv Energy	(5.0)	—	5.0
Pepco Energy Services	(1.0)	1.4	2.4
Other Non-Regulated	(52.0)	(57.9)	(5.9)
Corporate and Other	(34.9)	—	34.9

Total	$(190.4)	$(105.3)

The increase in Pepco’s other (expenses) during 2002 primarily resulted from a $37.1 million decrease in interest income earned due to lower proceeds remaining to invest from Pepco’s generating asset divestitures. This increase was partially offset by a decrease of $21.8 million in interest expense due to lower debt balances outstanding during 2002.

The amounts for Conectiv Power Delivery and Conectiv Energy represented their post-merger operations for the five months of August 2002 through December 2002.

The decrease in Other Non-Regulated other (expenses) during 2002 primarily resulted from reduced losses on Pepcom’s investment in Starpower due to its improved margins, lower selling, general and administrative expenses, and the favorable impact of the termination of the requirement to amortize goodwill.

”Corporate and Other” in 2002 primarily represents unallocated Pepco Holdings’ capital costs, such as the acquisition financing and the amortization of “purchase accounting” related adjustments to the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Additionally, this amount includes the write-off of certain Pepco software costs related to software that was no longer being used.

Results for 2001 Compared to 2000

Total consolidated other (expenses) for the year ended December 31, 2001, were ($105.3) million compared to ($192.7) million for 2000. A detail of these amounts is as follows:

	2001	2000	Change
Pepco	$(48.8)	$(138.6)	(89.8)
Conectiv Power Delivery	—	—	—
Conectiv Energy	—	—	—
Pepco Energy Services	1.4	3.0	1.6
Other Non-Regulated	(57.9)	(57.1)	.8

Total	$(105.3)	$(192.7)

The decrease in Pepco’s other (expenses) during 2001 primarily resulted from a $40.6 million increase in interest income due to proceeds invested from the Company’s divestiture transactions and due to a decrease of $52.2 million in interest expense due to reductions in the level of Pepco’s debt outstanding. A portion of the divestiture proceeds were used to pay off Pepco’s outstanding debt.

INCOME TAX EXPENSE (BENEFIT)

Results for 2002 Compared to 2001

Total consolidated income tax expense for the year ended December 31, 2002, was $124.1 million compared to $83.5 million for 2001. A detail of these amounts is as follows:

	2002	2001	Change
Pepco	$81.7	$130.9	(49.2)
Conectiv Power Delivery	20.1	—	20.1
Conectiv Energy	19.4	—	19.4
Pepco Energy Services	3.8	8.5	(4.7)
Other Non-Regulated	(7.3)	(55.9)	48.6
Corporate and Other	6.4	—	6.4

Total	$124.1	$83.5

The decrease in Pepco’s income tax expense during 2002 resulted from lower taxes as a result of lower interest income and due to the fact that the 2001 amount included taxes incurred on Pepco’s generating plant divestiture.

The amounts for Conectiv Power Delivery and Conectiv Energy represented their post-merger operations for the five months of August 2002 through December 2002.

Income tax expense for Pepco Energy Services remained relatively stable between years.

The decrease in Other Non-Regulated income tax (benefit) during 2002 primarily resulted from the benefit derived in 2001 from one-time impairment write-downs associated with the aircraft portfolio and other investments.

Results for 2001 Compared to 2000

Total consolidated income tax expense for the year ended December 31, 2001, was $83.5 million compared to $341.2 million for 2000. A detail of these amounts is as follows:

	2001	2000	Change
Pepco	$130.9	$352.9	(222.0)
Conectiv Power Delivery	—	—	—
Conectiv Energy	—	—	—
Pepco Energy Services	8.5	(4.7)	13.2
Other Non-Regulated	(55.9)	(7.0)	(48.9)

Total	$83.5	$341.2

The decrease in Pepco’s income tax expense during 2001 primarily resulted from the fact that the 2000 tax expense included taxes resulting from the gain on the divestiture of its generating plants in December 2000.

The increase in Pepco Energy Services’ income tax expense during 2001 resulted from improved operating results in its retail commodity and wholesale generation business along with an increase in the effective tax rate.

The increase in Other Non-Regulated income tax (benefit) during 2001 principally resulted from the write-down of the aircraft portfolio and other investments.

CAPITAL RESOURCES AND LIQUIDITY

Sources of Liquidity

Due to $805.5 million of cash provided by operating activities, $1,920.4 million of cash used by investing activities, and $698.2 million of cash provided by financing activities, cash and cash equivalents decreased by $416.7 million during the year ended December 31, 2002. This decrease primarily results from the fact that $1,075.6 million in cash was used to acquire Conectiv (net of Conectiv cash acquired).

Pepco Holdings relies on access to bank and capital markets as a significant source of liquidity for capital requirements not satisfied by cash provided by its subsidiaries’ operations. Pepco Holdings generates no operating income on its own. Accordingly, Pepco Holdings’ ability to pay dividends to its common shareholders will depend on dividends received from its subsidiaries. The ability of Pepco Holdings and its subsidiaries to borrow funds or issue securities and its financing costs are affected by the issuing company’s credit ratings. In addition to their future financial performance, the ability of the subsidiaries to pay dividends to Pepco Holdings is subject to the limits imposed by: state corporate and regulatory laws, which contain limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid; PUHCA, which prohibits the payment of dividends by a registered holding company or any of its subsidiaries, not afforded an exemption, out of capital or unearned surplus without the prior approval of the SEC; the provisions of their respective charters and bylaws;

and the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and other restrictions in connection with other liabilities.

PUHCA Restrictions

Because the Company is a holding company registered under PUHCA, it must obtain SEC approval to issue securities. Under PUHCA, Pepco Holdings may not pay dividends on the shares of common stock from an accumulated deficit or from paid-in-capital without SEC approval. PUHCA also prohibits Pepco Holdings from borrowing from its subsidiaries. Under an SEC Financing Order dated July 31, 2002 (the “Financing Order”), Pepco Holdings is authorized to issue equity, preferred securities and debt securities in an aggregate amount not to exceed $3.5 billion through the authorization period ending June 30, 2005. The external financing limit includes a short-term debt outstanding limitation of $2.5 billion. Pepco Holdings is also authorized to enter into guarantees to third parties or otherwise provide credit support with respect to obligations of its subsidiaries for up to $3.5 billion. The Financing Order requires that, in order to issue debt or equity securities, the Company must maintain a ratio of common stock equity to total capitalization (consisting of common stock, preferred stock, if any, long-term debt and short-term debt) of at least 30 percent. If this ratio falls below 30 percent (and the Company does not obtain from the SEC an amended order permitting it to maintain a lower ratio), the Company will not have the authority to issue either debt or equity securities, including additional commercial paper issued to refinance maturing commercial paper. At December 31, 2002, the Company’s common equity ratio was 31.6 percent or approximately $149.8 million in excess of the 30 percent threshold. The Company intends to take such actions as necessary to prevent the common equity ratio from dropping below 30 percent, including the sale of additional shares of common stock. In this regard, the Company issued 5,750,000 shares of common stock in December 2002, as described below. The Company may also request an amendment to the SEC order that would permit the common equity ratio to temporarily drop below 30 percent for a period of time. However, the Company can give no assurance as to the timely receipt of such amendment.

In connection with the merger with Conectiv, the SEC required PCI to divest itself of its marketable securities portfolio, its remaining aircraft, and certain real estate by July 31, 2005. Pepco Holdings does not believe that this requirement will have a material impact on its financial position or results of operations.

Issuance of Common Stock

In December 2002, Pepco Holdings sold 5,750,000 shares of common stock at $19.13 per share. Proceeds received on the transaction, net of issuance costs of $4.3 million, were $105.7 million. All of the proceeds were used to pay down outstanding commercial paper.

Financing

On June 25, 2002, CBI entered into a Credit Agreement (CBI Credit Agreement) with various banks and financial institutions. CBI is constructing new mid-merit power plants in Bethlehem, Pennsylvania. Under the CBI Credit Agreement, CBI may borrow up to $365 million as a construction loan and convert the construction loan to a term loan after completing construction of the two 545 MW combined cycle power plants (CBI Project). Borrowings under the CBI Credit Agreement are secured by a lien on CBI and all tangible, intangible, and real property of CBI. As of December 31, 2002, the balance of CBI’s outstanding borrowings under the CBI Credit Agreement was $161.8 million (5.4% effective interest rate). CBI expects to convert the construction loan to a term loan on one of the following dates: February 27, 2004, April 30, 2004, June 30, 2004, August 31, 2004 or September 30, 2004 (the actual date on which the construction loan is converted is referred to herein as the Term Loan Conversion Date), as provided for in the CBI Credit Agreement. CBI is required to repay any portion of the construction loan not converted to a term loan at the Term Loan Conversion Date or no later than September 30, 2004. Four semi-annual principal payments begin six months after the Term Loan Conversion Date. Depending on the Term Loan Conversion Date, the amount of the term loan principal, which is repaid by the total of the four semi-annual payments, is approximately 12.89% to 14.7%. The remaining principal of the term loan (and any unpaid accrued interest or fees) is due upon the loan’s maturity, which is the later of June 25, 2006, or the second anniversary of the Term Loan Conversion Date.

On July 15, 2002, Pepco redeemed $66.2 million 8.50% First Mortgage Bonds due May 15, 2027 at a call price of 103.21%. The redemption totaled $69.3 million.

Pepco Holdings entered into a $1.1 billion short term bridge facility on August 1, 2002 and borrowed the full amount to fund $700 million of the merger cash consideration, and repay commercial paper and Conectiv bank loans due upon merger closing. The facility was repaid in full on September 6, 2002 with proceeds from Pepco Holdings’ note offering.

On August 1, 2002, Pepco Holdings, Pepco, DPL, and ACE established a $1.5 billion 364-day revolving credit facility with various financial institutions. Pepco Holdings’ borrowing sublimit under the agreement is $1 billion. Pepco, DPL, and ACE have an aggregate sublimit of $500 million, with no individual borrower entitled to borrow more than $300 million. The $1.5 billion facility includes a $300 million letter of credit sublimit. As of December 31, 2002, $103 million in letters of credit were outstanding. The facility will primarily be used to back up the commercial paper programs, which are discussed herein.

Pepco Holdings established a $1 billion commercial paper program effective August 1, 2002. This program replaced the Conectiv and PCI commercial paper programs, which were terminated at the end of August 2002. Pepco, DPL, and ACE have $300 million, $275 million, and $250 million commercial paper programs, respectively.

On September 3, 2002, Pepco redeemed $2 million or 40,000 shares of its $3.40 Serial Preferred Stock Series of 1992, pursuant to mandatory sinking fund provisions.

On September 6, 2002, Pepco Holdings issued $1.35 billion of unsecured notes: $350 million of 5.50% notes due August 15, 2007, $750 million of 6.45% notes due August 15, 2012, and $250 million of 7.45% notes due August 15, 2032. The net proceeds from the offering totaled $1.34 billion. Pepco Holdings offered the notes in an unregistered transaction. The proceeds from the sale of the notes were used to repay approximately $1.1 billion of indebtedness outstanding under a short-term bridge facility entered into on August 1, 2002 in connection with the merger, and to repay approximately $240 million of Pepco Holdings’ outstanding commercial paper, including approximately $106.1 million of commercial paper issued to fund the settlement of treasury lock transactions entered into in June 2002 in anticipation of the offering of the notes.

On September 19, 2002, Pepco Holdings issued an additional $150 million of the 5.5% notes due August 15, 2007 (which were consolidated to form a single series with the $350 million 5.5% notes due 2007, issued by Pepco Holdings on September 6). The net proceeds from the offering totaled $151.7 million. Pepco Holdings offered the notes in an unregistered transaction. The proceeds from the sale of the notes were used to repay outstanding commercial paper.

The Company is obligated to cause an exchange offer of notes registered under the Securities Act of 1933 with identical terms to the notes issued on September 6 and 19, 2002 to be consummated by June 3, 2003.

On September 20, 2002, the New Jersey Board of Public Utilities (NJBPU) issued a Bondable Stranded Costs Rate Order (Financing Order) to ACE authorizing the issuance of $440 million of Transition Bonds. A subsidiary of ACE issued Transition Bonds totaling $440 million on December 19, 2002, in accordance with this Financing Order. The proceeds of these bonds will be used to recover the stranded costs associated with the divestiture of the ACE nuclear assets, the buyout of the Pedricktown NUG contract and the buy down of the American Ref-Fuel NUG contract. Also included in the amount authorized was $20 million of transaction costs and capital reduction costs.

On October 1, 2002, DPL redeemed at maturity $30 million of 6.95% First Mortgage Bonds and $12 million of 6.59% Medium Term Notes.

On November 15, 2002, DPL redeemed at maturity $3 million of its 9.26% Medium Term Notes A and $1 million of its 9.29% Medium Term Notes A.

On December 19, 2002, ACE redeemed at maturity a term loan in the amount of $171.4 million.

On December 30, 2002, DPL redeemed at par 316,500 shares of its $25 par preferred stock with an annual dividend rate of 7.75%.

On January 15, 2003, Pepco Holdings issued $300 million of 3.75% notes due February 15, 2006. The net proceeds from the offering totaled $298.4 million. The Company used the proceeds to redeem a $200 million Conectiv Floating Rate Note with an original maturity of February 28, 2003, that was called on January 28, 2003, and to repay outstanding commercial paper.

On February 28, 2003, ACE redeemed 2,800,000 shares of 8.25% cumulative quarterly income preferred stock of Atlantic Capital I at $25 per share plus accrued and unpaid interest.

ACE will redeem on March 24, 2003, Secured Medium Term Notes totaling $58 million with interest rates ranging from 7.125% to 7.98%.

Money Pool

Pepco Holdings has received PUHCA authorization to establish the Pepco Holdings System money pool. Certain direct and indirect subsidiaries of Pepco Holdings are eligible to participate in the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Eligible subsidiaries with cash deficits may borrow from the money pool. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants. Pepco Holdings may not borrow from the money pool. Borrowings from the money pool are unsecured. Deposits in the money pool are guaranteed by Pepco Holdings. Depositors in the money pool receive and borrowers from the money pool pay an interest rate based primarily on Pepco Holdings’ short-term borrowing rate. Pepco Holdings’ external borrowing requirement fluctuates based on the amount of funds deposited in the money pool.

Pension Funding

Pepco and Conectiv’s pension assets did not achieve the level of returns assumed in the determination of their pension expense accruals during 2002. As a result, Pepco contributed $35 million to its pension plan in December 2002 to exceed a funding level of 100% with respect to its accrued benefit obligation. Conectiv’s pension plan did not require a contribution in December 2002 to exceed 100% of its accrued benefit obligation. Pepco contributed $25 million to its pension plan in 2001 and $50 million in 2000.

Effective December 31, 2002, as a result of the August 1, 2002 Pepco and Conectiv merger, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Pepco Holdings Retirement Plan. Pepco Holdings adopted the Pepco and Conectiv benefit plans. The provisions and benefits of the merged plan are identical to those of the original Pepco and Conectiv Plans.

As of January 1, 2002, Pepco and Conectiv’s individual plan actuarial valuations incorporated different assumptions for the 2002 year net periodic expense determination. Pepco Holdings expects to review, and may change the actuarial assumptions of the plan for 2003.

Due to lower asset values than expected in its pension plan and the potential need to modify the assumptions used to value its pension liabilities, Pepco Holdings could experience a substantially higher level of pension expense in the near term and until the investment return of the plan assets improves.

Shareholder Dividend Reinvestment Plan and Employee Benefit Plans

Under the Company’s Shareholder Dividend Reinvestment Plan and under various employee benefit plans of the Company and its subsidiaries, the Company can satisfy its obligations to supply Company common stock for the plans either by selling newly issued shares to the plans or by contributing cash that the plan administrators then use to purchase common stock in the open market. From August 1, 2002 to December 31, 2002, the Company issued an aggregate of approximately 630,000 shares of its common stock to fund its obligations under the plans.

Dividend Policy and Restrictions

The Company’s annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments which may affect the Company’s income and cash flows. The Company’s Board of Directors declared a quarterly dividend per share of common stock of 25 cents payable on December 31, 2002 to holders of record on December 10, 2002. Previously, the Board declared a “pro-rata” period dividend of $.16576079 per share following the August 1 merger which was paid September 30, 2002 to holders of record on September 10, 2002. Under PUHCA, Pepco Holdings may not pay dividends on the shares of common stock from an accumulated deficit or paid-in-capital without SEC approval. Pepco Holdings’ common dividends paid to stockholders are currently funded from the common dividends that Pepco, DPL, and ACE pay to Pepco Holdings. Under PUHCA, Pepco, DPL, and ACE are prohibited from paying a dividend from an accumulated deficit or paid-in-capital, unless SEC approval is obtained. Also, the certificates of incorporation of Pepco, DPL, and ACE have certain other limitations on the payment of common dividends to Pepco Holdings.

Working Capital

At December 31, 2002, current assets totaled $1.7 billion versus current liabilities of $2.6 billion. Current liabilities include $406.3 million in long-term debt due within one year. Although the Company currently has in place a $1.5 billion working capital facility, it intends to lower its current liabilities over the next twelve months through a combination of long-term financing strategies.

Construction Expenditures

Pepco Holdings construction expenditures totaled $503.8 million in 2002. For the five-year period 2003 through 2007, construction expenditures are projected to total approximately $2.2 billion.

Disclosures About Contractual Obligations And Commercial Commitments

Summary information about Pepco Holdings’ consolidated contractual obligations and commercial commitments is as follows:

	Contractual Maturity
Obligation	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Millions)
Short-term debt	$812.7	$812.7	$—	$—	$—
Variable rate demand bonds	158.4	—	—	—	158.4
Long-term debt	5,119.1	406.3	732.1	976.8	3,003.9
Preferred stock subject to mandatory redemption	47.5	2.5	5.0	40.0	—
Preferred trust securities	290.0	70.0	—	—	220.0
Capital and operating leases	349.2	37.7	68.8	68.4	174.3
Purchase power contracts	1,572.7	384.3	682.6	505.8	—
Partnership contributions	14.7	7.2	6.5	1.0	—

Total	$8,364.3	$1,720.7	$1,495.0	$1,592.0	$3,556.6

COMMITTEE OF CHIEF RISK OFFICERS RECOMMENDED RISK MANAGEMENT DISCLOSURES

The Committee of Chief Risk Officers (CCRO) was formed to provide guidance and enhance consistency for risk management practices in the energy industry. On November 19, 2002, the CCRO released white papers representing recommended best practices in four areas of risk management for its membership of 31 merchant energy companies. Conectiv Energy and Pepco Energy Services are members of the CCRO. The white papers that were issued included a series of additional risk management disclosures in tabular format. The CCRO recommended that merchant energy companies include these tabular disclosures in Securities and Exchange Commission filings beginning in the first calendar quarter of 2003.

The following tables present the combined risk management disclosures of Conectiv Energy and Pepco Energy Services for the year ended December 31, 2002. Information presented in the accompanying tables includes Conectiv Energy data for the five post-merger months of August 2002 through December 2002, combined with Pepco Energy Services data for the entire year. Forward-looking data represents 100% of the combined positions of Conectiv Energy and Pepco Energy Services.

Table 1

Statement of Competitive Energy Gross Margin

For the Year Ended December 31, 2002

(Dollars in Millions)

Mark to Market Activities	Proprietary Trading (1)	Other Energy Commodity (2)	Non-Commodity Energy (3)	Total
Unrealized Marked-to-market (“MTM”) Gain (Loss)
Unrealized gain (loss) at inception	$—	$—	$—	$—
Changes in unrealized fair value prior to settlements	16.3	(.3)	—	16.0
Changes in valuation techniques and assumptions	—	—	—	—
Reclassification to realized at settlement of contracts	(40.6)	(.3)	—	(40.9)

Total changes in unrealized fair value	(24.3)	(.6)	—	(24.9)
Realized Net Settlement of Transactions Subject to MTM	40.6	.3	—	40.9

Total Gain (Loss) on MTM activities	16.3	(.3)	—	16.0
Transaction-related expenses associated with MTM activity	(4.3)	—	—	(4.3)

Total MTM activities gross margin	12.0	(.3)	—	11.7

Accrual Activities
Accrual activities revenues	N/A	1,868.5	113.7	1,982.2
Hedge gains (losses) reclassified from other compensation income (OCI)	N/A	42.2	—	42.2
Cash flow hedge ineffectiveness recorded in income statement	N/A	(.2)	—	(.2)

Total revenue-accrual activities revenues	N/A	1,910.5	113.7	2,024.2
Fuel and Purchased Power	N/A	(1,686.0)	(14.1)	(1,700.1)
Hedges of fuel and purchased power reclassified from OCI	N/A	(58.9)	—	(58.9)
Cash flow hedge ineffectiveness recorded in income statement	N/A	—	—	—
Other transaction-related expenses	N/A	(12.8)	(72.5)	(85.3)

Total accrual activities gross margin	N/A	152.8	27.1	179.9

Total Gross Margin	$12.0	$152.5	$27.1	$191.6

Notes:
(1)	Includes all derivative contracts held for trading and MTM under SFAS No. 133.
(2)	Includes generation line of business, provider of last resort services, origination business, unregulated wholesale and retail commodity business.
(3)	Includes Conectiv Thermal, Conectiv Operating Services Company, and Pepco Energy Services’ energy-efficiency and other services business.

Table 2

Roll-forward of Mark-to-Market Energy Contract Net Assets

For the Year Ended December 31, 2002

(Dollars in Millions)

	Proprietary Trading (1)	Other Energy Commodity (2)	Total
Total Marked-to-market (“MTM”) Energy Contract Net Assets at December 31, 2001	$1.0	$—	$1.0
Total change in unrealized fair value excluding reclassification to realized at settlement of contracts	16.3	—	16.3
Reclassification to realized at settlement of contracts	(43.6)	4.8	(38.8)
Effective portion of changes in fair value—recorded in OCI	—	28.7	28.7
Ineffective portion of charges in fair value—recorded in earnings	—	(.2)	(.2)
Purchase/sale of existing contracts or portfolios subject to MTM	42.1	(11.6)	30.5

Total MTM Energy Contract Net Assets at December 31, 2002 (a)	$15.8	$21.7	$37.5

			Total
(a) Detail of MTM Energy Contract Net Assets at December 31, 2002 (above)
Current Assets			$138.4
Noncurrent Assets			27.2

Total MTM Energy Assets			165.6

Current Liabilities			(113.7)
Noncurrent Liabilities			(14.4)

Total MTM Energy Contract Liabilities			(128.1)

Total MTM Energy Contract Net Assets			$37.5

Notes:
(1)	Includes all derivative contracts held for trading and MTM under SFAS No. 133.
(2)	Includes all derivative contracts classified as cash flow hedges under SFAS No. 133.

Table 3

Maturity and Source of Fair Value of Mark-to-Market

Energy Contract Net Assets

As of December 31, 2002

(Dollars are Pre-Tax and in Millions)

	Fair Value of Contracts at December 31, 2002
	Maturities
Source of Fair Value	2003	2004	2005	In Excess of 3 Years	Total Fair Value
Proprietary Trading (1)
Actively Quoted (i.e., exchange-traded) prices	$(.7)	$6.8	$.8	—	$6.9
Prices provided by other external sources (2)	7.5	1.4	—	—	8.9
Modeled	—	—	—	—	—

Total	$6.8	$8.2	$.8	—	$15.8

Other Unregulated (3)
Actively Quoted (i.e., exchange-traded) prices	$24.6	$8.0	$1.0	—	$33.6
Prices provided by other external sources (2)	(7.2)	(4.7)	—	—	(11.9)
Modeled	—	—	—	—	—

Total	$17.4	$3.3	$1.0	—	$21.7

Notes:
(1)	Proprietary Trading includes all derivative contracts held for trading and marked-to-market under SFAS No. 133.
(2)	Prices provided by other external sources—Reflects information obtained from over-the-counter brokers, industry services, or multiple-party on-line platforms.
(3)	Other Unregulated Contracts includes all derivative contracts classified as cash flow hedges under SFAS No. 133.

Table 4

Selected Competitive Energy Gross Margin Information

For the Year Ended December 31, 2002

(Dollars in Millions)

	Energy Trading (1)	Other Energy Commodity (2)	Non- Commodity Energy (3)	Total
Total Gross Margin	$12.0	$152.5	$27.1	$191.6
Less: Total Change in Unrealized Fair Value	24.3	.6	—	24.9

Gross Margin Adjusted for Unrealized Marked-to-market (“MTM”) Gain/Loss	$36.3	$153.1	$27.1	$216.5

Add/Deduct Noncash Realized Amortization	—	—	—	8.2

Cash Component of Gross Margin (Accrual Basis)	—	—	—	$224.7

Net Change in Cash Collateral	—	—	—	$(13.4)

Notes:
(1)	Includes all derivative contracts held for trading and marked-to-market under SFAS No. 133.
(2)	Includes Generation line of business, Provider of Last Resort services, Origination businesses, and unregulated wholesale and retail commodity business.
(3)	Includes Conectiv Thermal, Conectiv Operating Services Company, and Pepco Energy Services’ energy-efficiency and other services business.

The above table presents details of merchant energy cash flows from gross margin, adjusted for cash provided or used by option premiums and collateral requirements. This is not intended to present a statement of cash flows in accordance with GAAP.

Table 5

Cash Flow Hedges Included in Accumulated Other Comprehensive Income

As of December 31, 2002

(Dollars in Millions)

Contracts	Accumulated Other Comprehensive Income (“OCI”) (Loss) After Tax	Portion Expected to be Reclassified to Earnings during the Next 12 Months	Maximum Term
Merchant Energy (Non-Trading)	$14.1	$10.9	36 months
Interest Rate	(75.7)	(.4)	40 months
Foreign Currency	—	—
Other	(.2)	—

Total	$(61.8)	$10.5

Total Other Comprehensive Income Activity

For the Year Ended December 31, 2002

(After-Tax)

(Dollars in Millions)

	Merchant Hedge Contracts	Non-Merchant Hedges	Total
Accumulated OCI, December 31, 2001	$—	$—	$—
Changes in fair value	1.6	(67.9)	(66.3)
Reclasses from OCI to net income	4.5	—	4.5

Accumulated OCI derivative gain/loss, December 31, 2002	$6.1	$(67.9)	$(61.8)

NOTE:

The information presented in Table 6 is contained in the “Quantitative and Qualitative Disclosures about Market Risk—Credit and Nonperformance Risk” section, herein.

Table 7

Merchant Plant Owned Assets Hedging Information

Estimated Next Three Years

	2003	2004	2005
Estimated Plant Output Hedged	100%	76%	57%
Estimated Plant Fuel Requirements Hedges	83%	96%	60%

Note:

The percentages above are based on modeled requirements using data available at December 31, 2002.

Table 8

Value at Risk (“VaR”) Associated with Energy Contracts

For the Year Ended December 31, 2002

(Dollars in Millions)

Pepco Holdings uses a value-at-risk model to assess the market risk of its electricity, gas, coal, and petroleum product commodity activities. The model includes physical forward contracts used for hedging and trading, and commodity derivative instruments. Value-at-risk represents the potential gain or loss on instruments or portfolios due to changes in market factors, for a specified time period and confidence level. Pepco Holdings estimates value-at-risk across its power, gas, coal, and petroleum products commodity business using a delta-gamma variance/covariance model with a 95 percent, one-tailed confidence level and assuming a one-day holding period. Since value-at-risk is an estimate, it is not necessarily indicative of actual results that may occur.

	Proprietary Trading VaR (1)	VaR for Energy Derivative Contracts (2)
95% confidence level, one-day holding period, one-tailed (3)
Period end	$3.4	$4.0
Average for the period	3.4	5.9
High	5.6	17.2
Low	.9	2.5

Notes:
(1)	Includes all derivative contracts held for trading and marked-to-market under SFAS No. 133.
(2)	Includes all derivative contracts under SFAS No. 133, including trading positions and cash flow hedges.
(3)	VaR calculations are shown in a standard delta or delta/gamma closed form 95% 1-day holding period 1-tail normal distribution form. Traditional statistical and financial methods can be employed to reconcile prior 10K and 10Q VaRs to the above approach. In this case, 5-day VaRs divided by the square root of 5 equal 1-day VaRs; and 99% 1-tail VaRs divided by 2.326 times 1.645 equal 95% 1-tail VaRs. Note that these methods of conversion are not valid for converting from 5-day or less holding periods to over 1 month holding periods and should not be applied to “non-standard closed form” VaR calculations in any case.

REGULATORY AND OTHER MATTERS

Termination of Agreements for Sale of ACE Electric Generating Plants

Under the terms of agreements between ACE and NRG Energy, Inc. (NRG) for the sale of ACE’s fossil fuel-fired electric generating plants (Deepwater Station, Conemaugh and Keystone Stations and B.L. England Station) the agreements were subject to termination by either party after February 28, 2002. NRG delivered notice to Conectiv on April 1, 2002 terminating these agreements. On January 13, 2003, the Company announced the termination of a second competitive bidding process initiated on May 23, 2002 to sell these ACE-owned fossil fuel-fired electric generating plants. The Company noted that while the competitive bidding process identified a number of interested parties, current conditions in the electric energy market prevented ACE from reaching agreements for the sale of these generating assets. The Company remains interested in selling these assets on acceptable terms, but cannot predict whether or not any or all of the plants will be sold, whether the NJBPU will grant the required approval of any sales agreements, or any related impacts upon recoverable stranded costs.

Basic Generation Service

Under the provisions of New Jersey’s 1999 Electric Discount and Energy Competition Act (the New Jersey Act) and the NJBPU’s Final Decision and Order concerning restructuring ACE’s electric utility business, ACE was obligated to provide Basic Generation Service (BGS) through July 31, 2002, which entailed supplying electricity to customers in ACE’s service area who do not choose an alternative supplier. The Final Decision and Order provides for the recovery through customer rates of the costs incurred by ACE in providing BGS, including an allowed return on certain electric generating plants, the above-market portion of the cost of power purchased from NUGs, and the above-market portion of costs associated with generating power for BGS customers. In recognition of this cost-based, rate-recovery mechanism, when the costs incurred by ACE in providing BGS exceed the revenues from billings to ACE’s customers for BGS, the under-recovered costs are deferred as a regulatory asset. Pursuant to the terms of the 1999 restructuring of ACE’s electric generation business, during 2000-2002, the under-recovered costs were first applied to a deferred energy cost liability that was eliminated and then a regulatory asset was established ($153.0 million as of December 31, 2002). After the initial four-year transition period ends July 31, 2003, customer rates are to be adjusted to recover the under-recovered cost balance over a reasonable period of time to be determined by the NJBPU. ACE’s recovery of the deferred costs is subject to review by the NJBPU.

On August 1, 2002, in accordance with the provisions of the New Jersey Act and the NJBPU’s Final Decision and Order, ACE petitioned the NJBPU for a $71.6 million, or 8.4%, annualized increase in electric rates, effective August 1, 2003. This proposed rate increase is intended to recover ACE’s deferred cost balance as of August 1, 2003 over a four-year period and reset Power Delivery rates such that an under-recovery of certain costs is no longer embedded in rates. ACE’s recovery of the deferred costs is subject to review by the NJBPU, which will determine the amount of cost recovery in accordance with the New Jersey Act. The outside auditing firm selected by the NJBPU has completed its review and audit of the deferral balance of ACE. A draft report has been provided to ACE, and ACE has responded to the NJBPU and the auditors with factual comments. A final report was released on February 24, 2003.

BGS electricity supply beyond July 31, 2002 was provided for by a BGS auction held in February 2002, which awarded about 1,900 MW, or 80% of ACE’s BGS load to four suppliers for the period from August 1, 2002 to July 31, 2003. The remaining 20% of ACE’s BGS load is supplied utilizing ACE’s electric supply, consisting of its fossil fuel-fired electric generating plants (excluding Deepwater), which are used first to meet such BGS load, and its NUG contracts, to the extent such electric generating plants are not sufficient to satisfy such load.

Any portion of ACE’s electric supply that exceeds the load requirement of the BGS customers is sold in the wholesale market. In addition, if any of the four suppliers awarded 80% of ACE’s BGS load default on performance, ACE will offer the defaulted load to the other winning bidders. If they are not interested, ACE will then procure the needed supply from the wholesale market. Any costs related to this new supply that are not covered by remuneration from the supplier in default will be included in the calculation of deferred electric service costs, which are subject to NJBPU review and future recovery in customer rate increases.

By Decision and Order dated December 18, 2002, the NJBPU approved the process for the procurement of BGS supply for the period starting August 1, 2003. The decision included holding two separate but simultaneous auctions to procure BGS supply. The first auction will be for the supply needed to serve large commercial and industrial customers who will be paying an hourly energy price. There are approximately 50 customers in this group for ACE. The auction will determine the capacity price to be paid by these customers. The period covered by this auction is August 1, 2003 through May 31, 2004. The second auction will be for the supply needs of the remainder of the BGS customers, and would be for full requirements service (energy, capacity, transmission, and ancillary services) for these customers. In this auction, two-thirds of the needs will be procured for the same period as the first auction, while the remaining one-third of the needs will be procured for a period of 34 months. The results of these auctions will be used to set the rates paid by the customers in each group. The decision also established working groups to deal with metering issues and customer education. The auctions were conducted February 3 and 4, 2003. The NJBPU approved the results of the auctions on February 5, 2003. ACE has entered into BGS Supplier Agreements with the winning bidders. If any of the winning bidders were to default on their commitments, ACE will offer the defaulted load to other winning bidders, or will make arrangements to purchase the needed supply from PJM-administered markets.

Securitization

Under the New Jersey Act, up to 100% of recovery-eligible stranded costs related to electric generating plants and the costs to affect buyouts or buy downs of NUG contracts may be recovered through customer rates. On September 9, 2002, New Jersey enacted an amendment (Amendment) to the New Jersey Act. The Amendment permits the NJBPU to authorize the securitization of deferred balances of electric public utilities resulting from the provisions of the New Jersey Act. The NJBPU may authorize the issuance of transition bonds by an electric public utility or other financing entity in order to (i) recover stranded costs deemed eligible for rate recovery in a stranded cost recovery order; (ii) recover rate reduction requirements determined by the NJBPU to be necessary under the provisions of the New Jersey Act; or (iii) recover basic generation service transition costs. The NJBPU may approve transition bonds with scheduled amortization of up to fifteen years if related to stranded cost recoveries or recoveries of basic generation service transition costs, or the remaining term of a purchase power agreement if related to the buyout or buy down of long-term purchase power contracts with NUGs.

On September 20, 2002, the NJBPU issued a Bondable Stranded Costs Rate Order (Financing Order) to ACE authorizing the issuance of $440 million of Transition Bonds. A subsidiary of ACE issued Transition Bonds totaling $440 million on December 19, 2002, in accordance with this Financing Order. The proceeds of these bonds will be used to recover the stranded costs associated with the divestiture of the ACE nuclear assets, the buyout of the Pedricktown NUG contract and the buy down of the American Ref-Fuel NUG contract. Also included in the amount authorized was $20 million of transaction costs and capital reduction costs.

ACE formed ACE Transition Funding during 2001 as a special purpose entity (SPE) for the sole purpose of purchasing and owning the bondable transition property (BTP), issuing transition bonds (Bonds), pledging ACE Transition Funding’s interest in BTP and other collateral to the bond trustee to collateralize the Bonds, and performing activities that are necessary, suitable or convenient to accomplish these purposes. Proceeds from the sale of Bonds were transferred to ACE in consideration for the BTP, and ACE will repurchase debt and/or equity related to the stranded costs and NUG contracts noted above. The Bonds of ACE Transition Funding are included in the accompanying Consolidated Balance Sheets.

On January 31, 2003, ACE filed a petition seeking from the NJBPU an administrative valuation of a portion of the B.L. England Station stranded costs and a finding that such costs may be included as part of the principal amount of transition bonds for which ACE may seek approval under the New Jersey Act. Management anticipates that the necessary approvals will be received from the NJBPU and that a bondable stranded costs rate petition will ultimately be approved, leading to the issuance of additional transition bonds.

Rate Increase

On February 3, 2003, ACE filed a petition with the NJBPU to increase its electric distribution rates and the Regulatory Asset Recovery Charge in New Jersey. The request, if approved, will increase ACE’s annual revenues by approximately $68.4 million. The petition was filed in accordance with the NJBPU’s Final Order in restructuring, which mandated that ACE file a plan to set rates that will be in place when the New Jersey Act’s transition period ends July 31, 2003.

Pepco Regulatory Contingencies

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed on July 31, 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s D.C. Commission approved divestiture settlement that provided for a sharing of any net proceeds from the sale of its generation related assets. A principal issue in the case is whether a sharing between customers and shareholders of the excess deferred income taxes and accumulated deferred investment tax credits associated with the sold assets would violate the normalization provisions of the Internal Revenue Code and implementing regulations. On March 4, 2003, the Internal Revenue Service (IRS) issued a notice of proposed rulemaking (NOPR) that could be relevant to that principal issue. Comments on the NOPR must be filed by June 2, 2003, and the IRS will hold a public hearing on June 2, 2003. Pepco cannot predict whether the IRS will adopt the regulations as proposed, make changes before issuing final regulations or decide not to adopt regulations. Other issues deal with the inclusion of internal costs and cost allocations. Pepco believes that its calculation of the customers’ share of divestiture proceeds is correct. However, the potential exists that Pepco could be required to make additional gain sharing payments to D.C. customers. Such additional payments, which cannot be estimated, would be charged to expense and could have a material adverse effect on results of operations in the quarter and year in which a decision is rendered; however, Pepco does not believe that additional payments, if any, will have a material adverse impact on its financial position. It is impossible to predict when the D.C. Commission will issue a decision.

Pepco filed its divestiture proceeds plan application in Maryland in April 2001. Reply briefs were filed in May 2002 and Pepco is awaiting a Proposed Order from the Hearing Examiner. It is a certainty that some party or parties will appeal the Hearing Examiner’s Proposed Order to the Maryland Commission. The principal issue in the case is the same normalization issue that was raised in the D.C. case. On March 4, 2003, the IRS issued a NOPR that could be relevant to that principal issue. Comments on the NOPR must be filed by June 2, 2003, and the IRS will hold a public hearing on June 2, 2003. Pepco cannot predict whether the IRS will adopt the regulations as proposed, make changes before issuing final regulations or decide not to adopt regulations. Other issues deal with the inclusion of internal costs and cost allocations. Pepco believes that its calculation of the customers’ share of divestiture proceeds is correct. However, the potential also exists that Pepco would be required to make additional gain sharing payments to Maryland customers. Such additional payments, which cannot be estimated, would be charged to expense and could have a material adverse effect on results of operations in the quarter and year in which a decision is rendered; however, Pepco does not believe that additional payments, if any, will have a material adverse impact on its financial position. It is impossible to predict when the Hearing Examiner or the Maryland Commission will issue their decisions.

In Maryland, in accordance with the terms of an agreement approved by the Maryland Commission, customers who are unable to receive generation services from another supplier, or who do not select another supplier, are entitled to receive services from Pepco until July 1, 2004 (Standard Offer Service or SOS). Pepco has entered into a settlement in Phase I of Maryland Case No. 8908 to extend its provision of SOS services in Maryland. The Settlement is awaiting approval from the Maryland Commission. The Settlement provides for an extension of SOS for four years for residential and small commercial customers, an extension of two years for medium sized commercial customers, and an extension of one year for large commercial customers. The settlement provides for a policy review by the Commission to consider how SOS will be provided after the current extension expires. The Settlement provides for SOS to be procured from the wholesale marketplace and that Pepco will be able to recover its costs of procurement and a return.

Full Requirements Contract with Mirant

Under a full requirements contract entered into in 2000 in connection with the purchase by Mirant Corporation of substantially all of Pepco’s electricity generation assets, Mirant is obligated to supply Pepco with all of the capacity and energy needed to fulfill these default service obligations at fixed prices that are lower than currently approved tariff rates that Pepco charges for providing such service. If Mirant were to fail to fulfill its supply obligations, Pepco would have to find alternative sources of supply at rates then prevailing.

Environmental Matters

The Company through its subsidiaries is subject to regulation with respect to the environmental effects of their operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use by various federal, regional, state, and local authorities. Federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or uncontrolled hazardous waste sites. The Company’s subsidiaries may incur costs to clean up facilities found to be contaminated due to current and past disposal practices. The Company’s subsidiaries’ liability for clean-up costs is affected by the activities of these governmental agencies and private land-owners, the nature of past disposal practices, the activities of others (including whether they are able to contribute to clean-up costs), and the scientific and other complexities involved in resolving clean up-related issues (including whether a Pepco Holdings subsidiary or a corporate predecessor is responsible for conditions on a particular parcel). The Company’s current liabilities include approximately $22.7 million as of December 31, 2002, for potential clean-up and other costs related to sites at which a Conectiv subsidiary is a potentially responsible party, alleged to be a third-party contributor, or has made a decision to clean up contamination on its own property. The accrued liability as of December 31, 2002, included $11.2 million for remediation and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant (which was sold on June 22, 2001) and reflects the terms of a related consent agreement reached with the Delaware Department of Natural Resources and Environmental Control during 2001. As a result of discontinuing the second competitive bidding process for ACE’s fossil fuel-fired generating stations, ACE’s anticipated $7 million costs to clean up the Deepwater generating station is included in the previously stated $22.7 million liability. The costs of cleaning up ACE’s B.L. England generating station have not yet been quantified but may exceed $2 million. The Company does not expect such future costs to have a material effect on the Company’s financial position or results of operations.

In April 2002, EPA proposed regulations addressing best technology available for minimizing environmental impact from existing power production cooling water intake structures. The ACE Deepwater electric generating station’s New Jersey Pollution Discharge Elimination System (NJPDES) renewal permit, effective through September 30, 2007 will require a study to evaluate the efficiency of recent changes to the intake structure and other biological impact studies that will be submitted with a permit renewal application in 2007. The NJPDES permit for the B.L. England Station expired in December 1999, but has been administratively extended, through submittal of a renewal application, and the plant continues to operate under the conditions of the existing permit until a renewal permit is issued by the New Jersey Department of Environmental Protection (NJDEP).

A Conectiv subsidiary holds a National Pollution Discharge Elimination System (NPDES) permit for the Edge Moor Power Plant. Studies to determine impacts on aquatic organisms by the plant’s intake structures, required by the existing permit which expires in October 2003, were completed in 2002. The results of these studies and additional site specific studies on alternative technologies are expected to determine whether changes to intake structures are required to comply with any final rule that EPA adopts.

On May 4, 2002, ACE, Conectiv Atlantic Generation, LLC (CAG), and the NJDEP entered into an Administrative Consent Order (ACO) to address ACE’s and CAG’s inability to procure Discrete Emission Reductions (DER) credits to comply with New Jersey’s NOx Reasonable Available Control Technology (RACT) requirements and NJDEP’s allegations that ACE had failed to comply with DER credit use restrictions from 1996 to 2001. The ACO eliminates requirements for ACE and CAG to purchase DER credits for certain ACE and CAG electric generating units through May 1, 2005 and provides, among other things, for installation of new controls on CAG’s electric generating units ($7 million estimated cost), a $1.0 million penalty, a $1.0 million contribution to promote, develop and enhance an urban airshed reforestation project, and operating hour limits at ACE’s Deepwater Unit No. 4.

On July 11, 2001, the NJDEP denied ACE’s request to renew a permit variance, effective through July 30, 2001, that authorized Unit 1 at the B.L. England station to burn coal containing greater than 1% sulfur. ACE has appealed the denial. The NJDEP has issued a number of stays of the denial to authorize ACE to operate Unit 1 with the current fuel until May 29, 2003. NJDEP also issued addendums to the permit/certificate to operate for Unit 1 authorizing trial burns of coal with a sulfur content less than 2.6%. ACE is requesting an extension of the current stay of the denial and submitted final wrap-up reports on the results of its test burns to NJDEP on January 28, 2003. Management is not able to predict the outcome of ACE’s appeal, including the effects, if any, of trial burn results on NJDEP’s position with regard to the denial or the appeal.

In February 2000, the United States Environmental Protection Agency (USEPA) and NJDEP requested information from ACE regarding the operation of coal-fired boilers at ACE’s B.L. England and Deepwater generating stations. As of December 2002, in responding to this request and numerous subsequent requests, ACE has provided more than 24,000 pages of documents covering activities at B.L. England and Deepwater since 1978 to USEPA and NJDEP. USEPA has sought this information pursuant to its authority under Clean Air Act Section 114, and the ACE requests are similar to those that USEPA has made of other electric utilities to determine compliance with New Source Review (NSR) Prevention of Significant Deterioration (PSD) and non-attainment NSR requirements. Similar inquiries have resulted in the filing of federal lawsuits against utilities in the South and Midwest. A number of settlements of litigation brought as a result of such inquiries alleging violations of NSR standards have been announced. In January 2002, the Department of Justice completed its review of the USEPA’s enforcement actions and concluded that the USEPA has a reasonable basis on which to pursue NSR enforcement. On December 31, 2002, EPA published an NSR reform package including both proposed and final rules. The proposed rule offers options for clarifying the routine maintenance, repair and replacement exclusion to the NSR rules. It is unclear how EPA’s proposed reform rules will ultimately impact the on-going NSR enforcement actions; however, EPA officials have indicated their intention to continue with the NSR enforcement initiative targeting alleged past violations under the current rules. ACE met with EPA and NJDEP in May 2002 to discuss NSR issues. Since then, ACE entered into a confidentiality agreement with the government agencies. The Company does not believe that it has violated NSR requirements. Management cannot predict the impact of the USEPA/NJDEP inquiries or proposal on B.L. England or Deepwater operations.

In October 1995, Pepco received notice from the EPA that it, along with several hundred other companies, may be a potentially responsible party (PRP) in connection with the Spectron Superfund Site located in Elkton, Maryland.

The site was operated as a hazardous waste disposal, recycling, and processing facility from 1961 to 1988. In August 2001, Pepco entered into a Consent Decree for de minimis parties with EPA to resolve its liability at this site. Pursuant to the consent decree, in return for a de minimis payment by Pepco to the United States and a group of PRPs, those parties covenant not to sue Pepco for past and future costs of remediation at the site and the United States will also provide contribution protection against third party claims related to response actions at the site. Natural resource damages, if any, are not covered by the Consent Decree. Court approval of the Consent Decree is pending. Pepco believes that its liability at this site, pursuant to the terms of the Consent Decree, will not have a material adverse effect on its financial position or results of operations.

In June 1992, EPA identified ACE as a PRP at the Bridgeport Rental and Oil Services (BROS) superfund site in Logan Township, New Jersey. In September 1996, ACE along with other PRPs signed a consent decree with EPA and NJDEP to address remediation of the Site. ACE’s liability is limited to 0.232 percent and ACE has made contributions of approximately $105,000. The Phase 2 Remedial Investigation/Feasibility Study (RI/FS) to address groundwater and wetlands contamination is scheduled to be completed in September 2003. ACE believes that its liability at this site will not have a material adverse effect on its financial position or results of operations.

In November 1991, NJDEP identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an Administrative Consent Order (ACO) with NJDEP to remediate the Site. The soil cap remedy for the Site has been completed and the NJDEP conditionally approved the Remedial Action Report in January 2003. The results of groundwater monitoring over the next year will help to determine the extent of post-remedy operation and maintenance costs.

In December 1987, Pepco was notified by the EPA that it, along with several other utilities and nonutilities, is a PRP in connection with the polychlorinated biphenyl compounds (PCBs) contamination of a Philadelphia, Pennsylvania, site owned by a nonaffiliated company. In the early 1970s, Pepco sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the site. In October 1994, a Remedial Investigation/Feasibility Study (RI/FS) including a number of possible remedies was submitted to the EPA. In December 1997, the EPA signed a ROD that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In June 1998, the EPA issued a unilateral Administrative

Order to Pepco and 12 other PRPs to conduct the design and actions called for in the ROD. At December 31, 2002, Pepco has accrued $1.7 million for its share of these costs. The Company believes that its liability at this site will not have a material adverse effect on its financial position or results of operations.

Pepco’s Benning Service Center facility operates under a National Pollutant Discharge Elimination System (NPDES) permit. The EPA issued an NPDES permit for this facility in November 2000. Pepco has filed a petition with the EPA Environmental Appeals Board seeking review and reconsideration of certain provisions of the EPA’s permit determination. In May 2001, Pepco and the EPA reached a settlement on Pepco’s petition, pursuant to which the EPA withdrew certain contested provisions of the permit and agreed to issue a revised draft permit for public comment. As of December 31, 2002, the EPA has not issued a revised permit and Pepco is operating pursuant to the November 2000 permit absent the withdrawn conditions in accordance with the settlement agreement.

In the late 1980’s DPL was identified by EPA as a PRP at the Spectron Superfund Site located in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling, and processing facility from 1961 to 1988. The PRP Group determined that in 1987 and 1988 DPL sent 440 gallons of waste paint to the site. DPL paid $290.40 in connection with a Consent Agreement as a Non-Performing Settling Party to resolve its liability for Phase I activities at the site. In September 1991, DPL made an additional $500 payment pursuant to a second Administrative Consent Order initiating Phase II activities. The site was added to the National Priorities List in 1994. In February 2003, the PRP Group informed DPL that DPL was a de micromis party at the Site because its 440 gallon contribution to the Site was less than EPA’s 890 gallon threshold for de minimis status and that DPL has no further liability for contribution to the Site’s remediation fund.

In the late 1980’s, DPL was notified by the EPA that it, along with several other utilities and nonutilities was a PRP in connection with the polychlorinated biphenyl compounds (PCBs) contamination at the Metal Bank/Cottman Avenue site located in Philadelphia, Pennsylvania at which the Site owner, from 1968 to 1972, drained oil from used transformers to reclaim copper. Based on the PRP group’s determination that DPL sent 102 transformers to the Site, DPL was allocated responsibility for 0.24 percent of remediation costs. In October 1994, a Remedial Investigation/Feasibility Study (RI/FS) including a number of possible remedies was submitted to the EPA. In December 1997, the EPA signed a Record of Decision (ROD) that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In 1999, DPL entered into a de minimis settlement with EPA and paid approximately $107,000 to resolve its liability for cleanup costs at the Site. The de minimis settlement did not resolve DPL’s responsibility for natural resource damages, if any, at the Site. DPL believes that its liability at this site will not have a material adverse effect on its financial position or results of operations.

Litigation

During 1993, Pepco was served with Amended Complaints filed in three jurisdictions (Prince George’s County, Baltimore City and Baltimore County), in separate ongoing, consolidated proceedings each denominated, “In re: Personal Injury Asbestos Case.” Pepco (and other defendants) were brought into these cases on a theory of premises liability under which plaintiffs argue that Pepco was negligent in not providing a safe work environment for employees or its contractors who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their Complaints. While the pleadings are not entirely clear, it appears that each plaintiff seeks $2 million in compensatory damages and $4 million in punitive damages from each defendant. In a related proceeding in the Baltimore City case, Pepco was served, in September 1993, with a third-party complaint by Owens Corning Fiberglass, Inc. (Owens Corning) alleging that Owens Corning was in the process of settling approximately 700 individual asbestos-related cases and seeking a judgment for contribution against Pepco on the same theory of alleged negligence set forth above in the plaintiffs’ case. Subsequently, Pittsburgh Corning Corp. (Pittsburgh Corning) filed a third-party complaint against Pepco, seeking contribution for the same plaintiffs involved in the Owens Corning third-party complaint. Since the initial filings in 1993, approximately 90 additional individual suits have been filed against Pepco. The third-party complaints involving Pittsburgh Corning and Owens Corning were dismissed by the Baltimore City Court during 1994 without any payment by Pepco. As of December 31, 2002, approximately 200 cases were pending against Pepco. Of the 200 remaining asbestos cases pending against Pepco, approximately 35 of those cases have been tendered to Mirant for defense and indemnification pursuant to the Asset Purchase and Sale Agreement which was executed in December 2000. While the aggregate amount specified in the remaining suits would exceed $400 million, Pepco believes the amounts are greatly exaggerated, as were the claims already disposed of. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, the Company does not believe these suits will have a material adverse effect on its financial position. However, an unfavorable decision rendered against Pepco could have a material adverse effect on results of operations in the year in which a decision is rendered.

On April 7, 2000, approximately 139,000 gallons of oil leaked from a pipeline at a generation station that was owned by Pepco at Chalk Point in Aquasco, Maryland. The pipeline was operated by Support Terminals Services Operating Partnership LP, an unaffiliated pipeline management company. The oil spread from Swanson Creek to the Patuxent River and several of its tributaries. The area affected covers portions of 17 miles of shoreline along the Patuxent River and approximately 45 acres of marshland adjacent to the Chalk Point property. As a result of the oil spill, eleven class action lawsuits and two additional lawsuits on behalf of a number of Southern Maryland residents, businesses and watermen were filed against Pepco. On November 27, 2001, Pepco and ST Services entered into a Settlement Agreement with the various plaintiffs to settle all pending class action litigation stemming from the oil spill. Under the Settlement Agreement, a total of $2.25 million was placed in an escrow account to be distributed to watermen and property owner class members pursuant to a Plan of Distribution filed with the Court. On December 27, 2001, the Court entered an “Order Certifying Settlement Classes and Preliminarily Approving Proposed Settlement,” which was approved in April 2002. In April 2002, the Claims Administrator provided the Court with a list of those members of the Settlement Classes which had timely excluded themselves from the Settlement Agreement. Approximately 80 class members elected to exclude themselves from the terms of the November 27, 2001 Settlement Agreement.

On December 2, 2001, Enron North America Corp. and several of its affiliates filed for protection under the United States Bankruptcy Code. In December 2001, DPL and Conectiv Energy Supply, Inc. (CESI) terminated all transactions under various agreements with Enron North America Corp. and Enron Power Marketing, Inc. (EPMI and, together with Enron North America Corp., Enron). In late January 2003, after several months of discussions attempting to arrive at a settlement with Enron concerning the amount owed by Delmarva and CESI, EPMI filed an adversary complaint (the Complaint) against CESI in the Bankruptcy Court for the Southern District of New York. The Complaint seeks an order from the Bankruptcy Court that, among other things, (1) awards damages in the amount of approximately $11.7 million, plus interest and attorney’s fees and additional damages (in an amount to be determined at trial), (2) declares unenforceable the provisions of the master power purchase and sale agreement (MPPSA) between CESI and EPMI that permitted CESI to set off against any amounts CESI owes EPMI under the MPPSA any amounts due by EPMI or any of its affiliates to CESI or any of its affiliates under any agreements among EPMI or any of its affiliates and CESI and any of its affiliates, and (3) declares that the arbitration provision in the MPPSA should not be enforced. CESI disagrees with Enron’s calculation of the amount due (CESI’s calculations result in an amount due of approximately $3.8 million) and believes that Enron’s other claims are without merit. CESI’s response to the Complaint is due on April 7, 2003. At the present time, it is not possible to predict the outcome of this suit or to estimate with specificity the amount that CESI will ultimately pay Enron; however, based on, among other factors, the specific provisions in the applicable contracts of the Conectiv subsidiaries with Enron and applicable legal principles, Management does not believe that the Company has material financial exposure related to the Enron bankruptcy.

The Company, through its subsidiaries, is involved in other legal and administrative (including environmental) proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Management is of the opinion that the final disposition of these proceedings will not have a material adverse effect on the Company’s financial position or results of operations.

Third Party Guarantees

At December 31, 2002, Pepco Holdings and its subsidiaries guaranteed $416.5 million of third party obligations. The detail of these guarantees is summarized below.

	Guarantor
	PHI	Conectiv	PCI	Total
	(Dollars in Millions)
Energy trading obligations of Conectiv Energy	$80.7	$136.3	—	$217.0
Energy trading obligations of Pepco Energy Services	36.9	—	—	36.9
Construction performance guarantees	85.3	36.6	—	121.9
Other	—	28.2	12.5	40.7

Total	$202.9	$201.1	$12.5	$416.5

Pepco Holdings and the above referenced significant subsidiaries guarantee payments to counter-parties related to routine energy trading obligations, including requirements under BGS contracts for ACE. A portion of Conectiv’s Mid-merit plant program and the energy management programs of Pepco Energy Services contains construction payment guarantees. Pepco Holdings also has investments in partnerships and joint ventures, which are accounted for under the equity method of accounting. Pepco Holdings and its subsidiaries guarantee certain payment and performance obligations associated with these unconsolidated entities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Market risk represents the potential loss arising from adverse changes in market rates and prices. Certain of Pepco Holdings financial instruments are exposed to market risk in the form of interest rate risk, equity price risk, commodity risk, and credit and nonperformance risk. Pepco Holdings management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. Management reviews any open positions in accordance with strict policies in order to limit exposure to market risk.

Interest Rate Risk

Pepco Holdings and its subsidiaries debt is subject to the risk of fluctuating interest rates in the normal course of business. Pepco Holdings manages interest rates through the use of fixed and, to a lesser extent, variable rate debt. The effect of a hypothetical 10% change in interest rates on the annual interest costs for short-term and variable rate debt was approximately $2.6 million as of December 31, 2002.

PCI uses interest rate swap agreements to manage its overall borrowing rate and limit its interest rate risk. The potential loss in fair value from these agreements resulting from a hypothetical 10% increase in base interest rates was estimated at $3.4 million at December 31, 2002.

Equity Price Risk

The Company through its subsidiaries holds investments in marketable equity securities and venture capital funds, which invest in securities of technology and service companies related to energy, utility, and communication industries and invests in marketable securities, which consist primarily of preferred stocks with mandatory redemption features and investment grade commercial paper. Pepco Holdings is exposed to equity price risk through the investments in the marketable equity securities and the venture capital funds. The potential change in the fair value of these investments resulting from a hypothetical 10% decrease in quoted securities prices was approximately $11.3 million as of December 31, 2002. Due to the nature of these investments and market conditions, the fair value of these investments may change by substantially more than 10%.

Commodity Price Risk

Pepco Holdings is at risk for a decrease in market liquidity to levels that affect its capability to execute its commodity participation strategies. The Company believes the commodity markets to be sufficiently liquid to support its market participation.

Conectiv’s participation in wholesale energy markets includes trading and arbitrage activities, which expose Conectiv to commodity market risk. To the extent Conectiv has net open positions, controls are in place that are intended to keep risk exposures within management-approved risk tolerance levels. Conectiv engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum, coal and electricity). The majority of these hedges relate to the procurement of fuel for its power plants, fixing the cash flows from the plant output, and securing power for electric load service. Conectiv’s hedging activities are conducted using derivative instruments designated as cash flow hedges, which are designed to reduce the volatility on future cash flows. Conectiv’s energy commodity hedging objectives, in accordance with its risk management policy, are primarily the assurance of stable and known cash flows and the fixing of favorable prices and margins when they become available. Conectiv manages to the objective of hedging the variability in future cash flows for forecasted energy output from its generation assets at 75% or greater of such forecasted output over a period of 36 months. As of December 2002, Conectiv’s average forecasted hedge position for the forward 36 months was projected to meet that objective.

Pepco Energy Services uses forward, futures, options and swap contracts to hedge firm commitments or anticipated commodity transactions, and also, from time to time, creates trading positions.

Credit and Nonperformance Risk

Certain of the Company’s subsidiaries’ agreements may be subject to credit losses and nonperformance by the counterparties to the agreements. However, the Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. The Company attempts to minimize credit risk exposure to its wholesale energy counterparties through, among other things, formal credit policies, regular assessment of counterparty creditworthiness that results in the establishment of a credit limit for each counterparty, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and has established reserves for credit losses. As of December 31, 2002, the Company’s credit exposure to wholesale energy counterparties was weighted 86% with investment grade counterparties, 13% with counterparties without external credit quality ratings, and 1% with non-investment grade counterparties.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this Annual Report are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding the Company’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond the Company’s control and may cause actual results to differ materially from those contained in forward-looking statements:

•	Prevailing governmental policies and regulatory actions affecting the energy industry, including with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs);

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	Capital market conditions;

•	Restrictions imposed by the Public Utility Holding Company Act of 1935;

•	Competition for new energy development opportunities and other opportunities;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Pace of entry into new markets;

•	Success in marketing services;

•	Trading counterparty credit risk;

•	Ability to secure electric and natural gas supply to fulfill sales commitments at favorable prices;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Operating performance of power plants;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as to the date of this Annual Report and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the Company to predict all of such factors, nor can the Company assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

Management’s Report on the Consolidated Financial Statements

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and, with respect to the Utility’s operations, the Uniform System of Accounts promulgated by the Federal Energy Regulatory Commission.

The consolidated financial statements are the responsibility of management. The Company has established a system of internal accounting controls to provide reasonable, but not absolute, assurance as to the integrity of the consolidated financial statements. The system of internal controls is examined by management on a continuing basis for effectiveness and cost efficiency. The system is also reviewed on a regular basis by an internal audit staff which reports directly to the Audit Committee of the Board of Directors (for administrative purposes, where not inconsistent with independence from the Company’s management, the General Manager-Internal Audit takes direction from the Chief Executive Officer). The Company’s independent accountants, PricewaterhouseCoopers LLP, regularly evaluate the system of internal accounting controls and perform such tests and other procedures as deemed necessary to express an opinion on the fairness of the financial statements.

The report of PricewaterhouseCoopers LLP on its audits of the accompanying consolidated financial statements appears on this page. The report includes the accountant’s opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2002 and 2001, and the results of operations and cash flows for each of the three years in the period ended December 31, 2002.

The consolidated financial statements have been reviewed by the Board of Directors of the Company. In addition, the Audit Committee of the Board of Directors, consisting of six non-management directors, discusses accounting, auditing and financial reporting matters with management and PricewaterhouseCoopers LLP on a regular basis and reviews the program of audit work performed by the internal audit staff. To ensure the auditors’ independence, both PricewaterhouseCoopers LLP and the internal audit staff have direct access to the Audit Committee.

A. W. Williams

Senior Vice President and Chief Financial Officer

February 10, 2003

Report of Independent Accountants

To the Shareholders and Board of Directors

of Pepco Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings and shareholders’ equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Pepco Holdings, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

February 10, 2003

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Year Ended December 31,	2002	2001	2000
(Millions, except $ per share data)

Operating Revenue
Pepco	$1,533.5	$1,723.5	$2,220.6
Conectiv Power Delivery	996.2	—	—
Conectiv Energy	850.2	—	—
Pepco Energy Services	826.7	541.5	212.4
Other Non-Regulated	117.9	106.2	132.5
Gain on divestiture of generation assets	—	29.3	423.8

Total Operating Revenue	4,324.5	2,400.5	2,989.3

Operating Expenses
Fuel and purchased energy	2,538.4	1,238.1	1,183.7
Other operation and maintenance	775.1	373.4	409.8
Depreciation and amortization	239.8	170.6	247.6
Other taxes	225.6	186.5	207.4
Impairment losses	—	65.5	45.7

Total Operating Expenses	3,778.9	2,034.1	2,094.2

Operating Income	545.6	366.4	895.1

Other Income (Expenses)
Interest and dividend income	24.8	62.0	27.7
Interest expense	(213.3)	(148.7)	(211.5)
Loss from Equity Investments	(9.7)	(23.9)	(17.1)
Other income	7.8	5.3	8.2

Total Other (Expenses)	(190.4)	(105.3)	(192.7)

Preferred Stock Dividend Requirements of Subsidiaries	20.6	14.2	14.7

Income Tax Expense	124.1	83.5	341.2

Net Income	$210.5	$163.4	$346.5

Earnings Per Share of Common Stock
Basic	$1.61	$1.51	$3.02
Diluted	$1.61	$1.50	$2.96

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31,	2002	2001	2000
(Millions of Dollars)

Net income	$210.5	$163.4	$346.5

Other comprehensive (loss)/income, net of taxes

Energy commodity derivative instruments designated as cash flow hedges

Unrealized gain from cash flow hedges net of reclassification adjustments and net of taxes of $11 million for the year ended December 31, 2002	17.2	—	—

Marketable Securities

Unrealized gain/(loss) on marketable securities net of reclassification adjustments and net of taxes (benefit) of $2.3 million, $1.6 million and $(3.1) million for the years ended December 31, 2002, 2001, and 2000, respectively	4.3	2.9	(5.7)

Treasury lock

Unrealized loss from treasury lock net of reclassification adjustments and net of taxes of $42.7 million for the year ended December 31, 2002	(59.7)	—	—

Interest rate swap agreement designated as cash flow hedge

Unrealized loss from cash flow hedge net of reclassification adjustments and net of taxes (benefit) of $4.3 million, $(1.2) million, and zero for the years ended December 31, 2002, 2001, and 2000	(8.0)	(2.1)	—

Other comprehensive (loss)/income, net of taxes	(46.2)	.8	(5.7)

Comprehensive income	$164.3	$164.2	$340.8

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2002	December 31, 2001
(Millions of Dollars)

CURRENT ASSETS
Cash and cash equivalents, including $16.3 million in restricted cash in 2002	$98.8	$515.5
Marketable securities	175.3	161.2
Accounts receivable, less allowance for uncollectible accounts of $37.3 million and $9.5 million	1,118.5	401.2
Fuel, materials and supplies—at average cost	254.9	37.8
Prepaid expenses and other	54.4	24.2

Total Current Assets	1,701.9	1,139.9

INVESTMENTS AND OTHER ASSETS
Goodwill	1,431.8	—
Regulatory assets, net	1,175.5	14.3
Investment in finance leases	1,091.6	736.0
Prepaid pension expense	124.9	152.4
Other	538.0	489.9

Total Investments and Other Assets	4,361.8	1,392.6

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	10,625.0	4,361.9
Accumulated depreciation	(3,827.0)	(1,608.5)

Net Property, Plant and Equipment	6,798.0	2,753.4

TOTAL ASSETS	$12,861.7	$5,285.9

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY	December 31, 2002	December 31, 2001
(Millions of Dollars)

CURRENT LIABILITIES
Short-term debt	$1,377.4	$458.2
Accounts payable and accrued payroll	638.8	224.1
Capital lease obligations due within one year	15.8	15.2
Interest and taxes accrued	63.4	92.6
Other	501.2	175.3

Total Current Liabilities	2,596.6	965.4

DEFERRED CREDITS
Income taxes	1,535.2	501.6
Investment tax credits	69.0	24.7
Other	432.0	38.8

Total Deferred Credits	2,036.2	565.1

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
Long-term debt	4,712.8	1,602.1
Capital lease obligations	119.6	120.3

Total Long-Term Debt and Capital Lease Obligations	4,832.4	1,722.4

COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST WHICH HOLDS SOLELY PARENT JUNIOR SUBORDINATED DEBENTURES	290.0	125.0

PREFERRED STOCK
Serial preferred stock	35.3	35.3
Redeemable serial preferred stock	75.4	49.5

Total Preferred Stock	110.7	84.8

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, $.01 and $1 par value, respectively— authorized 400,000,000 and 200,000,000 shares, respectively—issued 169,982,361 shares and 118,544,883 shares, respectively	1.7	118.5
Premium on stock and other capital contributions	2,212.0	1,028.3
Capital stock expense	(3.2)	(12.9)
Accumulated other comprehensive loss	(52.9)	(6.7)
Retained income	838.2	974.1

	2,995.8	2,101.3
Less cost of shares of common stock in treasury (none and 11,323,707 shares, respectively)	—	(278.1)

Total Shareholders’ Equity	2,995.8	1,823.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,861.7	$5,285.9

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Premium on Stock	Accumulated Other Comprehensive Income (Loss)	Retained Income
	Shares	Par Value
(Dollar Amounts in Millions)

BALANCE, DECEMBER 31, 1999	118,530,802	$118.5	$1,025.4	$(1.8)	$781.1

Net Income	—	—	—	—	346.5
Other comprehensive loss	—	—	—	(5.7)	—
Dividends on common stock	—	—	—	—	(190.4)
Conversion of stock options	13,934	—	0.3	—	—
Gain on acquisition of preferred stock	—	—	1.6	—	—

BALANCE, DECEMBER 31, 2000	118,544,736	$118.5	$1,027.3	$(7.5)	$937.2

Net Income	—	—	—	—	163.4
Other comprehensive income	—	—	—	.8	—
Dividends on common stock	—	—	—	—	(126.5)
Conversion of stock options	147	—	—	—	—
Gain on acquisition of preferred stock	—	—	.7	—	—
Release of restricted stock	—	—	.3	—	—

BALANCE, DECEMBER 31, 2001	118,544,883	$118.5	$1,028.3	$(6.7)	$974.1

Net Income	—	—	—	—	210.5
Other comprehensive income	—	—	—	(46.2)	—
Dividends on common stock	—	—	—	—	(130.6)
Issuance of common stock:
Related to Conectiv acquisition	163,602,584	1.7	2,095.6	—	—
Original issue shares	5,750,000	—	105.7	—	—
DRP original shares	629,777	—	12.4	—	—
Cancellation of Pepco outstanding stock	(107,221,176)	(107.2)	(963.8)	—	—
Cancellation of Pepco Treasury Stock	(11,323,707)	(11.3)	(64.5)	—	(215.8)
Reacquired Conectiv and Pepco PARS	—	—	(3.2)	—	—
Vested options converted to Pepco Holdings options	—	—	1.5	—	—

BALANCE, DECEMBER 31, 2002	169,982,361	$1.7	$2,212.0	$(52.9)	$838.2

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2002	2001	2000
(Millions of Dollars)

OPERATING ACTIVITIES

Net income	$210.5	$163.4	$346.5
Adjustments to reconcile net income to net cash from (used by) operating activities:
Depreciation and amortization	239.8	170.6	247.6
Gain on divestiture of generation assets	—	(29.3)	(423.8)
Impairment losses	—	65.5	45.7
Changes in:
Accounts receivable	(75.3)	80.0	(184.5)
Regulatory assets, net	34.8	(152.2)	(227.0)
Prepaid expenses	74.1	389.4	(377.7)
Accounts payable and accrued payroll	165.9	(52.7)	34.8
Interest and taxes accrued, including Federal income tax refund of $135.4 million in 2002	(57.1)	(721.8)	727.8
Net other operating activities, including divestiture related items in 2001 and 2000	212.8	(11.0)	(216.3)

Net Cash From (Used By) Operating Activities	805.5	(98.1)	(26.9)

INVESTING ACTIVITIES

Acquisition of Conectiv, net of cash acquired	(1,075.6)	—	—
Net investment in property, plant and equipment	(503.8)	(245.3)	(225.5)
Proceeds from/changes in:
Divestiture of generation assets	—	156.2	2,741.0
Purchase of leveraged leases	(319.6)	(157.7)	—
Sales of marketable securities, net of purchases	1.4	75.4	(38.2)
Purchases of other investments, net of sales	(17.7)	(56.9)	(78.5)
Sale of aircraft	4.0	22.9	87.1
Net other investing activities	(9.1)	(8.0)	(90.5)

Net Cash (Used By) From Investing Activities	(1,920.4)	(213.4)	2,395.4

FINANCING ACTIVITIES

Dividends paid on preferred and common stock	(135.3)	(126.5)	(190.4)
Redemption of preferred stock	(9.9)	(5.6)	(9.7)
Issuance of common stock	105.7	—	—
Reacquisition of the Company’s common stock	(2.2)	(78.1)	(200.0)
Issuances of long-term debt	1,974.2	92.4	—
Reacquisitions of long-term debt	(415.2)	(1,059.9)	(216.4)
Repayments of short-term debt, net of issuances	(684.8)	138.5	12.1
Cost of issuances and financings	(130.4)	—	—
Net other financing activities	(3.9)	1.6	1.8

Net Cash From (Used By) Financing Activities	698.2	(1,037.6)	(602.6)

Net (Decrease) Increase In Cash and Cash Equivalents	(416.7)	(1,349.1)	1,765.9
Cash and Cash Equivalents at Beginning of Period	515.5	1,864.6	98.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$98.8	$515.5	$1,864.6

Supplemental Disclosure of Cash Flow Information
Cash paid (received) for interest (net of capitalized interest of $10.6 million, $2.6 million and $3.4 million) and income taxes:
Interest	$139.6	$172.0	$108.4
Income taxes	$(271.0)	$781.2	$45.8
Supplemental Disclosure of Non-Cash Investing Activity
Transfer of Benning and Buzzard Stations to Pepco Energy Services	$—	$—	$53.6

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    ORGANIZATION

Pepco Holdings, Inc. (Pepco Holdings or the Company, formerly New RC, Inc.), a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA), was incorporated under the laws of Delaware on February 9, 2001 for the purpose of effecting Potomac Electric Power Company’s (Pepco) acquisition of Conectiv. In accordance with the terms of the merger agreement, upon the consummation of the merger on August 1, 2002, Pepco and Conectiv became wholly owned subsidiaries of Pepco Holdings. Additionally, Pepco, through a series of transactions, transferred its ownership interests in its pre-merger subsidiaries Potomac Capital Investment Corporation (PCI) and Pepco Energy Services, Inc. (Pepco Energy Services) to Pepco Holdings and PCI transferred its ownership interest in its pre-merger subsidiary Pepco Communications, Inc. (Pepcom) to Pepco Holdings. These transactions resulted in PCI, Pepco Energy Services, and Pepcom becoming wholly owned subsidiaries of Pepco Holdings. Additionally, PUHCA imposes certain restrictions on the operations of registered holding companies and their subsidiaries; therefore, Pepco Holdings has a subsidiary service company that provides a variety of support services to Pepco Holdings and its subsidiaries. The costs of the service company are directly assigned or allocated to Pepco Holdings’ or its subsidiaries based on prescribed allocation factors listed in the service agreement filed with, and approved by, the Securities and Exchange Commission (SEC). Pepco Holdings manages its operations as described below.

Power Delivery

The largest component of Pepco Holdings’ business is power delivery, which is conducted through its subsidiaries Pepco, Delmarva Power & Light Company (DPL), and Atlantic City Electric Company (ACE). Pepco, DPL and ACE are all regulated public utilities in the jurisdictions in which they serve customers. The operations of DPL and ACE collectively are referred to as “Conectiv Power Delivery.”

Pepco

Pepco is engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George’s and Montgomery Counties in suburban Maryland. Under settlements entered into with regulatory authorities, Pepco is required to provide electricity supply at specified rates (referred to as “default service”) to customers in Maryland until July 2004 and to customers in Washington, D.C. until February 2005. Under a full requirements contract entered into in 2000 in connection with the purchase by Mirant Corporation of substantially all of Pepco’s electricity generation assets, Mirant is obligated to supply Pepco with all of the capacity and energy needed to fulfill these default service obligations at fixed prices that are lower than currently approved tariff rates that Pepco charges for providing such service. If Mirant were to fail to fulfill its supply obligations, Pepco would have to find alternative sources of supply at rates then prevailing.

Conectiv Power Delivery

DPL is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provides gas distribution service in northern Delaware. Under regulatory settlements, DPL is required to provide default electricity service in Maryland until July 2003 for non-residential customers and until July 2004 for residential customers, to customers in Delaware until May 2006 and to customers in Virginia until January 2004 (which may be extended to July 2007). Conectiv Energy (described below) supplies all of DPL’s default service load requirements under a supply agreement that ends June 30, 2004. Conectiv Energy’s resources for supplying DPL’s default service load include electricity generated by Conectiv Energy’s plants and electricity purchased under long-term agreements. DPL purchases gas supplies for its customers from marketers and producers in the spot market and under short-term and long-term agreements.

ACE is engaged in the generation, transmission, and distribution of electricity in southern New Jersey. ACE has default service obligations, known as Basic Generation Service (BGS), for approximately 20 percent of the electricity supply to its customers. ACE expects to fulfill these obligations through the generation output from its fossil fuel-fired generating plants and through existing purchase power agreements with non-utility generators (NUG). As discussed in Note 14. Commitments and Contingencies herein, in January 2003, ACE terminated its competitive bidding process to sell these generation assets.

ACE formed Atlantic City Electric Transition Funding LLC (ACE Transition Funding) during 2001. ACE Transition Funding, which is discussed in Note 14. Commitments and Contingencies, herein, is a wholly owned subsidiary of ACE.

Competitive Energy

This component of the Company’s business is conducted through subsidiaries of Conectiv Energy Holding Company (collectively referred to herein as Conectiv Energy) and Pepco Energy Services. Conectiv Energy Holding Company and Pepco Energy Services are subsidiaries of Pepco Holdings.

Conectiv Energy

Conectiv Energy supplies power to DPL and provides wholesale power and ancillary services to the Pennsylvania/New Jersey/Maryland (PJM) power pool. Conectiv Energy’s generation asset strategy focuses on mid-merit plants with operating flexibility, multi-fuel capability and low capital requirements that can quickly change their output level on an economic basis. Mid-merit plants generally are operated during times when demand for electricity rises and prices are higher. Conectiv Energy also engages in energy trading to take advantage of price fluctuations and arbitrage opportunities. While the Company has state of the art risk management procedures in place, extraordinary changes in energy prices could result in significant gains or losses for Conectiv Energy.

As of December 31, 2002, Conectiv Energy owned and operated electric generating plants with 2,600 MW of capacity. In January 2002, Conectiv Energy began construction of a 1,100 MW combined cycle plant with six combustion turbines at a site in Bethlehem, Pennsylvania that is expected to become fully operational in stages adding 360 MW in 2002 and an additional 740 MW of capacity in 2003. In addition, Conectiv Energy has ordered seven combustion turbines which, with additional equipment, could be configured into up to three combined cycle plants with approximately 550 MW of capacity each. Through December 31, 2002 a total of $192.3 million has been paid for these turbines. The total cost to purchase the combustion turbines is approximately $235 million. In August of 2002, as part of the acquisition of Conectiv by Pepco, the book value of these combustion turbines was adjusted down to the then fair market value of $153 million (approximately 35% lower than the purchase cost). Construction of these additional plants is subject to market and other conditions but is currently scheduled to occur in phases to be completed in 2007 and 2008. In light of continuing declines in wholesale energy prices, further analysis of energy markets and projections of future demand for electricity, among other factors, Conectiv Energy is considering all of its options including further delaying delivery of equipment, delaying construction, selling the equipment and canceling equipment orders.

Pepco Energy Services

Pepco Energy Services provides retail electricity and natural gas to residential, commercial, industrial and governmental customers in the District of Columbia and states in the mid-Atlantic region. Pepco Energy Services also provides integrated energy management solutions to commercial, industrial and governmental customers, including energy-efficiency contracting, development and construction of “green power” facilities, equipment operation and maintenance, fuel management, and appliance service agreements. In addition, Pepco Energy Services owns electricity generation plants with approximately 800 MW of peaking capacity, the output of which is sold in the wholesale market. Pepco Energy Services also purchases and sells electricity and natural gas in the wholesale markets to support its commitments to its retail customers.

Other Non-Regulated

This component of Pepco Holdings’ business is conducted through its subsidiaries PCI and Pepcom.

PCI

PCI manages a portfolio of financial investments and strategic operating businesses that are designed to provide supplemental earnings and cash flow. PCI has been redirecting its investment operations to focus on investments that are related to the energy industry, such as energy leveraged leases. These transactions involve PCI’s purchase and leaseback of utility assets, located outside of the United States, that provide a long-term, stable stream of cash flow and earnings. PCI has reduced its previous concentration of investments in the aircraft industry from 33 aircraft in 1995 to three aircraft currently. PCI also owns a ten-story, 360,000 square foot office building in downtown Washington, D.C., which is leased to Pepco and serves as Pepco Holdings’ and Pepco’s corporate headquarters.

PCI’s utility industry products and services are provided through various operating companies. Its underground electric services company, W.A. Chester, provides high voltage construction and maintenance services to utilities and to other customers throughout the United States. PCI also owns Severn Cable, which provides low voltage electric and telecommunication construction and maintenance services in the Washington, D.C. area.

Pepcom

Pepcom owns a 50% interest in Starpower Communications, LLC, a joint venture with RCN Corporation, which provides cable and telecommunication services to households in the Washington, D.C. area.

(2)    MERGER TRANSACTION

General

On August 1, 2002, Pepco’s acquisition of Conectiv was consummated through a series of merger transactions and an exchange of cash and Pepco Holdings’ common stock. In accordance with the terms of the merger agreement, existing holders of Conectiv common stock and Class A common stock, outstanding immediately prior to the merger, received cash in the aggregate amount of $1.1 billion and approximately 56.2 million shares of Pepco Holdings common stock. The number of Pepco Holdings shares issued to Conectiv shareholders was determined based on a formula outlined in the merger agreement, which is included in the Company’s Registration Statement on Form S-4 (Number 333-57042). The stock was valued at $18.26 per share, resulting in stock consideration paid to existing Conectiv shareholders of approximately $1 billion. The valuation of Pepco Holdings shares was determined based on the closing market prices on the New York Stock Exchange of Pepco’s common stock 3 days before and 3 days after the date that the amount of Pepco Holdings common shares to be issued to Conectiv shareholders became fixed (July 25, 2002). Additionally, Pepco incurred approximately $35.6 million in direct acquisition costs which are treated as consideration paid for Conectiv. Also, under the terms of the merger agreement approximately $1.7 million in existing Conectiv stock options and performance accelerated restricted stock (PARS) were converted to PHI options and PARS. Accordingly, as illustrated in the table below, total consideration paid for Conectiv was approximately $2.2 billion.

The merger was accounted for using the purchase method of accounting, with Pepco as the acquirer of Conectiv. In accordance with the provisions of the purchase method of accounting, Pepco compared the total cost to acquire Conectiv to the estimated fair values (on August 1, 2002, the date of acquisition) of the Conectiv assets acquired and liabilities assumed. The excess of cost over the fair value of Conectiv’s assets and liabilities acquired was recorded as goodwill.

The following table presents (in millions of dollars) (1) the estimated fair value of Conectiv’s assets and liabilities at August 1, 2002, the acquisition date, (2) the goodwill balance resulting from the acquisition of Conectiv by Pepco and (3) the total consolidated Pepco Holdings goodwill balance at December 31, 2002. Goodwill may be subject to refinement during 2003.

Total Consideration Paid for Conectiv:
Cash paid to existing Conectiv shareholders	$1,095.2
Stock issued to existing Conectiv shareholders	1,029.7
Conversion of Conectiv options/PARS	1.7
Pepco direct merger costs	35.6

		$2,162.2
Fair Value of Conectiv’s Assets/Liabilities:
Assets
Property, Plant and Equipment, Net	3,629.7
Investments and Other Assets	1,461.5
Current Assets	873.5

Total Assets	$5,964.7

Liabilities
Preferred Stock and Securities	200.8
Long-Term Debt	1,489.9
Current Liabilities	2,234.3
Deferred Credits and Other	1,428.4

Total Liabilities	$5,353.4

Less: Fair Value of Net Assets Acquired		611.3
Deferred Income Tax Liability		209.6
Add: Liabilities Assumed		73.0

Goodwill Resulting Directly from the Acquisition of Conectiv		$1,414.3
Goodwill on Pepco Energy Services’ Books		17.5

Consolidated Pepco Holdings’ Goodwill at December 31, 2002		$1,431.8

Goodwill generated by the acquisition of Conectiv is attributable to Pepco Holdings’ power delivery business.

Pro Forma Information (unaudited)

Pro forma unaudited financial information for Pepco Holdings on a consolidated basis, giving effect to the merger as if it had occurred at the beginning of each year presented, is presented below. This pro forma information is not necessarily indicative of the results that would have occurred, or that will occur in the future. Amounts, except earnings per share, are in millions.

	For the Year Ended December 31,
	2002	2001
Operating Revenue	$6,777.3	$6,361.8
Income from Continuing Operations (a)	$231.5	$511.0
Average Shares Outstanding	163.4	167.0
Basic and Diluted Earnings Per Share (a)	$1.42	$3.06

Additional Supplemental Pro Forma Information:

Income from Continuing Operations, per GAAP (see above)	$231.5	$511.0
Adjustments to Remove the Impact of Special Items:
Merger Related Costs	$63.4	$11.0
Loss (Gain) on Sales of Assets	$11.2	$(234.0)

Income from Continuing Operations, Excluding Special Items	$306.1	$288.0

Earnings Per Share, Excluding Special Items (a)	$1.87	$1.72

(a)	This amount reflects the pro forma impact of $700 million in debt issued in September 2002 at 7.15%, the proceeds of which were used to fund the acquisition. Total debt issued in September 2002 was $1.5 billion. The remaining $800 million in debt was used to repay outstanding debt. Pro forma earnings per share, excluding special items, if the pro forma impact of the entire $1.5 billion in debt was calculated would be $1.73 and $1.50 per share for the years ended December 31, 2002 and 2001, respectively.

(3)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Presentation

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All intercompany balances and transactions between subsidiaries have been eliminated. Investments in entities in which Pepco Holdings has a 20% to 50% interest are accounted for using the equity method. Under the equity method, investments are initially carried at cost and subsequently adjusted for the Company’s proportionate share of the investees undistributed earnings or losses and dividends. Certain prior period amounts have been reclassified in order to conform to the current period presentation.

Consolidated Financial Statement Composition

As a result of the merger transaction on August 1, 2002, Pepco Holdings’ accompanying consolidated balance sheet and consolidated statements of shareholders’ equity as of December 31, 2002 include the accounts of Pepco Holdings and its subsidiaries (discussed in Note (1) Organization, herein), after giving effect to the merger transaction and resulting purchase accounting entries discussed in Note (2) Merger Transaction, herein. Since Pepco was the acquiring company, in accordance with the purchase method of accounting, Pepco represents the “predecessor” company. Accordingly, the accompanying consolidated balance sheet as of December 31, 2001, and the consolidated statements of shareholders’ equity as of December 31, 2001 and 2000, respectively, as previously reported by Pepco, include only the consolidated accounts of Pepco and its pre-merger subsidiaries, PCI and Pepco Energy Services.

The accompanying consolidated statements of earnings, consolidated statements of comprehensive income, and consolidated statements of cash flows for the year ended December 31, 2002 include Pepco’s and its pre-merger subsidiaries’ operating results for the full year consolidated with Conectiv and its subsidiaries operating results for the five months of August 1, 2002, the date the merger was consummated, through December 31, 2002. The accompanying consolidated statements of earnings, consolidated statements of comprehensive income, and consolidated statements of cash flows for the years ended December 31, 2001 and 2000, as previously reported by Pepco, include only the consolidated operations of Pepco and its pre-merger subsidiaries.

Accordingly, due to the application of the purchase method of accounting that was used to record the merger transaction, the consolidated balances included in the accompanying consolidated financial statements as of and for the years ended December 31, 2002, 2001, and 2000 are not comparable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, such as Statement of Position 94-6 “Disclosure of Certain Significant Risks and Uncertainties,” requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Examples of estimates used by the Company include the calculation of the allowance for uncollectible accounts, environmental remediation costs and anticipated collections, unbilled revenue, pension assumptions, and fair values used in the purchase method of accounting and the resulting goodwill balance. Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

Regulation of Power Delivery Operations

Pepco is regulated by the Maryland Public Service Commission (Maryland Commission), the District of Columbia Public Service Commission (D.C. Commission), and its wholesale business is regulated by the Federal Energy Regulatory Commission (FERC). Conectiv Power Delivery is subject to regulation by the Delaware Public Service Commission (Delaware Commission), the Maryland Commission, the New Jersey Board of Public Utilities (NJBPU), the Virginia State Corporation Commission (Virginia Commission), and FERC.

Revenue Recognition

Power Delivery revenues primarily include revenues from the supply and delivery of electricity to the customers of Pepco, DPL, and ACE. Revenues from the supply and delivery of natural gas to DPL’s customers are also included in Power Delivery. Competitive Energy revenues are primarily derived from electricity and natural gas trading activities and generation, which are the sale of electricity, capacity, and ancillary services from deregulated electric generating plants. It also includes revenues from wholesale and retail sales of electricity and natural gas to customers that are supplied by purchases in wholesale markets and revenues from energy management products and services. Other Non-Regulated revenues are provided by Pepco Holdings’ non-regulated subsidiary PCI.

The Power Delivery and Competitive Energy businesses recognize revenues for the supply and delivery of electricity and gas upon delivery to the customer, including amounts for services rendered, but not yet billed. Conectiv Energy recognizes revenue when delivery is substantially complete for non-trading activities, and on a mark-to-market basis for trading activities. Pepco Energy Services recognizes revenue for its wholesale and retail commodity business upon delivery to customers. Revenues for Pepco Energy Services’ energy efficiency construction business is recognized using the percentage-of-completion method of revenue recognition and revenues from its operation and maintenance and other products and services contracts are recognized when earned. Revenues from the Other Non-Regulated business lines are principally recognized when services are performed or products are delivered; however, revenue from PCI’s utility industry services contracts is recognized using the percentage-of-completion method of revenue recognition, which recognizes revenue as work progresses on the contract.

Accounting For the Effects of Certain Types of Regulation

The requirements of Statement of Financial Accounting Standards (SFAS) No. 71 “Accounting for the Effects of Certain Types of Regulation” apply to the Power Delivery businesses of Pepco, DPL, and ACE. SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Management’s assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders, and other factors. Should existing facts or circumstances change in the future to indicate that a regulatory asset is not probable of recovery, then the regulatory asset would be charged to earnings.

The components of Pepco Holdings’ regulatory asset balances at December 31, 2002 and 2001, are as follows:

	2002	2001
	(Millions of Dollars)
Recoverable stranded costs	$920.8	$—
Deferred energy supply costs	136.2	(13.4)
Deferred recoverable income taxes	116.5	55.6
Deferred debt extinguishment costs	56.8	25.7
Regulatory liability for New Jersey income tax benefit	(51.2)	—
Deferred other post retirement benefit costs	25.0	—
Unrecovered purchase power costs	10.5	—
Generation Procurement Credit, customer sharing commitment, and other	(39.1)	(53.6)

Net Regulatory Assets	$1,175.5	$14.3

Accounting For Derivatives

Changes in the fair value of derivatives that are not hedges, under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, are recognized in earnings. The gain or loss on a derivative that hedges exposure to variable cash flow of a forecasted transaction is initially recorded in other comprehensive income (a separate component of common stockholders’ equity) and is subsequently reclassified into earnings when the forecasted transaction occurs. If a forecasted transaction is no longer probable, the deferred gain or loss in accumulated other comprehensive income is immediately reclassified to earnings. Changes in the fair value of other hedging derivatives result in a change in the value of the asset, liability, or firm commitment being hedged to the extent the hedge is effective. Any ineffective portion of a hedge is recognized in earnings immediately.

In June 2002, Pepco Holdings entered into several treasury lock transactions in anticipation of the issuance of several series of fixed rate debt by the end of September 2002. These treasury lock transactions, which were designated as qualified cash flow hedges in accordance with the provisions of SFAS 133, were intended to offset the changes in future cash flows attributable to fluctuations in interest rates. Upon the closing of the sale of the debt on September 6, 2002, the net loss on the settlement of the treasury lock transactions of $63.4 million (after-tax) was recorded as accumulated other comprehensive loss and began to be amortized into interest expense over the life of the related debt. Additionally, the fair value of the liability of $106.1 million (pre-tax) was paid by Pepco Holdings on September 4, 2002, the hedge settlement date.

Conectiv Energy engages in commodity hedging activities to minimize the risk of market fluctuations associated with the purchase and sale of energy commodities (natural gas, petroleum, coal and electricity). The majority of these hedges relate to the procurement of fuel for the power plants, fixing the cash flows from the plant output, and securing power for electric load service. Conectiv Energy’s hedging activities are conducted using derivative instruments designated as cash flow hedges, which are designed to reduce the variability in future cash flows. Conectiv Energy’s commodity hedging objectives, in accordance with its risk management policy, are primarily the assurance of stable and known cash flows and the fixing of favorable prices and margins when they become available.

Conectiv Bethlehem, LLC (CBI), a subsidiary of Conectiv Energy, entered into an interest rate swap agreement for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has incurred. CBI currently hedges 75% of the interest rate payments for its variable rate debt. CBI formally designated its interest rate swap agreements as a cash flow hedge.

Pepco Energy Services purchases natural gas futures and electricity forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers in future months. Pepco Energy Services accounts for its natural gas futures and electricity forward contracts as cash flow hedges of forecasted transactions.

PCI has entered into interest rate swap agreements for the purpose of managing its overall borrowing rate and limiting its interest rate risk associated with debt it has issued. PCI currently hedges 100% of its variable rate debt and approximately 24% of its fixed rate debt for the Medium Term Note program. PCI formally designated its interest rate swap agreements as both cash flow hedge and fair value hedge instruments, as appropriate.

On October 25, 2002, the Emerging Issues Task Force (EITF) rescinded Issue No. 98-10 (EITF 98-10), “Accounting for Contracts Involved in Energy Trading and Risk Management Activities.” The Company’s interpretation of EITF 98-10 is consistent with the current rules that are being applied under SFAS No. 133 and therefore management does not believe that rescinding EITF 98-10 will impact its financial position or results of operations.

Energy Trading Activities

In 2002, a pronouncement was issued by the EITF entitled EITF Issue No. 02-3 (EITF 02-3) “Accounting for Contracts Involved in Energy Trading and Risk Management Activities,” which addresses the presentation of revenue and expense associated with “energy trading book” contracts on a gross vs. net basis. Previously the EITF concluded that gross presentation was acceptable, but with the issuance of EITF 02-3 and the subsequent guidance provided by the EITF in June and September 2002, net presentation is required. Conectiv Energy and Pepco Energy Services enter into trading activities that are subject to the provisions of this pronouncement and both historically have classified these contracts on a gross basis.

Conectiv Energy and Pepco Energy Services have completed their evaluation of the financial statement reclassification required by EITF 02-3. Beginning with July 2002, all of their trades were recorded net and therefore no reclassification was required for activities after July 2002. Accordingly, since Conectiv Energy’s operating results that are included in Pepco Holdings’ results herein consist only of the post-merger months of August 2002 through December 2002, no revenue or expense reclassifications are required for Conectiv Energy’s portion of Pepco Holdings’ results. However, based on the provisions of EITF 02-3, Pepco Energy Services’ results during the period January 2002 through June 2002 required a reclassification adjustment that reduced its revenues by $22.6 million. Additionally, Pepco Energy Services’ revenues decreased from $643.9 million to $541.5 million, and from $234.9 million to $212.4 million, for the years ended December 31, 2001 and 2000, respectively. There is no impact on Conectiv Energy’s or Pepco Energy Services’ overall financial position or net results of operations as a result of the implementation of EITF 02-3.

Accounting For Marketable Securities

The Company, through its subsidiaries, holds marketable equity securities and investment grade commercial paper investments which are classified as available-for-sale securities under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported in accumulated other comprehensive income on the accompanying consolidated balance sheets. However, if a decline in fair value of an available-for-sale security is determined to be other than temporary, then the cost basis of the security is written down to fair value and the decline in fair value is included in earnings.

Included in net unrealized losses are gross unrealized losses of $2.3 million and gross unrealized gains of $1.1 million at December 31, 2002 and gross unrealized losses of $8.7 million and gross unrealized losses of $1.7 million at December 31, 2001.

In determining gross realized gains and losses on sales or maturities of securities, specific identification is used. Gross realized gains were $.6 million, $.6 million, and $1.1 million, in 2002, 2001, and 2000, respectively. Gross realized losses were $.7 million, $.7 million, and $1.4 million, in 2002, 2001, and 2000, respectively.

At December 31, 2002, the contractual maturities for mandatorily redeemable preferred stock held by PCI are $83.1 million within one year, $34.9 million from one to five years, $50.7 million from five to 10 years and $5.8 million for over 10 years.

Short-Term Debt

Short-term financing requirements have been principally satisfied through the sale of commercial promissory notes. Interest rates for the short-term financing during 2002 ranged from 1.45% to 2.57% and during 2001 ranged from 2.06% to 6.61%. Additionally, a minimum 100% line of credit back-up for outstanding commercial promissory notes is maintained.

A detail of the components of Pepco Holdings’ short-term debt at December 31, 2002 and 2001 is as follows:

	2002	2001
	(Millions of Dollars)
Commercial paper	$450.9	$350.2
Short-term borrowings	361.8	—
Current portion of long-term debt	406.3	108.0
Variable rate demand bonds	158.4	—

Total	$1,377.4	$458.2

Accounting for Goodwill and Certain Other Intangibles

Effective January 1, 2002, Pepco Holdings and its subsidiaries adopted the full provisions of SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets apart from goodwill. SFAS 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment at least annually. Additionally, because Pepco Holdings completed the net asset valuation and determination of goodwill process in August 2002, the Company did not test for impairment in 2002 and therefore intends to test for impairment during 2003.

Environmental Remediation Costs

Environmental remediation costs are accrued at the time that management determines that it is probable that an asset has been impaired or that a liability has been incurred and the amount of the loss can be reasonably estimated. Environmental remediation costs are charged as an operating expense unless the costs extend the life of an asset or prevent environmental contamination that has yet to occur, in which case the costs are capitalized. Amounts that the Company has determined are probable of recovery from third parties, such as insurance carriers, are netted against the operating expense line item. The amount that is probable of recovery from third parties and the anticipated liability for environmental remediation costs are separately recorded. Amounts accrued for probable environmental remediation costs that may be incurred in the future are not measured on a discounted basis.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market funds, and commercial paper with original maturities of three months or less. Cash and cash equivalents includes $16.3 million in 2002 that is restricted for costs incurred on the CBI Project.

Other Assets

The other assets balance principally consists of real estate under development, equity and other investments, and deferred compensation trust assets.

Other Current Liabilities

The other current liability balance principally consists of customer deposits, accrued vacation liability, other postretirement/postemployment benefits, and the current portion of deferred income taxes.

Other Deferred Credits

The other deferred credits balance principally consists of accrued Conectiv other post employment benefit liabilities and miscellaneous deferred revenue.

Accounts Receivable and Allowance for Uncollectible Accounts

Pepco Holdings’ subsidiaries accounts receivable balances primarily consist of customer account receivable, other accounts receivable, and accrued unbilled revenue. Accrued unbilled revenue represents revenue earned in the current period but not billed to the customer until a future date, usually within one month. The Company uses the allowance method to account for uncollectible accounts receivable.

Capitalized Interest and Allowance for Funds Used During Construction

In accordance with the provisions of SFAS No. 34, “Capitalization of Interest Cost,” the cost of financing the construction of Pepco Holdings’ subsidiaries electric generating plants is capitalized. Other non-utility construction projects also include financing costs in accordance with SFAS No. 34. In regards to the Company’s regulated utility operations, the cost of additions to, and replacements or betterments of, retirement units of property and plant is capitalized. Such costs include material, labor, the capitalization of an Allowance for Funds Used During Construction (AFUDC) and applicable indirect costs, including engineering, supervision, payroll taxes and employee benefits. The original cost of depreciable units of plant retired, together with the cost of removal, net of salvage, is charged to accumulated depreciation.

Leasing Activities

Pepco Holdings accounts for leases entered into by its subsidiaries in accordance with the provisions of SFAS No. 13, “Accounting for Leases.” Income from investments in direct financing leases and leveraged lease transactions, in which PCI is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. For direct financing leases, unearned income is amortized to income over the lease term at a constant rate of return on the net investment. Income including investment tax credits, on leveraged equipment leases, is recognized over the life of the lease at a constant rate of return on the positive net investment. Investments in equipment under operating leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment’s estimated useful life.

Amortization of Debt Issuance and Reacquisition Costs

Expenses incurred in connection with the issuance of long-term debt, including premiums and discounts associated with such debt, are deferred and amortized over the lives of the respective issues. Costs associated with the reacquisition of debt are also deferred and amortized over the lives of the new issues.

Treasury Stock

The Company uses the cost method of accounting for treasury stock. Under the cost method, the Company records the total cost of the treasury stock as a reduction to its shareholders’ equity on the face of its consolidated balance sheets. Additionally, stock held in treasury is not considered outstanding for the purposes of computing the Company’s earnings per share.

Severance Costs

Through December 31, 2002, Pepco Holdings accounted for its subsidiaries’ severance costs in accordance with the provisions of EITF No. 94-3 (EITF 94-3) “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” For any activities after January 1, 2003, the Company will apply the provisions of newly issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

During 2002, Pepco Holdings’ management approved initiatives by Pepco and Conectiv to streamline their operating structure by reducing the number of employees at each company. These initiatives met the criteria for the accounting treatment provided under EITF 94-3. As of December 31, 2002, Pepco Holdings accrued $25.4 million of severance costs in connection with the plan. These costs relate to 274 employees, who primarily work in the Company’s power delivery business. Management intends to pay the severance costs by the end of 2003.

Pension and Other Post Employment Benefit Plans

Pepco Holdings has a noncontributory retirement plan (the Plan) that covers substantially all employees of Pepco, DPL, ACE, and certain employees of other Pepco Holdings’ subsidiaries. Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Plan on December 31, 2002. The provisions and benefits of the merged plan for Pepco employees are identical to those of the original Pepco plan and for DPL and ACE employees the provisions and benefits are identical to the original Conectiv plan. In addition to providing pension benefits, Pepco Holdings also provides certain health care and life insurance benefits for eligible employees (OPEBS).

The Company accounts for the Plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and its OPEBS in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement

Benefits Other Than Pensions.” The Company’s financial statement disclosures were prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.”

Pepco and Conectiv’s pension assets did not achieve the level of returns assumed in the determination of their pension expense accruals during 2002. As a result, Pepco contributed $35 million to its pension plan in December 2002 to exceed a funding level of 100% with respect to its accrued benefit obligation. Conectiv’s pension plan did not require a contribution to exceed 100% of its accrued benefit obligation.

New Accounting Standards

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143 entitled “Accounting for Asset Retirement Obligations,” which is required to be adopted for financial statements issued for fiscal years beginning after June 15, 2002 (the Company’s first quarter 2003 financial statements). This Statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. The Company has completed its assessment of the provisions of SFAS No. 143 and believes that although the implementation of the Statement will result in certain account reclassifications, it will not have a material impact on the Company’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt (an amendment of APB Opinion No. 30).” SFAS No. 4 had required that material gains and losses on extinguishment of debt be classified as an extraordinary item. Under SFAS No. 145, SFAS No. 4 is rescinded effective for fiscal years beginning after May 15, 2002. Due to the rescission of SFAS No. 4, it is less likely that a gain or loss on extinguishment of debt would be classified as an extraordinary item in Pepco Holdings’ Consolidated Statements of Income.

In July 2002, the FASB issued SFAS No. 146, which requires companies to recognize costs associated with exit or disposal activities when the costs are incurred rather than at the date of a commitment to an exit or disposal plan. The primary effect of applying SFAS No. 146 will be on the timing of recognition of costs associated with exit or disposal activities. In many cases, those costs will be recognized as liabilities in periods following a commitment to a plan, not at the date of the commitment. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, which amends FASB Statement No. 123, Accounting for Stock-Based Compensation,” which is effective for interim periods ending after December 15, 2002 (the Company’s first quarter 2003 financial statements). This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 “Accounting for Stock Based Compensation” to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Pepco Holdings currently accounts for its stock based compensation plan using the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company believes that the implementation of SFAS 148 will not have a material impact on its financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. Additional disclosures are also prescribed for certain guarantee contracts. The initial recognition and initial measurement provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002 (the Company’s first quarter 2003 financial statements). The Company is in the process of assessing the provisions of FIN 45 in order to determine its impact on the Company’s financial position and results of operations

In January 2003, FASB issued Interpretation No. 46 “Consolidation of Variable Interest Entities” (Fin 46). Pepco Holdings is in the process of assessing the provisions of Fin 46 in order to determine its impact on the Company’s financial position or results of operations.

(4)    SEGMENT INFORMATION

Based on the provisions of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” Pepco Holdings’ management has identified the following reportable segments: Pepco, Conectiv Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. Intercompany (intersegment) revenues and expenses are not eliminated at the segment level for purposes of presenting segment financial results. Elimination of these intercompany amounts is accomplished for Pepco Holdings’ consolidated results through the “Corporate and Other” column. Segment financial information for the years ended December 31, 2002, 2001, and 2000, is as follows.

	December 31, 2002
	(In Millions)

	Power Delivery Segments		Competitive Energy Segments
	Pepco	Conectiv Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	(a) Corp. & Other	PHI Cons.
Operating Revenue	$1,533.9	$997.3	$1,214.3	$827.5	$115.5	$(364.0)	$4,324.5
Operating Expense	1,219.7	890.5	1,157.6	815.9	43.4	(348.2)	3,778.9
Operating Income	314.2	106.8	56.7	11.6	72.1	(15.8)	545.6
Net Income	136.3	46.4	30.5	6.8	29.0	(38.5)	210.5
Total Assets	3,536.4	4,569.4	2,111.6	296.9	1,754.9	592.5	12,861.7

(a)	“Corp. and Other” for 2002 includes primarily severance costs, as well as unallocated Pepco Holdings (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Intercompany transactions are also included in this line item. Additionally, this line item for “total assets” also includes Pepco Holdings’ goodwill balance.

Note:	The condensed segment statements of earnings information for the year ended December 31, 2002 presented above includes Pepco and its pre-merger subsidiaries (PCI and Pepco Energy Services) results for the entire periods presented consolidated with Conectiv and its subsidiaries results starting on August 1, 2002, the date the merger was consummated. The 2001 and 2000 operating amounts included herein reflect only the operations of Pepco and its pre-merger subsidiaries, as previously reported by Pepco. Accordingly, the amounts between years are not comparable.

	December 31, 2001
	(In Millions)
	Power Delivery Segments		Competitive Energy Segments
	Pepco	Conectiv Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	(a) Corp. & Other	PHI Cons.
Operating Revenue	$1,752.8	—	—	$541.5	$112.2	$(6.0)	$2,400.5
Operating Expense	1,369.7	—	—	524.1	146.3	(6.0)	2,034.1
Operating Income (loss)	383.1	—	—	17.4	(34.1)	—	366.4
Net Income (loss)	189.2	—	—	10.3	(36.1)	—	163.4
Total Assets	5,010.0	—	—	211.8	1,289.9	(1,225.8)	5,285.9

	December 31, 2000
	(In Millions)
	Power Delivery Segments		Competitive Energy Segments
	Pepco	Conectiv Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	(a) Corp. & Other	PHI Cons.
Operating Revenue	$2,644.4	—	—	$212.4	$132.5	—	$2,989.3
Operating Expense	1,794.8	—	—	228.9	70.5	—	2,094.2
Operating Income (loss)	849.6	—	—	(16.5)	62.0	—	895.1
Net Income (loss)	343.4	—	—	(8.8)	11.9	—	346.5
Total Assets	7,967.4	—	—	176.6	1,232.2	(2,348.9)	7,027.3

(a)	“Corp. and Other” for 2001 and 2000 represents the elimination of intercompany rent paid by Pepco to PCI for lease of office space in PCI’s office building. This line item for “total assets” also represents the elimination of intercompany transactions.

(5)    LEASING ACTIVITIES

The investment in financing leases was comprised of the following at December 31:

	2002	2001
	(Millions of Dollars)
Energy leveraged leases	$1,022.0	$658.8
Aircraft leases	18.3	22.7
Other	51.3	54.5

Total	$1,091.6	$736.0

Pepco Holdings’ $1,022.0 million equity investment in energy leverages leases at December 31, 2002, consists of electric power plants and natural gas transmission and distribution networks located outside of the United States. Of this amount, $367.4 million of equity is attributable to facilities located in The Netherlands, $497.5 million in Austria and $57.1 million in Australia.

The components of the net investment in finance leases at December 31, 2002 and 2001 are summarized below:

At December 31, 2002:	Leveraged Leases	Direct Finance Leases	Total Finance Leases
	(Millions of Dollars)
Rents receivable, net of recourse debt	$2,324.4	$60.9	$2,385.3
Residual value	—	22.6	22.6
Less: Unearned and deferred income	(1,298.6)	(17.7)	(1,316.3)

Investment in finance leases	1,025.8	65.8	1,091.6
Less: Deferred taxes	(278.5)	(43.9)	(322.4)

Net Investment in Finance Leases	$747.3	$21.9	$769.2

At December 31, 2001:

Rents receivable, net of recourse debt	$1,435.5	$70.5	$1,506.0
Residual value	—	22.6	22.6
Less: Unearned and deferred income	(772.7)	(19.9)	(792.6)

Investment in finance leases	662.8	73.2	736.0
Less: Deferred taxes	(210.2)	(43.2)	(253.4)

Net Investment in Finance Leases	$452.6	$30.0	$482.6

Income recognized from leveraged leases was comprised of the following:

For the Year Ended December 31,	2002	2001	2000
	(Millions of Dollars)
Pre-tax earnings from leveraged leases	$64.1	$9.0	$37.5
Investment tax credit recognized	—	.3	.8

Income from leveraged leases, including investment tax credit	64.1	9.3	38.3
Income tax (benefit) expense	14.2	(9.9)	(7.5)

Net Income from Leveraged Leases	$49.9	$19.2	$30.8

In June 2002, PCI entered into a $609 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI’s purchase and leaseback of hydroelectric facilities, over a base term of approximately 28 to 35 years. The transaction was financed with approximately $503 million of third party, non-recourse debt over the base term. PCI’s equity investment in this leveraged lease was approximately $113 million.

In September 2002, PCI entered into a $766 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI’s purchase and leaseback of 14 hydroelectric facilities, over a base term ranging from approximately 31 to 39 years. The transaction was financed with approximately $634 million of third party, non-recourse debt over the base term. PCI’s equity investment in this leveraged lease was approximately $153 million.

In November 2002, PCI entered into a $309 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI’s purchase and lease back of three hydroelectric facilities, over a base term of approximately 36 years. The transaction was financed with approximately $259 million of third party, non-recourse debt over the base term. PCI’s equity investment in this leveraged lease was approximately $55 million.

In December 2001, PCI entered into a $850.0 million leveraged lease transaction with an Austrian municipal-owned entity. This transaction involved PCI’s purchase and leaseback of a 56% undivided interest in a hydroelectric facility, over a base term of approximately 33 years. The transaction was financed with approximately $692.0 million of third party, non-recourse debt at commercial rates for a period of approximately 33 years. PCI’s equity investment in this leveraged lease was approximately $164.6 million.

Rents receivable from leveraged leases are net of non-recourse debt. Minimum lease payments receivable from PCI’s finance leases for each of the years 2003 through 2007 and thereafter are $10.4 million, $10.5 million, $3.4 million, $34.2 million, and $5.3 million, and $1,027.8 million, respectively.

The approximate annual commitments under all capital and operating leases are $349.2 million for 2003, $37.7 million for 2004, $34.3 million for 2005, $34.3 million for 2006, $34.1 million for 2007, and $174.3 million thereafter.

(6)    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following.

At December 31, 2002	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of Dollars)
Generation	$1,672.1	$678.2	$993.9
Distribution	5,373.3	2,104.3	3,269.0
Transmission	1,584.7	609.3	975.4
Gas	304.4	107.8	196.6
General	868.3	301.1	567.2
Construction work in progress	644.9	—	644.9
Nonoperating and other property	177.3	26.3	151.0

Total	$10,625.0	$3,827.0	$6,798.0

At December 31, 2001
Distribution	$3,163.0	$1,213.2	$1,949.8
Transmission	701.3	239.0	462.3
General	359.3	155.7	203.6
Construction work in progress	115.2	—	115.2
Nonoperating and other property	23.1	.6	22.5

Total	$4,361.9	$1,608.5	$2,753.4

The nonoperating and other property amounts include balances for distribution and transmission plant held for future use as well as other property held by non-utility subsidiaries.

Pepco Holdings’ utility subsidiaries use separate depreciation rates for each electric plant account. The rates, which vary from jurisdiction to jurisdiction, were equivalent to a system-wide composite depreciation rate of approximately 3.5% for Pepco’s transmission and distribution system property in 2002, 2001 and 2000. The composite depreciation rate in 2002 for DPL was approximately 3.2% and for ACE was 3.3%.

Property, plant and equipment includes regulatory assets of $53 million and $47 million at December 31, 2002 and 2001, respectively, which are accounted for pursuant to SFAS No. 71.

(7)    PENSIONS AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS (OPEB)

Pension Benefits

The Pepco Holdings Retirement Plan (Plan) is a noncontributory plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings subsidiaries. Effective December 31, 2002, following the August 1, 2002 Pepco and Conectiv merger, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Plan. The provisions and benefits of the merged plan for Pepco employees are identical to those of the original Pepco plan and for DPL and ACE employees the provisions and benefits are identical to the original Conectiv plan.

The acquisition of Conectiv by Pepco in August 2002 resulted in purchase accounting requirements that are reflected in the net periodic pension cost. Under such accounting, Conectiv’s accrued pension liability was adjusted on August 1, 2002 through consolidation to recognize all previously unrecognized gains and losses arising from past experience different from that assumed, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No.87, “Employers’ Accounting for Pensions.” The Conectiv Plan transferred a projected benefit obligation of $804 million and plan assets of $744 million on August 1, 2002.

As a result of the divestiture of Pepco’s Generation Assets to Mirant, in December 2000 Pepco recognized a curtailment charge of approximately $8.7 million. Since this charge is the direct result of the divestiture, it was considered to be a transaction cost and was netted against the gain on divestiture of Generation Assets on the Company’s accompanying statements of earnings for the year ended December 31, 2000. Additionally, in accordance with the terms of the divestiture, with respect to generation employees transferred from the Company to Mirant, the Company is only responsible for the portion of transferred employees’ pensions that relate to service with the Company.

Pension expense/(income) included in net period benefit cost was $9.0 million in 2002, $(3) million in 2001, and $3 million in 2000. The 2002 net period benefit cost amount of $9.0 million includes $2.9 million of Conectiv net benefit cost for the period August 1, 2002 through December 31, 2002. The components of net periodic benefit cost were computed as follows.

	Pension Benefits
	2002	2001	2000
	(Millions of Dollars)
Components of Net Periodic Benefit Cost
Service cost	$16.0	$9.7	$12.8
Interest cost	54.1	36.3	37.2
Expected return on plan assets	(69.0)	(50.9)	(48.7)
Amortization of prior service cost	1.0	1.0	1.4
Recognized actuarial loss	6.9	.9	.3

Net Period Benefit Cost	$9.0	$(3.0)	$3.0

Pension program assets are stated at fair value and are composed of approximately 42% and 45% of fixed income investments (including cash equivalents) with the balance in equity investments at December 31, 2002 and 2001, respectively. No Pepco Holdings stock is included in the pension program assets.

The changes in benefit obligation and fair value of plan assets are presented in the following table.

	Pension Benefits
	2002	2001
	(Millions of Dollars)
Change in Benefit Obligation
Projected Benefit obligation at beginning of year	$548.3	$532.3
Service cost	16.0	9.7
Interest cost	54.1	36.3
Acquisition	804.1	—
Actuarial loss	40.7	3.2
Benefits paid	(64.3)	(33.2)

Projected Benefit Obligation at End of Year	$1,398.9	$548.3

Accumulated Benefit Obligation at December 31	$1,228.2	$489.0

Change in Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$555.0	$576.9
Actual return on plan assets	(37.2)	(14.6)
Company contributions	35.0	25.0
Acquisition	744.3	—
Benefits paid	(56.5)	(32.3)

Fair Value of Plan Assets at End of Year	$1,240.6	$555.0

The following table sets forth the Program’s prepaid benefit cost.

	Pension Benefits
	2002	2001
	(Millions of Dollars)
Funded status	$(158.3)	$6.7
Unrecognized actuarial loss	278.1	139.6
Unrecognized prior service cost	5.1	6.1

Prepaid Benefit Cost	$124.9	$152.4

The actuarial assumptions for Pepco and Conectiv at December 31, 2002, and 2001 are:

	2002	2001
Discount rate	6.75%	7.0%
Expected return on plan assets
Pepco	9.0%	9.0%
Conectiv	9.5%	—
Rate of compensation increase
Pepco	4.0%	4.0%
Conectiv	4.5%	—

As of January 1, 2002, Pepco and Conectiv’s individual plan actuarial valuations incorporated different assumptions for the 2002 year net periodic expense determination. The Company expects to review, and may change the actuarial assumptions of the plan for 2003.

Other Post-Employment Benefits

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for eligible employees (OPEBS). The Company is amortizing the Pepco plan related unrecognized transition obligation measured at January 1, 1993, over a 20-year period.

The acquisition of Conectiv by Pepco in August 2002 resulted in purchase accounting requirements that are reflected in the net periodic benefit cost. Under such accounting Conectiv’s accrued postretirement liability was adjusted on August 1, 2002 through consolidation to recognize all previously unrecognized actuarial gains and losses, all unrecognized prior service costs, and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS No.106. The Conectiv Plan transferred a projected benefit obligation of $320 million and plan assets of $100 million on August 1, 2002.

Postemployment benefit expense included in net income was $28.1 million, $15.9 million, and $18 million in 2002, 2001, and 2000, respectively. The 2002 net period benefit cost amount of $28.1 million includes $9.7 million of Conectiv net benefit cost for the period August 1, 2002 through December 31, 2002.

	Other Post Employment Benefits
	2002	2001	2000
	(Millions of Dollars)
Components of Net Periodic Benefit Cost
Service cost	$7.2	$4.6	$5.8
Interest cost	20.0	8.2	8.2
Expected return on plan assets	(5.2)	(1.9)	(1.9)
Recognized actuarial loss	6.1	5.0	5.9

Net Period Benefit Cost	$28.1	$15.9	$18.0

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The assumed health care cost trend rate used to measure the expected cost benefits covered by the plan is 10% for the both the Pepco and Conectiv plans. These rates are expected to decline to 5.0% over the next four-year period. A one percentage point change in the assumed health care cost trend rate would have the following effects for fiscal year 2002.

	1 Percentage- Point Increase	1 Percentage-Point Decrease
	(Millions of Dollars)
Effect on total of service and interest cost components	$1.6	$(1.4)
Effect on postretirement benefit obligation	$21.4	$(20.2)

The changes in benefit obligation and fair value of plan assets are presented in the following table.

	Other Post Employment Benefits
	2002	2001
	(Millions of Dollars)
Change in Benefit Obligation
Benefit obligation at beginning of year	$122.3	$113.4
Service cost	7.2	4.7
Interest cost	20.0	8.2
Acquisition	319.8	—
Actuarial loss	22.4	6.0
Benefits paid	(19.3)	(10.0)

Benefit Obligation at End of Year	$472.4	$122.3

Change in Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$18.7	$21.0
Actual return on plan assets	(.4)	(.3)
Company contributions	20.4	5.0
Acquisition	100.2	—
Benefits paid	(15.9)	(7.0)

Fair Value of Plan Assets at End of Year	$123.0	$18.7

The following table sets forth the Program’s accrued benefit cost.

	Other Post Employment Benefits
	2002	2001
	(Millions of Dollars)
Funded status	$(349.4)	$(103.6)
Unrecognized actuarial loss	82.5	55.2
Unrecognized initial net obligation	12.0	17.4

Accrued Benefit Cost	$(254.9)	$(31.0)

Actuarial assumptions as of December 31, 2002, and 2001 are:

	2002	2001
Discount rate	6.75%	7.0%
Expected return on plan assets
Pepco	9.0%	9.0%
Conectiv	9.5%	—
Rate of compensation increase
Pepco	4.0%	4.0%
Conectiv	4.5%	—

As of January 1, 2002, Pepco and Conectiv’s individual plan actuarial valuations incorporated different assumptions for 2002 net periodic expense determination. The Company expects to review, and may change the actuarial assumptions of the plans for 2003.

Pepco funded the 2002 and 2001 portions of its estimated liability for Pepco postretirement medical and life insurance costs through the use of an Internal Revenue Code (IRC) 401 (h) account, within the Company’s pension plan, and an IRC 501 (c) (9) Voluntary Employee Beneficiary Association (VEBA). Conectiv also annually funds a portion of its estimated postretirement liability through its VEBAs. Assets are composed of cash equivalents, fixed income investments and equity investments.

The Company also sponsors defined contribution savings plans covering all eligible employees. Under these plans, the Company makes contributions on behalf of participants. Company contributions to the plans totaled $4.6 million in 2002, $4.3 million in 2001, and $5 million in 2000.

(8)    LONG-TERM DEBT

The components of long-term debt are shown below.

		At December 31,
Interest Rate	Maturity	2002	2001
		(Millions of Dollars)
First Mortgage Bonds
Pepco:
5.625%	2003	$50.0	$50.0
6.50%	2005	100.0	100.0
6.25%	2007	175.0	175.0
6.50%	2008	78.0	78.0
5.875%	2008	50.0	50.0
5.75%	2010	16.0	16.0
6.00%	2022	30.0	30.0
6.375%	2023	37.0	37.0
7.25%	2023	100.0	100.0
6.875%	2023	100.0	100.0
5.375%	2024	42.5	42.5
5.375%	2024	38.3	38.3
6.875%	2024	75.0	75.0
7.375%	2025	75.0	75.0
8.50%	2027	—	66.2
7.50%	2028	40.0	40.0

DPL:
6.40%	2003	85.0	—
7.15% – 8.15%	2011 – 2015	33.0	—
5.90%	2021	18.2	—
7.71%	2025	100.0	—
6.05%	2032	15.0	—

ACE:
6.63%	2013	68.6	—
7.00%	2023	62.5	—
7.00%	2028	75.0	—
6.38%	2003 – 2006	2.0	—
6.80%	2021	38.9	—
5.60%	2025	4.0	—
6.15% – 7.20%	2028 – 2029	54.7	—

Amortizing First Mortgage Bonds
DPL:
6.95%	2003 – 2008	17.9	—

Total First Mortgage Bonds		$1,581.6	$1,073.0

NOTE:    Schedule is continued on next page.

		At December 31,
Interest Rate	Maturity	2002	2001
		(Millions of Dollars)

Unsecured Tax-Exempt Bonds
DPL:
5.20%	2019	$31.0	$—
5.50%	2025	15.0	—
4.90%	2026	34.5	—
5.65%	2028 – 2029	16.2	—
Variable	2030 – 2032	78.4	—

Total Unsecured Tax-Exempt Bonds		175.1	—

Medium-Term Notes (secured)
ACE:
6.00% – 7.20%	2003	40.0	—
6.18% – 7.98%	2004 – 2008	223.0	—
7.25% – 7.63%	2010 – 2014	8.0	—
7.68%	2015 – 2016	17.0	—

Total Medium-Term Notes (secured)		288.0	—

Medium-Term Notes (unsecured)
Pepco:
7.46% – 7.60%	2002	—	40.0
7.64%	2007	35.0	35.0
6.25%	2009	50.0	50.0
7.00%	2024	50.0	50.0

DPL:
8.30%	2004	4.5	—
6.75%	2006	20.0	—
7.06% – 8.13%	2007	61.5	—
7.56% – 7.58%	2017	14.0	—
6.81%	2018	4.0	—
7.61%	2019	12.0	—
7.72%	2027	10.0	—

ACE:
6.63%	2003	30.0	—
7.50% – 7.52%	2007	15.0	—

CIV:
6.73%	2003	50.0	—
6.73%	2004	50.0	—
5.30% – 6.73%	2005	280.0	—
6.73%	2006	20.0	—

Total Medium-Term Notes (unsecured)		$706.0	$175.0

NOTE:    Schedule is continued on next page.

		At December 31,
Interest Rate	Maturity	2002	2001
		(Millions of Dollars)

Asset Backed Bonds
ACE Transition Funding:
2.89%	2010	$109.0	$—
4.21%	2013	66.0	—
4.91%	2017	118.0	—
5.50%	2023	147.0	—

Total Asset Backed Bonds		440.0	—

Recourse Debt
PCI:
4.00% – 5.99%	2008	92.0	92.0
6.00% – 6.99%	2003 – 2005	213.2	228.1
7.00% – 8.99%	2003 – 2004	107.1	125.7

Total Recourse Debt		412.3	445.8

Notes (unsecured)
PHI:

5.50% – 7.45%	2007 – 2032	1,500.0	—

Nonrecourse debt
PCI:
6.57% – 9.66%		25.3	26.6

Acquisition fair value adjustment		2.4	—

Total Long-Term Debt		5,130.7	1,720.4
Net unamortized discount		(11.6)	(10.3)
Current portion		(406.3)	(108.0)

Total Net Long-Term Debt		$4,712.8	$1,602.1

The outstanding First Mortgage Bonds at Pepco, DPL and ACE are secured by a lien on substantially all of the respective Company’s property, plants, and equipment.

The aggregate amount of maturities for long-term debt outstanding at December 31, 2002, are $406.3 million in 2003, $229.3 million in 2004, $502.8 million in 2005, $130.4 million in 2006, $846.4 million in 2007, and $3,003.9 million thereafter.

(9)    INCOME TAXES

The provision for income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.

Provision for Income Taxes

	For the Year Ended December 31,
	2002	2001	2000
	(Millions of Dollars)
Current Tax Expense
Federal	$(305.0)	$(0.8)	$465.8
State and local	(17.2)	11.0	114.9

Total Current Tax (Benefit) Expense	(322.2)	10.2	580.7

Deferred Tax Expense
Federal	400.5	58.0	(198.3)
State and local	49.2	18.9	(19.5)
Investment tax credits	(3.4)	(3.6)	(21.7)

Total Deferred Tax Expense (Benefit)	446.3	73.3	(239.5)

Total Income Tax Expense	$124.1	$83.5	$341.2

Reconciliation of Consolidated Income Tax Expense

	For the Year Ended December 31,
	2002		2001		2000
	Amount	Rate	Amount	Rate	Amount	Rate
	(Millions of Dollars)
Income Before Income Taxes	$340.3		$251.9		$693.2

Income tax at federal statutory rate	$119.1	.35	$88.2	.35	$242.6	.35
Increases (decreases) resulting from
Depreciation	6.6	.02	3.0	.01	11.7	.02
Removal costs	(2.4)	(.01)	(3.0)	(.01)	(5.6)	(.01)
Allowance for funds used during construction	(.1)	—	0.4	—	0.9	—
State income taxes, net of federal effect	20.7	.06	19.4	.08	63.3	.09
Tax credits	(4.0)	(.01)	(3.0)	(.01)	(4.8)	(.01)
Dividends received deduction	(1.8)	(.01)	(2.3)	(.01)	(3.4)	—
Reversal of previously accrued deferred taxes	—	—	(7.3)	(.03)	(2.1)	—
Taxes related to divestiture at non-statutory rates	—	—	6.1	.02	48.3	.07
Leveraged leases	(8.3)	(.02)	(14.4)	(.06)	(4.3)	(.01)
Other	(5.7)	(.02)	(3.6)	(.01)	(5.4)	(.01)

Total Income Tax Expense	$124.1	.36	$83.5	.33	$341.2	.49

Components of Consolidated Deferred Tax Liabilities (Assets)

	At December 31,
	2002	2001
	(Millions of Dollars)
Deferred Tax Liabilities (Assets)
Depreciation and other book to tax basis differences	$1,484.4	$511.9
Rapid amortization of certified pollution control facilities and prepayment premium on debt retirement	97.0	—
Deferred taxes on amounts to be collected through future rates	57.2	22.4
Deferred investment tax credit	(38.8)	(17.3)
Contributions in aid of construction	(57.2)	(48.1)
Goodwill, accumulated other comprehensive income, and valuation adjustments	(195.1)	—
Deferred electric service and electric restructuring liabilities	8.2	—
Finance and operating leases	246.0	123.2
Assets with a tax basis greater than book basis	(25.1)	(26.4)
Customer sharing	(3.7)	(4.7)
Transition costs	(14.3)	(14.3)
Property taxes, contributions to pension plan, and other	29.1	(6.3)

Total Deferred Tax Liabilities, Net	1,587.7	540.4

Deferred tax liabilities included in Other Current Liabilities	52.5	38.8

Total Deferred Tax Liabilities, Net—Non-Current	$1,535.2	$501.6

The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax bases of assets and liabilities. The portion of the net deferred tax liability applicable to Pepco’s operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet.

The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco’s, DPL’s and ACE’s property continues to be normalized over the remaining service lives of the related assets.

The Company files a consolidated federal income tax return. The Company’s federal income tax liabilities for all years through 1997 have been determined. The Company is of the opinion that the final settlement of its federal income tax liabilities for subsequent years will not have a material adverse effect on its financial position or results of operations.

(10)    SERIAL PREFERRED STOCK AND REDEEMABLE PREFERRED STOCK

The amounts outstanding for Pepco, DPL, and ACE Serial Preferred Stock and Redeemable Serial Preferred Stock are as follows. Pre-merger (2001) amounts for DPL and ACE are not included.

			Shares Outstanding		December 31,
		Redemption Price
Issuer	Series		2002	2001 (3)	2002	2001 (3)
					(Millions of Dollars)
Pepco	$2.44 Series of 1957	$51.00	239,641	239,641	$12.0	$12.0
Pepco	$2.46 Series of 1958	$51.00	173,892	173,912	8.7	8.7
Pepco	$2.28 Series of 1965	$51.00	291,759	291,759	14.6	14.6

					$35.3	$35.3

Pepco	$3.40 Series of 1992	(1)	950,000	990,000	$47.5	$49.5
ACE	$100 per share par value, 4.00% – 5.00%	$100 – $105.5	62,305	—	6.2	—
DPL	$100 per share par value, 3.70% – 5.00% 6-3/4%	$103 – $105 (2)	181,698 35,000	— —	18.2 3.5	— —

					$75.4	$49.5

(1)	The shares of the $3.40 (6.80%) Series are subject to mandatory redemption, at par, through the operation of a sinking fund that began redeeming 50,000 shares annually, on September 1, 2002, with the remaining shares to be redeemed on September 1, 2007. The shares were not redeemable prior to September 1, 2002; thereafter, the shares are redeemable at par. The sinking fund requirements through 2006 with respect to the Redeemable Serial Preferred Stock are $2.5 million in 2004, 2005, and 2006. In the event of default with respect to dividends, or sinking fund or other redemption requirements relating to the serial preferred stock, no dividends may be paid, nor any other distribution made, on common stock. Payments of dividends on all series of serial preferred or preference stock, including series that are redeemable, must be made concurrently.
(2)	Redeemable beginning November 1, 2003 at $100 per share.
(3)	The 2001 amounts for ACE and DPL are pre-acquisition and therefore not included.

On September 3, 2002, Pepco redeemed $2 million or 40,000 shares of its $3.40 Serial Preferred Stock Series of 1992, pursuant to mandatory sinking fund provisions.

On December 30, 2002, DPL redeemed at par 316,500 shares of its $25 par preferred stock with an annual dividend rate of 7.75%.

(11)    COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST

Pepco, DPL, and ACE have wholly owned financing subsidiary trusts shown in the table below. The financing subsidiary trusts have common and preferred trust securities outstanding and hold Junior Subordinated Debentures (the Debentures) of Pepco, DPL, and ACE. Pepco, DPL, and ACE own all of the common securities of the trusts, which constitute approximately 3% of the liquidation amount of all of the trust securities issued by the trusts. The trusts use interest payments received on the Debentures, which are the trusts’ only assets, to make cash distributions on the trust securities. The obligations of Pepco, DPL, and ACE pursuant to the Debentures and guarantees of distributions with respect to the trusts’ securities, to the extent the trusts have funds available therefore, constitute full and unconditional guarantees of the obligations of the trusts under the trust securities the trusts have issued.

For Pepco Holdings’ consolidated financial reporting purposes, the Debentures are eliminated in consolidation against the trust’s investment in the Debentures. The preferred trust securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures mature in 2026 to 2038. The Debentures are subject to redemption, in whole or in part, at the option of Pepco, DPL, and/or ACE, at 100% of their principal amount plus accrued interest, after an initial period during which they may not be redeemed and at any time upon the occurrence of certain events.

		Shares Outstanding		Amount
Issuer	Series	2002	2001	2002	2001 (b)
				(Millions of Dollars)
Pepco financing trust	$25 per share, 7.375%	5,000,000	5,000,000	$125.0	$125.0
DPL financing trust	$25 per share, 8.125%	2,800,000	2,800,000	70.0	—
ACE financing trust (a)	$25 per share, 8.25%	2,800,000	2,800,000	70.0	—
ACE financing trust	$25 per share, 7.375%	1,000,000	1,000,000	25.0	—

				$290.0	$125.0

(a)	Redeemed on February 28, 2003 at $25 per share plus accrued and unpaid interest.
(b)	The 2001 amounts for DPL and ACE are pre-acquisition and therefore are not included.

(12)    STOCK BASED COMPENSATION AND CALCULATIONS OF EARNINGS PER SHARE OF COMMON STOCK

Stock Based Compensation

The objective of the Company’s long-term incentive plan (the Plan) is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and directors of the Company and its subsidiaries and to increase the ownership of the Company’s Common Stock by such individuals. Any officer or key employee of the Company or its subsidiaries may be designated by the Board as a participant in the Plan. Under the Plan, awards to officers and key employees may be in the form of restricted stock, options, performance units, stock appreciation rights, and dividend equivalents. Non-employee directors are entitled to a grant on May 1 of each year of a non-qualified stock option for 1,000 shares of common stock. The Board of Directors has determined that these grants will not be made. Up to 10,000,000 shares of common stock may be issued under the Plan for a period of 10 years after August 1, 2002.

Prior to the merger, Pepco and Conectiv each had a Long-Term Incentive Plan under which stock options were granted. At the time of the merger, Pepco options were exchanged on a one-for-one basis for Company stock options granted under the Company’s Long-Term Incentive Plan. At the time of the merger, certain Conectiv options vested and were canceled in exchange for a cash payment. Certain other Conectiv options were exchanged on a 1 for 1.28205 basis for Company stock options under the Company’s Long-Term Incentive Plan. Options were granted under Pepco’s plan in May 1998 and additional options were granted in May 1999, January 2000, May 2000, January 2001, May 2001, January 2002, and May 2002. The exercise prices of the options are $24.3125, $29.78125, $22.4375, $23.15625, $24.59, $21.825, $22.57 and $22.685, respectively, which represents the market prices (fair values) of the common stock on their grant dates. Fifty percent of the options granted in 1998 became exercisable on October 9, 1998 and the remaining 50% became exercisable on June 11, 1999. Twenty-five percent of the options granted on January 1, 2000 became exercisable on January 1, 2001. The remaining options for the January 1, 2000 grant will become exercisable at the rate of twenty-five percent on January 1 of each year until January 1, 2004. Twenty-five percent of the options granted on May 1, 2000 became exercisable on May 1, 2001. The remaining options for the May 1, 2000 grant will become exercisable at the rate of twenty-five percent on May 1 of each year until May 1, 2004. Twenty-five percent of the options granted on January 1, 2001 became exercisable on January 1, 2002. The remaining options for the January 1, 2001 grant will become exercisable at the rate of twenty-five percent on January 1 of each year until January 1, 2005. Twenty-five percent of the options granted on May 1, 2001 will become exercisable on May 1, 2002. The remaining options for the May 1, 2001 grant will become exercisable at the rate of twenty-five percent on May 1 of each year until May 1, 2005. Twenty-five percent of the options granted on January 1, 2002 became exercisable on January 1, 2003. The remaining options for the January 1, 2002 grant will become exercisable at the rate of twenty-five percent on January 1 of each year until January 1, 2006. Twenty-five percent of the options granted on May 1, 2002 will become exercisable on May 1, 2003. The remaining options for the May 1, 2002 grant will become exercisable at the rate of twenty-five percent on May 1 of each year until May 1, 2006.

At the date of merger with Conectiv, 590,198 shares of Conectiv Stock Options were converted into 756,660 shares of Pepco Holdings Stock Options. These stock options were originally granted on January 1, 1998, January 1, 1999, July 1, 1999, October 18, 2000, and January 1, 2002. The exercise prices of these options, after conversion, are $17.81, $18.91, $19.30, $13.08 and $19.03, respectively, which represent the adjusted market price (fair values) of Conectiv common stock on their grant dates. All of the options granted in 1998, 1999 and 2000 are exercisable. Fifty percent of the options granted in 2002 are exercisable on January 1, 2004. The remaining options for the 2002 grant will become exercisable on January 1, 2005.

Stock option activity for the three years ended December 31 is summarized below.

	2002		2001		2000
	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price
Beginning-of-year balance	970,741	$23.7810	594,341	$22.9083	253,675	$24.5281
Options granted	1,151,860	$20.1363	389,600	$24.5261	366,500	$22.4571
Options exercised	0	$0	—	—	13,934	$24.3125
Options forfeited	0	$0	13,200	$24.0220	11,900	$22.4375
End-of-year balance	2,122,601	$21.8031	970,741	$23.7810	594,341	$22.9083
Exercisable	508,247	$20.3969	87,125	$22.4044	—	—

For options outstanding as of December 31, 2002, the range of exercise prices was $13.08 to $29.7813, and the weighted average remaining contractual life was approximately 8 years.

The Company recognizes compensation costs for the Plan based on the accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” There were no stock-based employee compensation costs charged to expense in 2002 and 2001, and approximately $9 thousand charged in 2000. The Company’s pro forma net income and pro forma earnings per share are not substantially impacted based on the application of SFAS No. 123, “Accounting for Stock-Based Compensation” or SFAS No. 148. The after tax compensation expense that would have been recorded under SFAS No. 123 for 2002 and 2001 would have been approximately $570 thousand and $240 thousand, respectively.

Stock-based employee compensation costs, net of taxes, in respect of share awards charged to expense in 2002 was approximately $1.1 million. No amounts were expensed in 2001 or 2000.

The fair values of each option granted in 2002 and 2001, estimated on the date of grant using the Black Scholes option pricing model, and related valuation assumptions are as follows:

	2002	2001
Weighted average fair value per option	$3.59	$2.47
Expected option term (years)	8	8
Expected volatility	27.43%	16.58%
Expected dividend yield	5.40%	4.74%
Risk-free interest rate	5.20	4.92%

The number of share award opportunities granted under Pepco’s Performance Restricted Stock Program, a component of the Company’s Long-Term Incentive Plan, during 2002, 2001, and 2000 were 57,000, 58,250, and 52,750, respectively. In addition, 287,500 shares award opportunities were approved under the Program for grants to be made in 2003. The fair value per share on grant date for the performance restricted stock was $22.51 for the 2002 grant, $24.43 for the 2001 grant, and $22.44 for the 2000 grant. Performance criteria are selected and measured over a three-year period. Depending on the extent to which the performance criteria are satisfied, the executives will earn some or all of the maximum award of common stock.

The number of shares and share award opportunities granted under the Merger Success Integration Program established under the Company’s Long-Term Incentive Plan during 2002 was 241,075. The fair value per share on grant date was $19.73. Of those shares, 96,427 are restricted and have time based vesting over three years, with vesting of 20% in 2003, 30% in 2004, and 50% in 2005. The remaining 144,648 shares may be earned based on performance during the years 2003 and 2004. Performance criteria are selected and measured over the two-year period. Depending on the extent to which the performance criteria are satisfied, the executives will earn some or all of the maximum award of common stock. The number of shares eligible for award in 2004 for 2003 performance is 72,331 and the number of shares eligible for award for in 2005 for 2004 performance is 72,317.

On August 1, 2002, the date of the consummation of the merger with Conectiv, in accordance with the terms of the merger agreement, 80,602 shares of Conectiv performance accelerated restricted stock (PARS) were converted to 103,336 shares of Pepco Holdings restricted stock. The PARS were originally granted on January 1, 2002 at a fair market price of $24.40. All of the converted restricted stock has time based vesting over periods ranging from 5 to 7 years from the original grant date.

Calculations of Earnings Per Share of Common Stock

Reconciliations of the numerator and denominator for basic and diluted earnings per common share are shown below.

	For the Year Ended December 31,
	2002		2001	2000
(Millions, except Per Share Data)
Income (Numerator):
Net Income	$210.5		$163.4	$346.5
Add: Interest paid or accrued on Convertible Debentures, net of related taxes	—		0.3	3.6
Earnings Applicable to Common Stock, Assuming Conversion of Convertible Securities	$210.5		$163.7	$350.1

Shares (Denominator):
Average shares outstanding for computation of basic earnings per share of common stock	131.1	(a)	108.5	114.9
Average shares outstanding for diluted computation:
Average shares outstanding	131.1		108.5	114.9
Additional shares resulting from the conversion of convertible debentures	—		0.3	3.4
Average Shares Outstanding for Computation of Diluted Earnings Per Share of Common Stock	131.1		108.8	118.3

Basic earnings per share of common stock	$1.61		$1.51	$3.02
Diluted earnings per share of common stock	$1.61		$1.50	$2.96

(a)	Amount includes weighted average impact of 56.2 million Pepco Holdings shares issued to Conectiv shareholders on August 1, 2002 in connection with the acquisition of Conectiv.

The Company’s Shareholder Dividend Reinvestment Plan (DRP) provides that shares of common stock purchased through the plan may be original issue shares or, at the option of the Company, shares purchased in the open market. The DRP permits additional cash investments by plan participants of not less than $25 each calendar month or more than $200,000 each calendar year. There were 629,777 original issue shares issued under the DRP in 2002. No original issue shares were issued under the DRP in 2001 or 2000.

The following table presents the Company’s common stock reserved:

Name of Plan	Number of Shares
DRP	10,000,000
Conectiv Incentive Compensation Plan	1,800,000
Potomac Electric Power Company Long-Term Incentive Plan	1,400,000
Pepco Holdings, Inc. Long-Term Incentive Plan	10,000,000
Pepco Holdings, Inc. Stock Compensation Plan for Directors	100,000
Potomac Electric Power Company Savings Plans consisting of (i) the Savings Plan for Exempt Employees, (ii) the Savings Plan for Bargaining Unit Employees, and (iii) the Savings Plan for Non-Exempt, Non-Bargaining Unit Employees	3,000,000
Conectiv Savings and Investment Plan	20,000
Atlantic Electric Savings and Investment Plan-B	25,000

Total	26,345,000

(13)    FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments at December 31, 2002 and 2001 are shown below.

	At December 31,
	2002		2001
	(Millions of Dollars)

	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Marketable securities	$175.3	175.3	$161.2	161.2

Liabilities and Capitalization
Long-Term Debt	$4,712.8	5,015.9	$1,602.1	1,591.2
Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds Solely Parent Junior Subordinated Debentures	$290.0	291.5	$125.0	124.6
Serial Preferred Stock	$35.3	26.7	$35.3	26.1
Redeemable Serial Preferred Stock	$75.4	69.1	$49.5	49.4

The methods and assumptions below were used to estimate, at December 31, 2002 and 2001, the fair value of each class of financial instruments shown above for which it is practicable to estimate that value.

The fair value of the Marketable Securities was derived based on quoted market prices.

The fair values of the Long-term Debt, which includes First Mortgage Bonds and Medium-Term Notes, excluding amounts due within one year, were derived based on current market prices, or for issues with no market price available, were based on discounted cash flows using current rates for similar issues with similar terms and remaining maturities. The fair values of the Recourse and the Non-Recourse Debt held by PCI, excluding amounts due within one year, were based on current rates offered to similar companies for debt with similar remaining maturities.

The fair values of the Serial Preferred Stock, Redeemable Serial Preferred Stock, and Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust, excluding amounts due within one year, were derived based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

The carrying amounts of all other financial instruments in Pepco Holdings’ accompanying financial statements approximate fair value.

(14)    COMMITMENTS AND CONTINGENCIES

Termination of Agreements for Sale of ACE Electric Generating Plants

Under the terms of agreements between ACE and NRG Energy, Inc. (NRG) for the sale of ACE’s fossil fuel-fired electric generating plants (Deepwater Station, Conemaugh and Keystone Stations and B.L. England Station) the agreements were subject to termination by either party after February 28, 2002. NRG delivered notice to Conectiv on April 1, 2002 terminating these agreements. On January 13, 2003, the Company announced the termination of a second competitive bidding process initiated on May 23, 2002 to sell these ACE-owned fossil fuel-fired electric generating plants. The Company noted that while the competitive bidding process identified a number of interested parties, current conditions in the electric energy market prevented ACE from reaching agreements for the sale of these generating assets. The Company remains interested in selling these assets on acceptable terms, but cannot predict whether or not any or all of the plants will be sold, whether the  New Jersey Board of Public Utilities (NJBPU) will grant the required approval of any sales agreements, or any related impacts upon recoverable stranded costs.

Basic Generation Service

Under the provisions of New Jersey’s 1999 Electric Discount and Energy Competition Act (the New Jersey Act) and the NJBPU’s Final Decision and Order concerning restructuring ACE’s electric utility business, ACE was obligated to provide Basic Generation Service (BGS) through July 31, 2002, which entailed supplying electricity to customers in ACE’s service area who do not choose an alternative supplier. The Final Decision and Order provides for the recovery through customer rates of the costs incurred by ACE in providing BGS, including an allowed return on certain electric generating plants, the above-market portion of the cost of power purchased from NUGs, and the above-market portion of costs associated with generating power for BGS customers. In recognition of this cost-based, rate-recovery mechanism, when the costs incurred by ACE in providing BGS exceed the revenues from billings to ACE’s customers for BGS, the under-recovered costs are deferred as a regulatory asset. Pursuant to the terms of the 1999 restructuring of ACE’s electric generation business, during 2000-2002, the under-recovered costs were first applied to a deferred energy cost liability that was eliminated and then a regulatory asset was established ($153.0 million as of December 31, 2002). After the initial four-year transition period ends July 31, 2003, customer rates are to be adjusted to recover the under-recovered cost balance over a reasonable period of time to be determined by the NJBPU. ACE’s recovery of the deferred costs is subject to review by the NJBPU.

On August 1, 2002, in accordance with the provisions of the New Jersey Act and the NJBPU’s Final Decision and Order, ACE petitioned the NJBPU for a $71.6 million, or 8.4%, annualized increase in electric rates, effective August 1, 2003. This proposed rate increase is intended to recover ACE’s deferred cost balance as of August 1, 2003 over a four-year period and reset Power Delivery rates such that an under-recovery of certain costs is no longer embedded in rates. ACE’s recovery of the deferred costs is subject to review by the NJBPU, which will determine the amount of cost recovery in accordance with the New Jersey Act. The outside auditing firm selected by the NJBPU has completed its review and audit of the deferral balance of ACE. A draft report has been provided to ACE, and ACE has responded to the NJBPU and the auditors with factual comments. A final report was released on February 24, 2003.

BGS electricity supply beyond July 31, 2002 was provided for by a BGS auction held in February 2002, which awarded about 1,900 MW, or 80% of ACE’s BGS load to four suppliers for the period from August 1, 2002 to July 31, 2003. The remaining 20% of ACE’s BGS load is supplied utilizing ACE’s electric supply, consisting of its fossil fuel-fired electric generating plants (excluding Deepwater), which are used first to meet such BGS load, and its NUG contracts, to the extent such electric generating plants are not sufficient to satisfy such load.

Any portion of ACE’s electric supply that exceeds the load requirement of the BGS customers is sold in the wholesale market. In addition, if any of the four suppliers awarded 80% of ACE’s BGS load default on performance, ACE will offer the defaulted load to the other winning bidders. If they are not interested, ACE will then procure the needed supply from the wholesale market. Any costs related to this new supply that are not covered by remuneration from the supplier in default will be included in the calculation of deferred electric service costs, which are subject to NJBPU review and future recovery in customer rate increases.

By Decision and Order dated December 18, 2002, the NJBPU approved the process for the procurement of BGS supply for the period starting August 1, 2003. The decision included holding two separate but simultaneous auctions to procure BGS supply. The first auction will be for the supply needed to serve large commercial and industrial customers who will be paying an hourly energy price. There are approximately 50 customers in this group for ACE. The auction will determine the capacity price to be paid by these customers. The period covered by this auction is August 1, 2003 through May 31, 2004. The second auction will be for the supply needs of the remainder of the BGS customers, and would be for full requirements service (energy, capacity, transmission, and ancillary services) for these customers. In this auction, two-thirds of the needs will be procured for the same period as the first auction, while the remaining one-third of the needs will be procured for a period of 34 months. The results of these auctions will be used to set the rates paid by the customers in each group. The decision also established working groups to deal with metering issues and customer education. The auctions were conducted February 3 and 4, 2003. The NJBPU approved the results of the auctions on February 5, 2003. ACE has entered into BGS Supplier Agreements with the winning bidders. If any of the winning bidders were to default on their commitments, ACE will offer the defaulted load to other winning bidders, or will make arrangements to purchase the needed supply from PJM-administered markets.

Securitization

Under the New Jersey Act, up to 100% of recovery-eligible stranded costs related to electric generating plants and the costs to affect buyouts or buy downs of NUG contracts may be recovered through customer rates. On September 9, 2002, New Jersey enacted an amendment (Amendment) to the New Jersey Act. The Amendment permits the NJBPU to authorize the securitization of deferred balances of electric public utilities resulting from the provisions of the New Jersey Act. The NJBPU may authorize the issuance of transition bonds by an electric public utility or other financing entity in order to (i) recover stranded costs deemed eligible for rate recovery in a stranded cost recovery order; (ii) recover rate reduction requirements determined by the NJBPU to be necessary under the provisions of the New Jersey Act; or (iii) recover basic generation service transition costs. The NJBPU may approve transition bonds with scheduled amortization of up to fifteen years if related to stranded cost recoveries or recoveries of basic generation service transition costs, or the remaining term of a purchase power agreement if related to the buyout or buy down of long-term purchase power contracts with NUGs.

On September 20, 2002, the NJBPU issued a Bondable Stranded Costs Rate Order (Financing Order) to ACE authorizing the issuance of $440 million of Transition Bonds. ACE issued Transition Bonds totaling $440 million on December 19, 2002, in accordance with this Financing Order. The proceeds of these bonds will be used to recover the stranded costs associated with the divestiture of the ACE nuclear assets, the buyout of the

Pedricktown NUG contract and the buy down of the American Ref-Fuel NUG contract. Also included in the amount authorized was $20 million of transaction costs and capital reduction costs.

ACE formed ACE Transition Funding during 2001 as a special purpose entity (SPE) for the sole purpose of purchasing and owning the bondable transition property (BTP), issuing transition bonds (Bonds), pledging ACE Transition Funding’s interest in BTP and other collateral to the bond trustee to collateralize the Bonds, and performing activities that are necessary, suitable or convenient to accomplish these purposes. Proceeds from the sale of Bonds were transferred to ACE in consideration for the BTP, and ACE will repurchase debt and/or equity related to the stranded costs and NUG contracts noted above. The Bonds of ACE Transition Funding are included in the accompanying Consolidated Balance Sheets.

On January 31, 2003, ACE filed a petition seeking from the NJBPU an administrative valuation of a portion of the B.L. England Station stranded costs and a finding that such costs may be included as part of the principal amount of transition bonds for which ACE may seek approval under the New Jersey Act. Management anticipates that the necessary approvals will be received from the NJBPU and that a bondable stranded costs rate petition will ultimately be approved, leading to the issuance of additional transition bonds.

Rate Increase

On February 3, 2003, ACE filed a petition with the NJBPU to increase its electric distribution rates and the Regulatory Asset Recovery Charge in New Jersey. The request, if approved, will increase ACE’s annual revenues by approximately $68.4 million. The petition was filed in accordance with the NJBPU’s Final Order in restructuring, which mandated that ACE file a plan to set rates that will be in place when the New Jersey Act’s transition period ends July 31, 2003.

Pepco Regulatory Contingencies

Final briefs on Pepco’s District of Columbia divestiture proceeds sharing application were filed on July 31, 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco’s D.C. Commission approved divestiture settlement that provided for a sharing of any net proceeds from the sale of its generation related assets. A principal issue in the case is whether a sharing between customers and shareholders of the excess deferred income taxes and accumulated deferred investment tax credits associated with the sold assets would violate the normalization provisions of the Internal Revenue Code and implementing regulations. On March 4, 2003, the Internal Revenue Service (IRS) issued a notice of proposed rulemaking (NOPR) that could be relevant to that principal issue. Comments on the NOPR must be filed by June 2, 2003, and the IRS will hold a public hearing on June 2, 2003. Pepco cannot predict whether the IRS will adopt the regulations as proposed, make changes before issuing final regulations or decide not to adopt regulations. Other issues deal with the inclusion of internal costs and cost allocations. Pepco believes that its calculation of the customers’ share of divestiture proceeds is correct. However, the potential exists that Pepco could be required to make additional gain sharing payments to D.C. customers. Such additional payments, which cannot be estimated, would be charged to expense and could have a material adverse effect on results of operations in the quarter and year in which a decision is rendered; however, Pepco does not believe that additional payments, if any, will have a material adverse impact on its financial position. It is impossible to predict when the D.C. Commission will issue a decision.

Pepco filed its divestiture proceeds plan application in Maryland in April 2001. Reply briefs were filed in May 2002 and Pepco is awaiting a Proposed Order from the Hearing Examiner. It is a certainty that some party or parties will appeal the Hearing Examiner’s Proposed Order to the Maryland Commission. The principal issue in the case is the same normalization issue that was raised in the D.C. case. On March 4, 2003, the IRS issued a NOPR that could be relevant to that principal issue. Comments on the NOPR must be filed by June 2, 2003, and the IRS will hold a public hearing on June 2, 2003. Pepco cannot predict whether the IRS will adopt the regulations as proposed, make changes before issuing final regulations or decide not to adopt regulations. Other issues deal with the inclusion of internal costs and cost allocations. Pepco believes that its calculation of the customers’ share of divestiture proceeds is correct. The potential also exists that Pepco would be required to make additional gain sharing payments to Maryland customers. Such additional payments, which cannot be estimated, would be charged to expense and could have a material adverse effect on results of operations in the quarter and year in which a decision is rendered; however, Pepco does not believe that additional payments, if any, will have a material adverse impact on its financial position. It is impossible to predict when the Hearing Examiner or the Maryland Commission will issue their decisions.

In Maryland, in accordance with the terms of an agreement approved by the Maryland Commission, customers who are unable to receive generation services from another supplier, or who do not select another supplier, are entitled to receive services from Pepco until July 1, 2004 (Standard Offer Service or SOS). Pepco has entered into a settlement in Phase I of Maryland Case No. 8908 to extend its provision of SOS services in Maryland. The Settlement is awaiting approval from the Maryland Commission. The Settlement provides for an extension of SOS for four years for residential and small commercial customers, an extension of two years for medium sized commercial customers, and an extension of one year for large commercial customers. The settlement provides for a policy review by the Commission to consider how SOS will be provided after the current extension expires. The settlement provides for SOS to be procured from the wholesale marketplace and that Pepco will be able to recover its costs of procurement and a return.

Full Requirements Contract with Mirant

Under a full requirements contract entered into in 2000 in connection with the purchase by Mirant Corporation of substantially all of Pepco’s electricity generation assets, Mirant is obligated to supply Pepco with all of the capacity and energy needed to fulfill these default service obligations at fixed prices that are lower than currently approved tariff rates that Pepco charges for providing such service. If Mirant were to fail to fulfill its supply obligations, Pepco would have to find alternative sources of supply at rates then prevailing.

Environmental Matters

The Company through its subsidiaries is subject to regulation with respect to the environmental effects of their operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use by various federal, regional, state, and local authorities. Federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or uncontrolled hazardous waste sites. The Company’s subsidiaries may incur costs to clean up facilities found to be contaminated due to current and past disposal practices. The Company’s subsidiaries’ liability for clean-up costs is affected by the activities of these governmental agencies and private land-owners, the nature of past disposal practices, the activities of others (including whether they are able to contribute to clean-up costs), and the scientific and other complexities involved in resolving clean up-related issues (including whether a Pepco Holdings subsidiary or a corporate predecessor is responsible for conditions on a particular parcel). The Company’s current liabilities include approximately $22.7 million as of December 31, 2002, for potential clean-up and other costs related to sites at which a Conectiv subsidiary is a potentially responsible party, alleged to be a third-party contributor, or has made a decision to clean up contamination on its own property. The accrued liability as of December 31, 2002, included $11.2 million for remediation and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant (which was sold on June 22, 2001) and reflects the terms of a related consent agreement reached with the Delaware Department of Natural Resources and Environmental Control during 2001. As a result of discontinuing the second competitive bidding process for ACE’s fossil fuel-fired generating stations, ACE’s anticipated $7 million costs to clean up the Deepwater generating station is included in the previously stated $22.7 million liability. The costs of cleaning up ACE’s B.L. England generating station have not yet been quantified but may exceed $2 million. The Company does not expect such future costs to have a material effect on the Company’s financial position or results of operations.

In April 2002, EPA proposed regulations addressing best technology available for minimizing environmental impact from existing power production cooling water intake structures. The ACE Deepwater electric generating station’s New Jersey Pollution Discharge Elimination System (NJPDES) renewal permit, effective through September 30, 2007 will require a study to evaluate the efficiency of recent changes to the intake structure and other biological impact studies that will be submitted with a permit renewal application in 2007. The NJPDES permit for the B.L. England Station expired in December 1999, but has been administratively extended, through submittal of a renewal application, and the plant continues to operate under the conditions of the existing permit until a renewal permit is issued by the New Jersey Department of Environmental Protection (NJDEP).

A Conectiv subsidiary holds a National Pollution Discharge Elimination System (NPDES) permit for the Edge Moor Power Plant. Studies to determine impacts on aquatic organisms by the plant’s intake structures, required by the existing permit which expires in October 2003, were completed in 2002. The results of these studies and additional site specific studies on alternative technologies are expected to determine whether changes to intake structures are required to comply with any final rule that EPA adopts.

On May 4, 2002, ACE, Conectiv Atlantic Generation, LLC (CAG), and the NJDEP entered into an Administrative Consent Order (ACO) to address ACE’s and CAG’s inability to procure Discrete Emission Reductions (DER) credits to comply with New Jersey’s NOx Reasonable Available Control Technology (RACT) requirements and NJDEP’s allegations that ACE had failed to comply with DER credit use restrictions from 1996 to 2001. The ACO eliminates requirements for ACE and CAG to purchase DER credits for certain ACE and CAG electric generating units through May 1, 2005 and provides, among other things, for installation of new controls on CAG’s electric generating units ($7 million estimated cost), a $1.0 million penalty, a $1.0 million contribution to promote, develop and enhance an urban airshed reforestation project, and operating hour limits at ACE’s Deepwater Unit No. 4.

On July 11, 2001, the NJDEP denied ACE’s request to renew a permit variance, effective through July 30, 2001, that authorized Unit 1 at the B.L. England station to burn coal containing greater than 1% sulfur. ACE has appealed the denial. The NJDEP has issued a number of stays of the denial to authorize ACE to operate Unit 1 with the current fuel until May 29, 2003. NJDEP also issued addendums to the permit/certificate to operate for Unit 1 authorizing trial burns of coal with a sulfur content less than 2.6%. ACE is requesting an extension of the current stay of the denial and submitted final wrap-up reports on the results of its test burns to NJDEP on January 28, 2003. Management is not able to predict the outcome of ACE’s appeal, including the effects, if any, of trial burn results on NJDEP’s position with regard to the denial or the appeal.

In February 2000, the United States Environmental Protection Agency (USEPA) and NJDEP requested information from ACE regarding the operation of coal-fired boilers at ACE’s B.L. England and Deepwater generating stations. As of December 2002, in responding to this request and numerous subsequent requests, ACE has provided more than 24,000 pages of documents covering activities at B.L. England and Deepwater since 1978 to USEPA and NJDEP. USEPA has sought this information pursuant to its authority under Clean Air Act Section 114, and the ACE requests are similar to those that USEPA has made of other electric utilities to determine compliance with New Source Review (NSR) Prevention of Significant Deterioration (PSD) and non-attainment NSR requirements. Similar inquiries have resulted in the filing of federal lawsuits against utilities in the South and Midwest. A number of settlements of litigation brought as a result of such inquiries alleging violations of NSR standards have been announced. In January 2002, the Department of Justice completed its review of the USEPA’s enforcement actions and concluded that the USEPA has a reasonable basis on which to pursue NSR enforcement. On December 31, 2002, EPA published an NSR reform package including both proposed and final rules. The proposed rule offers options for clarifying the routine maintenance, repair and replacement exclusion to the NSR rules. It is unclear how EPA’s proposed reform rules will ultimately impact the on-going NSR enforcement actions; however, EPA officials have indicated their intention to continue with the NSR enforcement initiative targeting alleged past violations under the current rules. ACE met with EPA and NJDEP in May 2002 to discuss NSR issues. Since then, ACE entered into a confidentiality agreement with the government agencies. The Company does not believe that it has violated NSR requirements. Management cannot predict the impact of the USEPA/NJDEP inquiries or proposal on B.L England or Deepwater operations.

In October 1995, Pepco received notice from the EPA that it, along with several hundred other companies, may be a potentially responsible party (PRP) in connection with the Spectron Superfund Site located in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling, and processing facility from 1961 to 1988. In August 2001, Pepco entered into a Consent Decree for de minimis parties with EPA to resolve its liability at this site. Pursuant to the consent decree, in return for a de minimis payment by Pepco to the United States and a group of PRPs, those parties covenant not to sue Pepco for past and future costs of remediation at the site and the United States will also provide contribution protection against third party claims related to response actions at the site. Natural resource damages, if any, are not covered by the Consent Decree. Court approval of the Consent Decree is pending. Pepco believes that its liability at this site, pursuant to the terms of the Consent Decree, will not have a material adverse effect on its financial position or results of operations.

In June 1992, EPA identified ACE as a PRP at the Bridgeport Rental and Oil Services (BROS) superfund site in Logan Township, New Jersey. In September 1996, ACE along with other PRPs signed a consent decree with EPA and NJDEP to address remediation of the Site. ACE’s liability is limited to 0.232 percent and ACE has made contributions of approximately $105,000. The Phase 2 Remedial Investigation/Feasibility Study (RI/FS) to address groundwater and wetlands contamination is scheduled to be completed in September 2003. ACE believes that its liability at this site will not have a material adverse effect on its financial position or results of operations.

In November 1991, NJDEP identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with other PRPs, signed an Administrative Consent Order (ACO) with NJDEP to remediate the Site. The soil cap remedy for the Site has been completed and the NJDEP conditionally approved the Remedial Action Report in January 2003. The results of groundwater monitoring over the next year will help to determine the extent of post-remedy operation and maintenance costs.

In December 1987, Pepco was notified by the EPA that it, along with several other utilities and nonutilities, is a PRP in connection with the polychlorinated biphenyl compounds (PCBs) contamination of a Philadelphia, Pennsylvania, site owned by a nonaffiliated company. In the early 1970s, Pepco sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the site. In October 1994, a Remedial Investigation/Feasibility Study (RI/FS) including a number of possible remedies was submitted to the EPA. In December 1997, the EPA signed a ROD that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In June 1998, the EPA issued a unilateral Administrative Order to Pepco and 12 other PRPs to conduct the design and actions called for in the ROD. At December 31, 2002, Pepco has accrued $1.7 million for its share of these costs. Pepco believes that its liability at this site will not have a material adverse effect on its financial position or results of operations.

Pepco’s Benning Service Center facility operates under a National Pollutant Discharge Elimination System (NPDES) permit. The EPA issued an NPDES permit for this facility in November 2000. Pepco has filed a petition with the EPA Environmental Appeals Board seeking review and reconsideration of certain provisions of the EPA’s permit determination. In May 2001, Pepco and the EPA reached a settlement on Pepco’s petition, pursuant to which the EPA withdrew certain contested provisions of the permit and agreed to issue a revised draft permit for public comment. As of December 31, 2002, the EPA has not issued a revised permit and Pepco is operating pursuant to the November 2000 permit absent the withdrawn conditions in accordance with the settlement agreement.

In the late 1980’s DPL was identified by EPA as a PRP at the Spectron Superfund Site located in Elkton, Maryland. The site was operated as a hazardous waste disposal, recycling, and processing facility from 1961 to 1988. The PRP Group determined that in 1987 and 1988 DPL sent 440 gallons of waste paint to the site. DPL paid $290.40 in connection with a Consent Agreement as a Non-Performing Settling Party to resolve its liability for Phase I activities at the site. In September 1991 DPL made an additional $500 payment pursuant to a second Administrative Consent Order initiating Phase II activities. The site was added to the National Priorities List in 1994. In February 2003, the PRP Group informed DPL that DPL was a de micromis party at the Site because its 440 gallon contribution to the Site was less than EPA’s 890 gallon threshold for de minimis status and that DPL has no further liability for contribution to the Site’s remediation fund.

In the late 1980’s, DPL was notified by the EPA that it, along with several other utilities and nonutilities was a PRP in connection with the polychlorinated biphenyl compounds (PCBs) contamination at the Metal Bank/Cottman Avenue site located in Philadelphia, Pennsylvania at which the Site owner, from 1968 to 1972, drained oil from used transformers to reclaim copper. Based on the PRP group’s determination that DPL sent 102 transformers to the Site, DPL was allocated responsibility for 0.24 percent of remediation costs. In October 1994, a Remedial Investigation/Feasibility Study (RI/FS) including a number of possible remedies was submitted to the EPA. In December 1997, the EPA signed a Record of Decision (ROD) that set forth a selected remedial action plan with estimated implementation costs of approximately $17 million. In 1999, DPL entered into a de minimis settlement with EPA and paid approximately $107,000 to resolve its liability for cleanup costs at the Site. The de minimis settlement did not resolve DPL’s responsibility for natural resource damages, if any, at the Site. DPL believes that its liability at this site will not have a material adverse effect on its financial position or results of operations.

Litigation

During 1993, Pepco was served with Amended Complaints filed in three jurisdictions (Prince George’s County, Baltimore City and Baltimore County), in separate ongoing, consolidated proceedings each denominated, “In re: Personal Injury Asbestos Case.” Pepco (and other defendants) were brought into these cases on a theory of premises liability under which plaintiffs argue that Pepco was negligent in not providing a safe work environment for employees or its contractors who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their Complaints. While the pleadings are not entirely clear, it appears that each plaintiff seeks $2 million in compensatory damages and $4 million in punitive damages from each defendant. In a related proceeding in the Baltimore City case, Pepco was served, in September 1993, with a third-party complaint by Owens Corning Fiberglass, Inc. (Owens Corning) alleging that Owens Corning was in the process of settling approximately 700 individual asbestos-related cases and seeking a judgment for contribution against Pepco on the same theory of alleged negligence set forth above in the plaintiffs’ case. Subsequently, Pittsburgh Corning Corp. (Pittsburgh Corning) filed a third-party complaint against Pepco, seeking contribution for the same plaintiffs involved in the Owens Corning third-party complaint. Since the initial filings in 1993, approximately 90 additional individual suits have been filed against Pepco. The third-party complaints involving Pittsburgh Corning and Owens Corning were dismissed by the Baltimore City Court during 1994 without any payment by Pepco. As of December 31, 2002, approximately 200 cases were pending against Pepco. Of the 200 remaining asbestos cases pending against Pepco, approximately 35 of those cases have been tendered to Mirant for defense and indemnification pursuant to the Asset Purchase and Sale Agreement which was executed in December 2000. While the aggregate amount specified in the remaining suits would exceed $400 million, Pepco believes the amounts are greatly exaggerated, as were the claims already disposed of. The amount of total liability, if any, and any related insurance recovery cannot be precisely determined at this time; however, based on information and relevant circumstances known at this time, Pepco does not believe these suits will have a material adverse effect on its financial position. However, an unfavorable decision rendered against Pepco could have a material adverse effect on results of operations in the year in which a decision is rendered.

On April 7, 2000, approximately 139,000 gallons of oil leaked from a pipeline at a generation station that was owned by Pepco at Chalk Point in Aquasco, Maryland. The pipeline was operated by Support Terminals Services Operating Partnership LP, an unaffiliated pipeline management company. The oil spread from Swanson Creek to the Patuxent River and several of its tributaries. The area affected covers portions of 17 miles of shoreline along the Patuxent River and approximately 45 acres of marshland adjacent to the Chalk Point property. As a result of the oil spill, eleven class action lawsuits and two additional lawsuits on behalf of a number of Southern Maryland residents, businesses and watermen were filed against Pepco. On November 27, 2001, Pepco and ST Services entered into a Settlement Agreement with the various plaintiffs to settle all pending class action litigation stemming from the oil spill. Under the Settlement Agreement, a total of $2.25 million was placed in an escrow account to be distributed to watermen and property owner class members pursuant to a Plan of Distribution filed with the Court. On December 27, 2001, the Court entered an “Order Certifying Settlement Classes and Preliminarily Approving Proposed Settlement,” which was approved in April 2002. In April 2002, the Claims Administrator provided the Court with a list of those members of the Settlement Classes which had timely excluded themselves from the Settlement Agreement. Approximately 80 class members elected to exclude themselves from the terms of the November 27, 2001 Settlement Agreement.

On December 2, 2001, Enron North America Corp. and several of its affiliates filed for protection under the United States Bankruptcy Code. In December 2001, DPL and Conectiv Energy Supply, Inc. (CESI) terminated all transactions under various agreements with Enron North America Corp. and Enron Power Marketing, Inc. (EPMI and, together with Enron North America Corp., Enron). In late January 2003, after several months of discussions attempting to arrive at a settlement with Enron concerning the amount owed by Delmarva and CESI, EPMI filed an adversary complaint (the Complaint) against CESI in the Bankruptcy Court for the Southern District of New York. The Complaint seeks an order from the Bankruptcy Court that, among other things, (1) awards damages in the amount of approximately $11.7 million, plus interest and attorney’s fees and additional damages (in an amount to be determined at trial), (2) declares unenforceable the provisions of the master power purchase and sale agreement (MPPSA) between CESI and EPMI that permitted CESI to set off against any amounts CESI owes EPMI under the MPPSA any amounts due by EPMI or any of its affiliates to CESI or any of its affiliates under any agreements among EPMI or any of its affiliates and CESI and any of its affiliates, and (3) declares that the arbitration provision in the MPPSA should not be enforced. CESI disagrees with Enron’s calculation of the amount due (CESI’s calculations result in an amount due of approximately $3.8 million) and believes that Enron’s other claims are without merit. CESI’s response to the Complaint is due on April 7, 2003. At the present time, it is not possible to predict the outcome of this suit or to estimate with specificity the amount that CESI will ultimately pay Enron; however, based on, among other factors, the specific provisions in the applicable contracts of the Conectiv subsidiaries with Enron and applicable legal principles, Management does not believe that the Company has material financial exposure related to the Enron bankruptcy.

The Company, through its subsidiaries, is involved in other legal and administrative (including environmental) proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Management is of the opinion that the final disposition of these proceedings will not have a material adverse effect on the Company’s financial position or results of operations.

Third Party Guarantees

At December 31, 2002, Pepco Holdings and its subsidiaries guaranteed $416.5 million of third party obligations. The detail of these guarantees is summarized below.

	Guarantor
	PHI	Conectiv	PCI	Total
	(Dollars in Millions)
Energy trading obligations of Conectiv Energy	$80.7	$136.3	—	$217.0
Energy trading obligations of Pepco Energy Services	36.9	—	—	36.9
Construction performance guarantees	85.3	36.6	—	121.9
Other	—	28.2	12.5	40.7

Total	$202.9	$201.1	$12.5	$416.5

Pepco Holdings and the above referenced significant subsidiaries guarantee payments to counter-parties related to routine energy trading obligations, including requirements under BGS contracts for ACE. A portion of Conectiv’s Mid-merit plant program and the energy management programs of Pepco Energy Services contains construction payment guarantees. Pepco Holdings also has investments in partnerships and joint ventures, which are accounted for under the equity method of accounting. Pepco Holdings and its subsidiaries guarantee certain payment and performance obligations associated with these unconsolidated entities.

Dividends Declared

Pepco Holdings’ Board of Directors has declared a quarterly dividend on common stock of $.25 per share to be paid March 31, 2003, to shareholders of record on March 10, 2003.

* * * * * * * * * * * * * * * * * * * * * * * * *

(14)     QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
	(Millions of Dollars, except Per Share Data)
2002
Total Operating Revenue	$489.2	581.2	1,641.2	1,607.5	4,324.5
Total Operating Expenses	$426.3	481.8	1,383.4	1,484.7	3,778.9
Operating Income	$62.9	99.4	257.8	122.8	545.6
Other (Expenses)	$(24.9)	(25.0)	(62.2)	(75.3)	(190.4)
Preferred Stock Dividend Requirements of Subsidiaries	$3.6	3.6	6.1	7.4	20.6
Income Tax Expense	$11.1	25.1	74.3	13.6	124.1
Net Income	$23.3	45.7	115.2	26.3	210.5
Basic Earnings Per Share of Common Stock	$.22	.43	.80	.16	1.61
Diluted Earnings Per Share of Common Stock	$.22	.43	.80	.16	1.61
Cash Dividends Per Common Share	$.25	.25	.25	.25	1.00

2001
Total Operating Revenue	$607.0	592.0	720.0	481.9	2,400.5
Total Operating Expenses	$474.7	492.5	586.8	489.3	2,034.1
Operating Income	$132.8	99.5	133.2	(7.4)	366.4
Other (Expenses)	$(19.0)	(28.4)	(25.1)	(32.4)	(105.3)
Preferred Stock Dividend Requirements of Subsidiaries	$3.5	3.6	3.6	3.6	14.3
Income Tax Expense (Benefit)	$46.6	19.3	35.8	(26.2)	83.5
Net Income (Loss)	$63.7	48.2	68.7	(17.2)	163.4
Basic Earnings (Loss) Per Share of Common Stock	$.58	.45	.64	(.16)	1.51
Diluted Earnings (Loss) Per Share of Common Stock	$.57	.45	.64	(.16)	1.50
Cash Dividends Per Common Share	$.415	.25	.25	.25	1.165

NOTES:	As a result of the merger transaction that was completed on August 1, 2002, the third and fourth quarter 2002 results are not comparable with the prior years presented. For additional information, refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations “Overview” and “Lack of Comparability of Operating Results with Prior Years” sections, herein.

The Company’s subsidiaries’ sales of electric energy are seasonal and, accordingly, comparisons by quarter within a year are not meaningful. The totals of the four quarterly basic earnings per common share and diluted earnings per common share may not equal the basic earnings per common share and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year and, with respect to the diluted earnings per common share, changes in the amount of dilutive securities.

All periods presented include the reclassification of revenues and expenses required by EITF 02-3.

BOARD OF DIRECTORS AND OFFICERS

Directors	Officers

Edmund B. Cronin, Jr.[1,2]

Chairman of the Board,

President and Chief Executive Officer

Washington Real Estate

Investment Trust

Rockville, Maryland

(Real estate investment trust)

John M. Derrick, Jr.[3]

Chairman of the Board and

Chief Executive Officer

Pepco Holdings, Inc.

Terence C. Golden[1],4

Chairman

Bailey Capital Corporation

Washington, D.C.

(Private investment company)

George F. MacCormack[1,2]

Group Vice President

Dupont

Wilmington, Delaware

(Manufacturing)

Richard B. McGlynn[1,3,4]

Attorney

Retired Vice President and General Counsel

United Water Resources, Inc.

Judith A. McHale [2,4]

President and

Chief Operating Officer

Discovery Communications, Inc.

Silver Spring, Maryland

(Cable television, real-world media and entertainment)

Floretta D. McKenzie[2,3,4]

Founder and Chairwoman

The McKenzie Group, Inc.

Washington, D.C. (Educational consulting)

Lawrence C. Nussdorf[1],[4]

President and Chief Operating Officer

Clark Enterprises, Inc. Bethesda, Maryland

(Real estate and construction)

Peter F. O’Malley[2,4]

Of Counsel
O’Malley, Miles, Nylen & Gilmore, P.A.
Calverton, Maryland
(Law)

Pauline A. Schneider[1,2] Partner
Hunton & Williams

Washington, D.C.

(Law)

Dennis R. Wraase[3] President and Chief Operating Officer
Pepco Holdings, Inc.

A. Thomas Young[2,4] Retired Executive Vice President
Lockheed Martin Corporation

John M. Derrick, Jr. Chairman of the Board and Chief Executive Officer

Dennis R. Wraase President and Chief Operating Officer

William T. Torgerson Executive Vice President, External Affairs and General Counsel

Thomas S. Shaw Executive Vice President
(President and Chief Operating Officer, Conectiv)

Andrew W. Williams

Senior Vice President and Chief Financial Officer

Barbara S. Graham

Senior Vice President

E. R. Mayberry

Senior Vice President
(President and
Chief Executive Officer, Pepco Energy Services, Inc.)

John D. McCallum

Senior Vice President
(President and
Chief Executive Officer, Potomac Capital Investment Corporation)

Beverly L. Perry

Senior Vice President

Joseph M. Rigby

Senior Vice President
(President and
Chief Executive Officer, Atlantic City Electric Company and President, Delmarva Power & Light Company)[5]

William J. Sim

Senior Vice President
(President and
Chief Operating Officer, Potomac Electric Power Company)

William H. Spence

Senior Vice President
(President and
Chief Operating Officer, Conectiv Energy Holding Company)

Denis M. Canty

Vice President, Supply Chain Management

Kenneth P. Cohn

Vice President and

Chief Information Officer

Jill R. Downs

Vice President, Corporate Communications

Kirk J. Emge

Vice President,

Legal Services

Anthony J. Kamerick

Vice President and Treasurer

James P. Lavin

Vice President and Controller

James S. Potts

Vice President, Safety and Environment

Michael Ratchford

Vice President, Federal Affairs

Ellen Sheriff Rogers

Vice President, Corporate Governance, Secretary and Assistant Treasurer

Barbara J. Williams

Vice President,

Human Resources

Karen G. Almquist

Assistant Treasurer and Assistant Secretary

Donna J. Kinzel

Assistant Treasurer

Kathy A. White

Assistant Controller

Anton Zeithammel

Assistant Controller

[1]   Member of the Audit Committee of which Mr. Cronin is Chairman.

[2]   Member of the Corporate Governance Committee of which Mr. O’Malley is Chairman.

[3]   Member of the Executive Committee of which Dr. McKenzie is Chairman.

[4] Member of the Human Resources Committee of which Mr. Young is Chairman. [5] Conectiv Power Delivery is comprised of the operations of Atlantic City Electric Company and Delmarva Power & Light Company.

INVESTOR INFORMATION

Fiscal Agents

Common Stock and All Series of Potomac Electric Power Company Preferred Stock

Co-Transfer Agent:

Mellon Investor Services, South Hackensack, N.J.  (See contact information in right-hand column.)  Co-Transfer Agent and Registrar:

PHI Service Company, Washington, D.C.  (See contact information in right-hand column.)

Pepco Holdings, Inc. Notes, Potomac Electric Power Company Bonds, Atlantic City Electric Company Bonds, Potomac Electric Power Company Trust I preferred securities and Atlantic Capital II preferred securities

The Bank of New York

P.O. Box 11265

Church Street Station

New York, NY 10286

Toll Free:    1-800-548-5075

All Series of Delmarva Power & Light Company and Atlantic City Electric Company Preferred Stock

The Bank of New York

P.O. Box 11258

Church Street Station

New York, NY 10286

Toll Free:    1-800-524-4458

Delmarva Power Financing I

Wilmington Trust

Corporate Trust Department

1100 N. Market Street

Wilmington, DE 19890

Telephone:    302-636-6016

Delmarva Power & Light Company Bonds

JP Morgan Chase Bank

Institutional Trust Service  4 New York Plaza, 15th Floor

New York, NY 10004

Telephone:    1-800-275-2048

Investment Analyst Contact:

Ernest J. Bourscheid, Manager—Investor Relations

Telephone:    202-872-2797

E-mail:    ejbourscheid@pepco.com

Stock Exchange Listing

The Company’s common stock is listed on the New York Stock Exchange under the symbol: POM

Additional Information

Pepco Holdings, Inc.

701 Ninth Street, N.W.

Washington, D.C. 20068

Telephone:    202-872-2000

The PHI Service Company Shareholder Service Department maintains the records for the Pepco Holdings common and the Potomac Electric Power Company preferred stock. The department also maintains all of the records for the Shareholder Dividend Reinvestment Plan (DRP). For information on these and all other shareholder matters, please write or call:

PHI Service Company  Shareholder Service Department

P.O. Box 97256

Washington, D.C. 20090-7256

Telephone:    Washington metropolitan area:

     202-872-3183

Toll free:    1-800-527-3726

In addition, contact the Shareholder Service Department to receive the following material:

•	The annual report to the Securities and Exchange Commission on Form 10-K
•	Enrollment form for the DRP
•	Enrollment form for the automatic deposit of dividends

Visit Pepco Holdings on the Internet at  http://www.pepcoholdings.com

Communications with regard to transfer and reissue of shares of Pepco Holdings common stock (other than those enrolled in the DRP) should be sent to the Co-Transfer Agent:

Mellon Investor Services

Customer Service Department

P.O. Box 3312

South Hackensack, NJ 07606

Telephone:    1-800-851-9677

To exchange Pepco or Conectiv common stock certificates for Pepco Holdings stock certificates, please contact the Exchange Agent: Mellon Investor Services, Telephone:    1-800-774-5469 (Conectiv)                                          1-888-566-4472 (Pepco)

Stock Market Information

2002	High	Low	2001	High	Low
1st Quarter	$23.69	$21.70	1st Quarter	$24.90	$20.20
2nd Quarter	$23.83	$19.10	2nd Quarter	$23.84	$20.08
3rd Quarter	$21.88	$15.37	3rd Quarter	$22.78	$20.61
4th Quarter	$21.08	$18.30	4th Quarter	$22.95	$20.62
(Close on December 31, 2002: $19.39)			(Close on December 31, 2001: $22.57)
Number of Shareholders at December 31, 2002: 88,361

Printed on recycled paper.

701 Ninth Street, N.W.

Washington, D.C. 20068

Annual Meeting of Shareholders — April 25, 2003	PROXY

The undersigned hereby appoints JOHN M. DERRICK, JR., DENNIS R. WRAASE, WILLIAM T. TORGERSON and THOMAS S. SHAW, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, April 25, 2003 at 10 a.m. at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting.

If shares of Pepco Holdings, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans of Conectiv or its subsidiaries and voting rights attached to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective Trustee of each applicable Voting Plan to vote all shares of Pepco Holdings, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

Unless indicated to the contrary, this Proxy shall be deemed to grant authority to vote FOR Item 1 and AGAINST Item 2, and in the discretion of the proxy (or, in the case of a Voting Plan, in the discretion of the Voting Plan Trustee) upon such other matters.

This Proxy is solicited on behalf of

the Board of Directors of Pepco Holdings, Inc.

Continued on reverse side

Your Internet or telephone vote authorizes the proxies to

vote your shares in the same manner as if you completed this proxy card.

SHAREHOLDER SERVICE DEPARTMENT P.O. BOX 97256 WASHINGTON, DC 20090-7256

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Pepco Holdings, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    ☒                PEH101            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEPCO HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1:

I. Election of Directors The Board of Directors recommends a vote “FOR” the nominees listed below: (01) Terence C. Golden (02) George F. MacCormack (03) Floretta D. McKenzie (04) Lawrence C. Nussdorf	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 2: 2. Shareholder Proposal Evelyn Y. Davis -Require election of all directors annually	For ☐	Against ☐	Abstain ☐

Please sign below, exactly as your name or names appear on this proxy. Attorneys, executors, administrators,

trustees and corporate officials should indicate the capacity in which they are signing. Shares held in the

Shareholder Dividend Reinvestment Plan are voted on this Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date